UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(A) of the Securities Exchange Act of 1934

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FREESCALE SEMICONDUCTOR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Freescale Semiconductor, Inc.

6501 William Cannon Drive West

Austin, Texas 78735

October 19, 2006

Dear Stockholder:

The board of directors of Freescale Semiconductor, Inc., a Delaware corporation, acting upon the unanimous recommendation of the special committee of Freescale’s board of directors, has unanimously approved a merger agreement providing for the acquisition of Freescale by Firestone Holdings LLC, an entity controlled by a consortium of private equity funds. The consortium is led by The Blackstone Group and includes The Carlyle Group, funds advised by Permira Advisers LLC and Texas Pacific Group. If the merger contemplated by the merger agreement is completed, you will be entitled to receive $40.00 in cash, without interest and less any applicable withholding tax, for each share of the Class A Common Stock and/or Class B Common Stock owned by you (unless you have exercised your appraisal rights with respect to the merger).

At a special meeting of our stockholders, you will be asked to vote on a proposal to adopt the merger agreement. The special meeting will be held on November 13, 2006 at 8:30 a.m. local time, at the Company’s executive offices located at 6501 William Cannon Drive West, Austin, Texas 78735. Notice of the special meeting and the related proxy statement are enclosed.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully. You may also obtain more information about Freescale from documents we have filed with the Securities and Exchange Commission.

Our board of directors has unanimously determined that the merger is fair to and in the best interests of Freescale and its stockholders and unanimously recommends that you vote “FOR” the adoption of the merger agreement. This recommendation is based, in large part, upon the unanimous recommendation of the special committee of the board of directors consisting of five independent directors.

Your vote is very important. We cannot complete the merger unless a majority of the votes entitled to be cast by the holders of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, are cast in favor of the adoption of the merger agreement. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you have Internet access, we encourage you to record your vote via the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Thank you in advance for your cooperation and continued support.

Sincerely,

Michel Mayer

Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated October 19, 2006, and is first being mailed to stockholders on or about October 20, 2006.

Freescale Semiconductor, Inc.

6501 William Cannon Drive West

Austin, Texas 78735

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On November 13, 2006

Dear Stockholder:

A special meeting of stockholders of Freescale Semiconductor, Inc., a Delaware corporation (the “Company”), will be held on November 13, 2006, at 8:30 a.m. local time, at the Company’s executive offices located at 6501 William Cannon Drive West, Austin, Texas 78735, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 15, 2006, by and among the Company, Firestone Holdings LLC, a Delaware limited liability company (“Parent”), and Firestone Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) and each outstanding share of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and the Company’s Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”) (other than shares held in treasury or owned by Parent or Merger Sub, including any shares acquired by Parent immediately prior to the effective time of the Merger pursuant to equity rollover commitments or other agreements with holders of shares, if any, and shares held by stockholders, if any, who have properly demanded statutory appraisal rights, if any), will be converted into the right to receive $40.00 in cash, without interest and less any applicable withholding tax.

2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.

Only stockholders of record on October 18, 2006 are entitled to notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

The adoption of the Merger Agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you have Internet access, we encourage you to record your vote via the Internet. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption of the Merger Agreement, but will not affect the outcome of the vote regarding the adjournment proposal, if necessary. If you are a stockholder of record, voting in person at the meeting will revoke any proxy previously submitted. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the meeting.

Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives) holding admission tickets or other evidence of ownership. The admission ticket is detachable from your proxy card. If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of Class A Common Stock and/or Class B Common Stock and photo identification.

Stockholders of the Company who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Class A Common Stock and/or Class B Common Stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO RECORD YOUR VOTE VIA THE INTERNET. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

By Order of the Board of Directors,

John D. Torres

Secretary

Austin, Texas

October 19, 2006

i

Annex A	Agreement and Plan of Merger
Annex B	Opinion of Goldman, Sachs & Co.
Annex C	Section 262 of the Delaware General Corporation Law

ii

References to “Freescale,” the “Company,” “we,” “our” or “us” in this proxy statement refer to Freescale Semiconductor, Inc. and its subsidiaries unless otherwise indicated by context.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 82.

The Parties to the Merger (Page 15)

Freescale, a Delaware corporation, became a publicly traded company in July 2004 after more than 50 years of operating in the semiconductor industry. Freescale designs and manufactures embedded semiconductors for the automotive, consumer, industrial, networking and wireless markets in more than 30 countries. Freescale offers families of embedded processors, which include microcontrollers, digital signal processors and communications processors. The Company also offers a portfolio of complementary devices that facilitate connectivity between products, across networks and to real-world signals, such as sound, vibration and pressure. Its complementary products include sensors, radio frequency semiconductors, power management and other analog and mixed-signal integrated circuits. Freescale is organized into three primary business groups: Transportation and Standard Products Group, Networking and Computing Systems Group, and Wireless and Mobile Solutions Group.

Firestone Holdings LLC (“Parent”) is a newly formed Delaware limited liability company. Parent was formed solely for the purpose of effecting the Merger (as defined below) and the transactions related to the Merger. Parent has not engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Parent is an entity controlled by a consortium of private equity funds. The consortium is led by The Blackstone Group, and includes The Carlyle Group, funds advised by Permira Advisers LLC and Texas Pacific Group (each an “Investor,” and collectively the “Investor Group”).

Firestone Acquisition Corporation, a newly organized Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), was organized solely for the purpose of completing the Merger. Merger Sub has not engaged in any business except activities incidental to its organization and in connection with the transactions contemplated by the Merger Agreement.

The Merger (Page 19)

The Agreement and Plan of Merger (the “Merger Agreement”) provides that Merger Sub will merge with and into Freescale (the “Merger”). Freescale will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue to do business as “Freescale Semiconductor, Inc.” following the Merger. In the Merger, each outstanding share of Freescale capital stock (consisting of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and Class B Common Stock, par value $0.01 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”)), (other than shares of Common Stock held in treasury or owned by Parent or Merger Sub, including any shares acquired by Parent immediately prior to the effective time of the Merger pursuant to equity rollover commitments or other agreements with holders of shares of Common Stock, if any, and shares held by stockholders, if any, who have properly demanded statutory appraisal rights, if any) will be converted into the right to receive $40.00 in cash, without interest and less any applicable withholding tax, which we refer to in this proxy statement as the merger consideration.

Effects of the Merger (Page 58)

If the Merger is completed, you will be entitled to receive $40.00 in cash, without interest and less any applicable withholding taxes, for each share of Class A Common Stock and Class B Common Stock owned by you, unless you have exercised your statutory appraisal rights with respect to the Merger. As a result of the Merger, Freescale will cease to be an independent, publicly traded company. You will not own any shares of the Surviving Corporation.

The Special Meeting (Page 16)

Time, Place and Date (Page 16)

The special meeting will be held on November 13, 2006, starting at 8:30 a.m. local time, at the Company’s executive offices located at 6501 William Cannon Drive West, Austin, Texas 78735.

Purpose (Page 16)

You will be asked to consider and vote upon the adoption of the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company.

Record Date and Quorum (Page 16)

You are entitled to vote at the special meeting if you owned shares of Common Stock at the close of business on October 18, 2006, the record date for the special meeting. You will have one vote for each share of Class A Common Stock that you owned on the record date and five votes for each share of Class B Common Stock that you owned on the record date. As of the record date there were 142,230,623 shares of Class A Common Stock outstanding and entitled to vote and 269,978,659 shares of Class B Common Stock outstanding and entitled to vote. A majority of the total voting power of Common Stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals.

Vote Required (Page 16)

The adoption of the Merger Agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock voting together as a single class. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the combined voting power of Common Stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

Common Stock Ownership of Directors and Executive Officers (Page 16)

As of the record date, the directors and executive officers of Freescale held less than 1% in the aggregate of the shares of the Class A Common Stock and less than 1% in the aggregate of the shares of the Class B Common Stock entitled to vote at the special meeting. In the aggregate, these shares represent less than 1% of the voting power necessary to adopt the Merger Agreement at the special meeting. Each of our directors and executive officers has advised us that they plan to vote all of their shares in favor of the adoption of the Merger Agreement.

Voting and Proxies (Page 17)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, the Internet, by returning the enclosed proxy card by mail, or by voting in person by appearing at the special meeting. If your shares of Common Stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of Common Stock using the instructions provided by your broker. If you do not provide your broker with instructions, your shares of Common Stock will not be voted and that will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. The persons named in the accompanying proxy will also have discretionary authority to vote on any adjournments or postponements of the special meeting.

Revocability of Proxy (Page 17)

Any stockholder of record who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted at the special meeting in any one of the following ways:

•	if you hold your shares in your name as a stockholder of record, by notifying our Secretary, John D. Torres, at 6501 William Cannon Drive West, Austin, Texas 78735;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares of Common Stock, by following the directions received from your broker, bank or other nominee to change those instructions.

Treatment of Options and Other Awards (Page 58)

Stock Options. Upon the consummation of the Merger, except as otherwise agreed to by the holder and Parent or with respect to stock options held by employees of the Company in France and the United Kingdom, all outstanding options to acquire Common Stock under the Company’s equity incentive plans will become fully vested. All such options not exercised prior to the Merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the options multiplied by the amount (if any) by which $40.00 exceeds the exercise price, without interest and less any applicable withholding taxes.

Stock Appreciation Rights. Upon the consummation of the Merger, all stock appreciation rights will become fully vested and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the stock appreciation rights multiplied by the amount (if any) by which $40.00 exceeds the exercise price, without interest and less any applicable withholding taxes.

Restricted Stock Units. Upon the consummation of the Merger, except as otherwise agreed by a holder and Parent or with respect to restricted stock units held by employees of the Company in France and the United Kingdom, all restricted stock units will vest and those units will be cancelled and converted into the right to receive a cash payment equal to the number of restricted stock units multiplied by $40.00, without interest and less any applicable withholding taxes.

The Company is evaluating alternatives to determine the most appropriate treatment of stock options and restricted stock units held by employees of the Company in France and the United Kingdom given individual and corporate income tax considerations.

Employee Stock Purchase Plan. At least thirty (30) days prior to the consummation of the Merger, the then-current offering period under our Employee Stock Purchase Plan will be terminated and all funds in each participant’s account will be applied toward the purchase of shares of Class A Common Stock on the terms and conditions set forth under our Employee Stock Purchase Plan. Thereafter, those shares will be entitled to receive the merger consideration on the same basis as other shares of Common Stock.

Recommendation of the Special Committee and Our Board of Directors (Page 32)

Special Committee. The special committee is a committee of independent members of our board of directors that was formed on June 2, 2006 for the purpose of evaluating strategic alternatives of the Company. The special committee unanimously determined that the Merger is in the best interests of Freescale and its stockholders, and declared it advisable, to enter into the Merger Agreement and unanimously recommended that the board of directors (i) approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contained therein and (ii) resolve to recommend that the stockholders of Freescale approve the adoption of the Merger Agreement. For a discussion of the material factors considered by the special committee in reaching its conclusions, see “The Merger—Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors” beginning on page 32.

Board of Directors. The board of directors, acting upon the unanimous recommendation of the special committee, unanimously (i) determined that the Merger is in the best interests of the Company and the holders of Common Stock, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) resolved to recommend that the stockholders approve the adoption of the Merger Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the special meeting and (iv) took all necessary steps so that the provisions of Section 203 of the DGCL and any “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover laws or regulations of any jurisdiction that may purport to be applicable to the Merger Agreement do not apply to the execution and delivery of the Merger Agreement and the transactions contemplated thereby. The board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 46)

In considering the recommendation of the board of directors, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder, and that may present actual or potential conflicts of interest.

Opinion of Goldman, Sachs & Co. (Page 34)

Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to our board of directors that, as of September 15, 2006 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by the holders of shares of Common Stock (other than the shares of Common Stock held by affiliates of Freescale who have an understanding, arrangement or other agreements with Parent or the Surviving Corporation or any of their affiliates, including any shares of Common Stock acquired by Parent immediately prior to the effective time of the Merger pursuant to any equity rollover commitments or other agreements with holders of shares of Common Stock) pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares, in the aggregate.

The full text of the written opinion of Goldman Sachs, dated September 15, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of our shares of Common Stock should vote with respect to the Merger.

Financing (Page 42)

Parent and Merger Sub estimate that the total amount of funds necessary to consummate the Merger and related transactions will be approximately $19 billion, which will be funded by new credit facilities, private offerings of debt securities and equity financing, and to the extent available, cash of the Company. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided. See “The Merger—Financing of the Merger” beginning on page 42. The following arrangements are in place for the financing for the Merger, including the payment of related transaction costs, charges, fees and expenses:

Equity Financing. Parent has received equity commitment letters from each Investor, pursuant to which, and subject to the conditions contained therein, the Investors have agreed severally to make or secure aggregate capital contributions of up to $7.15 billion to Parent.

Debt Financing. Parent has received a debt commitment letter from Credit Suisse, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Lehman Brothers Inc., Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank, UBS Securities LLC, UBS Loan Finance LLC, Bear, Stearns & Co. Inc. and Bear Stearns Corporate Lending Inc. (collectively the “Lender Parties”) to provide (a) up to $4.25 billion of term loan and revolving credit loans under senior secured credit facilities, (b) up to $4.35 billion of senior unsecured loans under a bridge facility and (c) up to $1.80 billion of senior subordinated loans under a bridge facility.

Regulatory Approvals (Page 55)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the Merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”), and the applicable waiting period has expired or been terminated. Freescale and Parent filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ, and early termination of the applicable waiting period has been granted.

The Merger is also subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions.

Material United States Federal Income Tax Consequences (Page 53)

The exchange of shares of Common Stock for cash pursuant to the Merger Agreement generally will be a taxable transaction for U.S. federal income tax purposes. Stockholders who exchange their shares of Common Stock in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received in the Merger and their adjusted tax basis in their shares of Common Stock. You should consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Conditions to the Merger (Page 66)

Conditions to Each Party’s Obligations. Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the Merger Agreement must have been adopted by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock, voting together as a single class;

•	any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, and approvals and authorizations from the antitrust authorities in the European Union, Canada, Israel and Germany shall have been obtained; and

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any governmental authority of competent jurisdiction that prohibits, restrains or renders illegal the consummation of the Merger shall be in effect.

Conditions to Parent’s and Merger Sub’s Obligations. The obligation of Parent and Merger Sub to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	our representations and warranties with respect to our authority to complete the Merger, our outstanding capitalization, brokers and our stockholder rights plan must each be true in all material respects as of the date of the Merger Agreement and as of the closing date as if made at and as of such time; provided that any representations made by us as of a specific date need only be true and correct in all material respects as of the date made;

•	all other representations and warranties made by us in the Merger Agreement, with the exception of those listed above, must be true and correct as of the date of the Merger Agreement and as of the closing date as if made at and as of such time (without giving effect to any qualification as to materiality or “Material Adverse Effect” (as defined below under “The Merger Agreement—Representations and Warranties”) set forth in such representations and warranties), except as contemplated under the Merger Agreement or where the failure to be so true and correct would not have a Material Adverse Effect; provided that any representations made by us as of a specific date need only be so true and correct as of the date made, except as contemplated under the Merger Agreement or where the failure to be so true and correct would not have a Material Adverse Effect;

•	we must have performed in all material respects all obligations, and complied in all material respects, with the agreements and covenants we are required to perform under the Merger Agreement at or prior to the closing date; and

•	we must deliver to Parent and Merger Sub at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.

Conditions to Freescale’s Obligations. Our obligation to complete the Merger is subject to the satisfaction or waiver of the following further conditions:

•	the representations and warranties made by Parent and Merger Sub in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the closing date as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct would not prevent Parent and Merger Sub from consummating the Merger and performing its obligations under the Merger Agreement; provided that any representations made by Parent and Merger Sub as of a specific date need only be so true and correct as of the date made;

•	Parent and Merger Sub must have performed in all material respects all obligations, and complied in all material respects, with the agreements and covenants required to be performed by them under the Merger Agreement at or prior to the closing date; and

•	Parent’s and Merger Sub’s delivery to us at closing of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.

Restrictions on Solicitations of Other Offers (Page 67)

Until 11:59 p.m., New York time, on November 3, 2006, we are permitted to initiate, solicit or encourage a takeover proposal (including by way of providing non-public information upon execution of a confidentiality agreement with the appropriate party), and participate in discussions or negotiations regarding, or take any other action to facilitate, a takeover proposal.

From and after 11:59 p.m., New York time, on November 3, 2006, we have agreed not to:

•	initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers or knowingly make any other efforts or attempts that constitute or would reasonably be expected to lead to, any takeover proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations;

•	approve or recommend, or publicly propose to approve or recommend, any takeover proposal;

•	enter into any merger agreement, letter of intent or other agreement providing for or relating to a takeover proposal;

•	enter into any agreement requiring us to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement; or

•	propose or agree to do any of the foregoing.

Notwithstanding these restrictions, at any time prior to the approval of the Merger Agreement by our stockholders, we are permitted to engage in discussions or negotiations with, or provide any non public information to, any party to the extent that we receive an unsolicited bona fide written takeover proposal or a bona fide written takeover proposal from any party with whom we were in contact after the date of the Merger Agreement and prior to November 4, 2006, if our board of directors (acting through the special committee) concludes in good faith, after consultation with its independent financial advisor and outside counsel, that:

•	the takeover proposal constitutes or would reasonably be expected to result in a superior proposal; and

•	the failure to provide non-public information or enter into discussions with such third party would reasonably be expected to violate its fiduciary duties under applicable law.

In addition, we may terminate the Merger Agreement and enter into a definitive agreement with respect to a superior proposal if we receive a bona fide written takeover proposal that our board of directors determines in good faith, after consultation with its independent financial advisor and outside counsel, is a superior proposal, after giving effect to any adjustments to the terms of the Merger Agreement offered by Parent, and determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under applicable law.

Termination of the Merger Agreement (Page 70)

Freescale and Parent may agree to terminate the Merger Agreement without completing the Merger at any time. The Merger Agreement may also be terminated in certain other circumstances, including:

•	By either Freescale or Parent if:

•	there is any final and nonappealable order, decree or ruling enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, but only to the extent the party seeking to terminate for this reason shall have used its reasonable best efforts to contest and appeal such order, decree or ruling;

•	the Merger is not completed on or before May 17, 2007, or in certain circumstances, June 30, 2007, so long as the failure of the Merger to be completed by such date is not the result of, or caused by, the failure of the terminating party to comply with the terms of the Merger Agreement; or

•	our stockholders do not adopt the Merger Agreement at the special meeting or any adjournment or postponement thereof.

•	By Freescale, if:

•	Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the Merger Agreement in a manner that would give rise to the failure of certain conditions to closing and where that breach is incapable of being cured by a specified date, provided that Freescale is not in material breach of the Merger Agreement so as to cause the closing conditions relating to Parent and Merger Sub’s obligations to consummate the Merger not to be satisfied;

•	If all of the conditions to the obligations of Parent and Merger Sub have been satisfied and on or prior to the last day of the Marketing Period (as defined below under “The Merger Agreement— Effective Time; Marketing Period”), none of Parent, Merger Sub nor the Surviving Corporation has received the proceeds of the debt financing contemplated by the Merger Agreement; or

•	the termination is effected prior to obtaining stockholder approval in order to enter into an agreement with respect to a superior proposal, but only to the extent we concurrently with the termination pay Parent the termination fee as required under the Merger Agreement.

•	By Parent, if:

•	we have breached or failed to perform any of our representations, warranties, covenants or agreements under the Merger Agreement in a manner that would give rise to the failure of certain conditions to closing and we are incapable of curing such breach by the Outside Date (as defined below under “The Merger Agreement—Termination of the Merger Agreement”); provided that neither Parent nor Merger Sub is then in material breach of the Merger Agreement so as to cause certain conditions to closing to not be satisfied; or

•	our board of directors or a committee of our board of directors adversely changes or withdraws its recommendation that our stockholders adopt the Merger Agreement, or approves or recommends any takeover proposal other than the Merger or fails to call the special meeting.

Termination Fees (Page 71)

The Merger Agreement provides that the Company will be required to pay Parent a termination fee of $300 million upon termination of the Merger Agreement under certain specified circumstances, including, among other things, if the board of directors:

•	withdraws (or modifies or qualifies in a manner adverse to Parent in any material respect), or publicly proposes to withdraw, its recommendation that our stockholders adopt the Merger Agreement or takes any other action or knowingly makes any other public statement in connection with the special meeting inconsistent in any material respect with such recommendation;

•	shall have recommended to our stockholders a takeover proposal other than the Merger contemplated by the Merger Agreement;

•	fails to call the special meeting in breach of its obligations to do so under the Merger Agreement; or

•	terminates the Merger Agreement prior to the special meeting in order to enter into a definitive agreement for a superior proposal.

If the Company terminates the Merger Agreement in the situation where all conditions to the obligations of Parent and Merger Sub (other than delivery of an officer’s certificate) have been satisfied and on or prior to the last day of the Marketing Period none of Parent, Merger Sub nor the Surviving Corporation shall have received the proceeds of the debt financing, then Parent will be required to pay the Company a termination fee equal to $300 million.

Liability Cap (Page 72)

In no event, regardless of whether the Company is entitled to seek injunctions or specific performance or if the Merger Agreement has been terminated, will the Company be entitled to monetary damages in excess of $300 million, including payment by Parent of the termination fee, if applicable, for all losses and damages arising from or in connection with breaches by Parent and Merger Sub of their obligations under the Merger Agreement or arising from any other claim or cause of action under the Merger Agreement.

Specific Performance (Page 73)

The Company is entitled to seek an injunction to prevent breaches of the Merger Agreement or to enforce specifically the terms of the Merger Agreement only to prevent breaches of or enforce compliance with the covenants of Parent and Merger Sub that require them to (i) use reasonable best efforts to obtain the equity and debt financing and (ii) complete the Merger if the debt financing contemplated by the debt commitment letters or the alternative financing is available but not drawn by Parent solely as a result of Parent refusing to do so in breach of the Merger Agreement.

Limited Guarantee (Page 46)

In connection with the Merger Agreement, each of the Investors and the Company entered into a limited guarantee under which, among other things, each of the Investors is guaranteeing payment of the termination fee payable by Parent, if applicable, and Parent’s obligation for breach of the Merger Agreement, if applicable, up to a maximum amount equal to their respective pro rata share of $300 million. The limited guarantee is the Company’s sole recourse against each Investor as a guarantor, however the limited guarantee does not limit the Company’s rights described herein under “The Merger Agreement—Specific Performance” beginning on page 73.

Appraisal Rights (Page 79)

Under Delaware law, holders of Common Stock who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Common Stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the merger consideration. Any holder of Common Stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the Merger Agreement and must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

Market Price of Common Stock (Page 74)

The closing sale price of Class A Common Stock and Class B Common Stock on the New York Stock Exchange (the “NYSE”) on September 8, 2006, the last trading day prior to press reports of rumors regarding a potential acquisition of Freescale, was $30.75 and $30.94 per share, respectively. The $40.00 per share to be paid for each share of Common Stock in the Merger represents a premium of approximately 30% to the closing price on September 8, 2006 and a premium of approximately 36% to the average closing share price during the 30 trading days ended September 8, 2006.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Freescale stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information” beginning on page 82.

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of the Company by Parent, an entity controlled by the Investor Group pursuant to the Merger Agreement. The Investor Group is led by The Blackstone Group, and includes The Carlyle Group, funds advised by Permira Advisers LLC and Texas Pacific Group. Once the Merger Agreement has been adopted by the stockholders and other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub, an indirect wholly owned subsidiary of Parent, will merge with and into Freescale. Freescale will be the Surviving Corporation and an indirect wholly owned subsidiary of Parent.

Q.	What will I receive in the Merger?

A.	Upon completion of the Merger, you will be entitled to receive $40.00 in cash, without interest and less any applicable withholding tax, for each share of Common Stock that you own, unless you have exercised your appraisal rights with respect to the Merger. For example, if you own 100 shares of Common Stock, you will receive $4,000.00 in cash in exchange for your shares of Common Stock, less any applicable withholding tax. You will not own any shares in the Surviving Corporation.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of Freescale will be held on November 13, 2006, at 8:30 a.m. local time, at the Company’s executive offices located at 6501 William Cannon Drive West, Austin, Texas 78735.

Q.	What vote is required for Freescale’s stockholders to adopt the Merger Agreement?

A.	An affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock, voting together as a single class, is required to adopt the Merger Agreement.

Q:	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the combined voting power of our Common Stock present or represented by proxy at the special meeting and entitled to vote on the matter.

Q.	How does Freescale’s board of directors recommend that I vote?

A.	The board of directors, acting upon the unanimous recommendation of the special committee, unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement. You should read “The Merger—Reasons for the Merger; Recommendation of the Special Committee and our Board of Directors” for a discussion of the factors that the special committee and the board of directors considered in deciding to recommend the adoption of the Merger Agreement.

Q.	What effects will the proposed Merger have on Freescale?

A.	As a result of the proposed Merger, Freescale will cease to be a publicly-traded company and will be wholly owned by Parent. You will no longer have any interest in our future earnings or growth. Following consummation of the Merger, the registration of our Common Stock and our reporting obligations with respect to our Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the proposed Merger, shares of our Common Stock will no longer be listed on any stock exchange or quotation system, including the NYSE.

Q.	What happens if the Merger is not consummated?

A.	If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, Freescale will remain an independent public company and the Common Stock will continue to be listed and traded on the NYSE. Under specified circumstances, Freescale may be required to pay Parent a termination fee or reimburse Parent for its out-of-pocket expenses as described under the caption “The Merger Agreement—Termination Fees and Expenses.”

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card. If you have Internet access, we encourage you to record your vote via the Internet. You can also attend the special meeting and vote. Do NOT return your stock certificate(s) with your proxy.

Q.	How do I vote?

A:	You may vote by:

•	signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•	using the telephone number printed on your proxy card;

•	using the Internet voting instructions printed on your proxy card; or

•	if you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the adjournment proposal.

Q.	How can I change or revoke my vote?

A.	You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying our Secretary, John D. Torres, at 6501 William Cannon Drive West, Austin, Texas 78735;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the adoption of the Merger Agreement, but will not have an effect on the proposal to adjourn the special meeting.

Q.	How do I vote my Freescale Semiconductor, Inc. 401(k) Plan shares of Common Stock?

A.	If you participate in the Freescale Stock Fund (the “Fund”) under the Freescale Semiconductor, Inc. 401(k) Profit Sharing Plan (the “Plan”), you may give voting instructions to The Northern Trust Company, trustee of the Plan (the “Trustee”), by completing and returning the voting instructions that you will be receiving from the Trustee. Your instructions tell the Trustee how to vote the number of shares of Common Stock representing your proportionate interest in the Fund which you are entitled to vote under the Plan (the “Plan Shares”). Any such instruction will be kept confidential. The Trustee will vote your Plan Shares in accordance with your duly executed and delivered voting instructions. If you do not give the Trustee voting instructions, the Trustee will vote your Plan Shares in the same proportion as the Plan Shares for which the Trustee receives voting instructions from other Plan participants, unless doing so would not be consistent with the Trustee’s duties under applicable law.

Your voting instructions must be received by the Trustee by 5:00 p.m. Eastern time on November 9, 2006. You will be provided instructions on how to cast your vote. You may revoke previously given voting instructions prior to 5:00 p.m. Eastern time on November 9, 2006. You may revoke your voting instructions by notifying the Trustee by Internet, telephone or mail that you are withdrawing your prior instructions and requesting another voting instruction.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you also hold shares in “street name,” directly as a record holder or otherwise through the Company’s stock purchase plans, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	What happens if I sell my shares before the special meeting?

A.	The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of Common Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $40.00 per share in cash to be received by our stockholders in the Merger. In order to receive the $40.00 per share, you must hold your shares through completion of the Merger.

Q.	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A.	Yes. As a holder of Common Stock, you are entitled to appraisal rights under Delaware law in connection with the Merger if you meet certain conditions. See “Dissenters’ Rights of Appraisal” beginning on page 79.

Q.	When is the Merger expected to be completed? What is the “Marketing Period”?

A.

We are working toward completing the Merger as quickly as possible, and we anticipate that it will be completed either in the fourth quarter of 2006 or in the first quarter of 2007. However, the exact timing of the completion of the Merger cannot be predicted. In order to complete the Merger, we must obtain stockholder approval and the other closing conditions under the Merger Agreement must be satisfied or waived (as permitted by law). In addition, Parent is not obligated to complete the Merger until the expiration of a 25-business day “Marketing Period” that it may use to complete its financing for the Merger. The Marketing Period begins to run after we have obtained the stockholder approval and satisfied other conditions under the Merger Agreement; provided that if the Marketing Period would not end on or before December 19, 2006, the Marketing Period will commence no earlier than January 2, 2007. The Marketing Period may also be required to re-commence under certain circumstances. See “The Merger Agreement—Effective Time; Marketing Period” and “The Merger Agreement—Conditions to the Merger” beginning on pages 57 and 66, respectively.

Q.	Will a proxy solicitor be used?

A.	Yes. The Company has engaged Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for the special meeting and the Company estimates it will pay Georgeson a fee of approximately $25,000. The Company has also agreed to reimburse Georgeson for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Georgeson against certain losses, costs and expenses.

Q.	Should I send in my stock certificates now?

A.	No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Common Stock certificates for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Common Stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Freescale Investor Relations at (512) 895-2454 or Georgeson, Inc., our proxy solicitor, toll-free at (866) 628-6191 (banks and brokerage firms call collect at (212) 440-9800).

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “Questions and Answers about the Special Meeting and the Merger,” “The Merger,” “Opinion of Financial Advisor,” “Regulatory Approvals,” and “Litigation Related to the Merger,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that have been or may be instituted against Freescale and others relating to the Merger Agreement;

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the Merger, including the expiration of the waiting period under the HSR Act;

•	the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the Merger;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the effect of the announcement of the Merger on our customer relationships, operating results and business generally;

•	the ability to recognize the benefits of the Merger;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of certain financings that will be obtained for the Merger;

•	the impact of the substantial indebtedness incurred to finance the consummation of the Merger;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information” beginning on page 82. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

Freescale

Freescale Semiconductor, Inc.

6501 William Cannon Drive West

Austin, Texas 78735

(512) 895-2000

Freescale is a Delaware corporation with its headquarters in Austin, Texas. Freescale became a publicly traded company in July 2004 after more than 50 years of operating in the semiconductor industry. Freescale designs and manufactures embedded semiconductors for the automotive, consumer, industrial, networking and wireless markets in more than 30 countries. Freescale offers families of embedded processors, which include microcontrollers, digital signal processors and communications processors. The Company also offers a portfolio of complementary devices that facilitate connectivity between products, across networks and to real-world signals, such as sound, vibration and pressure. Its complementary products include sensors, radio frequency semiconductors, power management and other analog and mixed-signal integrated circuits. Freescale is organized into three primary business groups: Transportation and Standard Products Group, Networking and Computing Systems Group, and Wireless and Mobile Solutions Group.

For more information about Freescale, please visit our website at www.freescale.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information” beginning on page 82. The Class A Common Stock and the Class B Common Stock are publicly traded on the NYSE under the symbols “FSL” and “FSL-B,” respectively.

Parent

Firestone Holdings LLC

c/o Blackstone Management Partners V L.L.C.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Firestone Holdings LLC, which we refer to as Parent, is a Delaware limited liability company that was formed solely for the purpose of acquiring Freescale and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement.

At the effective time of the Merger, Parent will be owned by the Investor Group. The Investors have the right to include additional investors in Parent, only if such addition does not release the Investors of their obligations under the limited guarantees and the equity commitment letters. As a result, the Investors may ultimately include additional equity participants.

Merger Sub

Firestone Acquisition Corporation

c/o Blackstone Management Partners V L.L.C.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Firestone Acquisition Corporation, which we refer to as Merger Sub, is a Delaware corporation that was organized solely for the purpose of completing the proposed Merger. Merger Sub is an indirect wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon the consummation of the proposed Merger, Merger Sub will cease to exist and Freescale will continue as the Surviving Corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on November 13, 2006, starting at 8:30 a.m. local time, at the Company’s executive offices located at 6501 William Cannon Drive West, Austin, Texas 78735, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon adoption of the Merger Agreement (and to approve the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies). Our stockholders must adopt the Merger Agreement in order for the Merger to occur. If the stockholders fail to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on October 20, 2006.

Record Date and Quorum

We have fixed the close of business on October 18, 2006 as the record date for the special meeting, and only holders of record of Common Stock on the record date are entitled to vote at the special meeting. On the record date, there were 142,230,623 shares of Class A Common Stock outstanding and entitled to vote and 269,978,659 shares of Class B Common Stock outstanding and entitled to vote. Each share of Class A Common Stock entitles its holder to one vote and each share of Class B Common Stock entitles its holder to five votes on all matters properly coming before the special meeting.

A majority of the total voting power of Common Stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of Common Stock represented at the special meeting but not voted, including shares of Common Stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

Adoption of the Merger Agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock, voting together as a single class. For the proposal to adopt the Merger Agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the Merger Agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Under the rules of the NYSE, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption of the Merger Agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” These “broker non-votes” will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

As of October 18, 2006, the record date, the directors and executive officers of Freescale held and are entitled to vote, in the aggregate, 344,544 shares of Class A Common Stock and 7,654 shares of Class B Common Stock, representing less than 1% of the outstanding Class A Common Stock and Class B Common Stock, respectively. The directors and executive officers have informed Freescale that they currently intend to vote all of their shares of Common Stock “FOR” the adoption of the Merger Agreement.

Proxies and Revocation

If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the Merger Agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

If your shares of Common Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it has the same effect as a vote against adoption of the Merger Agreement.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying our Secretary, John D. Torres, at 6501 William Cannon Drive West, Austin, Texas 78735;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your stock certificates.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the combined voting power of Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by Freescale in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Freescale’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the Merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not vote in favor of the adoption of the Merger

Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 79 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Freescale on behalf of its board of directors. In addition, we have retained Georgeson Shareholder Communications, Inc. to assist in the solicitation. We will pay Georgeson Shareholder Communications, Inc. approximately $25,000 plus reasonable out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Common Stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify Georgeson Shareholder Communications, Inc. against any losses arising out of that firm’s proxy soliciting services on our behalf.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Freescale Investor Relations at (512) 895-2454.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of Common Stock.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

We were incorporated in Delaware by Motorola, Inc. (“Motorola”) on December 3, 2003, in preparation for Motorola’s contribution of substantially all of its semiconductor businesses’ assets and liabilities to Freescale. Motorola completed this contribution in the second quarter of 2004 and an initial public offering of our Class A Common Stock on July 16, 2004. On December 2, 2004, Motorola distributed its remaining ownership interest in Freescale to Motorola’s stockholders through a special dividend of all of our Class B Common Stock.

Our board of directors and management team have been regularly evaluating our business and operations, our long-term strategic goals and alternatives, and our prospects as an independent company since our initial public offering in July 2004. While recognizing an improvement in our business results and financial performance since our initial public offering, our board of directors and management team also recognized that we operate in an industry that is highly competitive, cyclical and subject to constant and rapid technological change, product obsolescence, price erosion, evolving standards, short life-cycles for certain products and wide fluctuations in product supply and demand. Accordingly, our board of directors and management team have regularly considered opportunities to enter into joint ventures and to buy other businesses or technologies that could complement, enhance or expand our current business or products or that might otherwise offer growth opportunities for the Company. In this regard, in early 2006,(i) the Company began to evaluate the merits of possibly acquiring the semiconductor business of Philips Electronics, (ii) the Company began to have preliminary discussions with a third party regarding the possibility of a merger and (iii) the board of directors retained Wilson Sonsini Goodrich & Rosati, Professional Corporation, to assist the board of directors with its evaluation of various strategic alternatives of the Company.

In November 2005 and from time to time thereafter, representatives of The Blackstone Group (“Blackstone”) contacted representatives of the Company to discuss ways in which Blackstone could support potential acquisitions being considered by the Company. In May 2006, a representative of Blackstone contacted Michel Mayer, our chief executive officer and the chairman of our board of directors, to discuss their interest in a possible acquisition of the Company. In response to this expression of interest and in anticipation of future discussions, on May 18, 2006, the Company entered into a confidentiality agreement with Blackstone to enable the parties to share information regarding a transaction. The confidentiality agreement expressly prohibited Blackstone from contacting any actual or potential partners or other third parties who would or might provide equity, debt or other financing for a transaction without the Company’s consent. The confidentiality agreement also contained a one-year “standstill” provision which, among other things, prevented Blackstone and its representatives from acquiring Freescale stock or participating in a proxy solicitation regarding Freescale stock without the Company’s consent.

In late May 2006, at Blackstone’s request, Mr. Mayer and other members of our management team, as well as a representative of Wilson Sonsini Goodrich & Rosati, Professional Corporation, met with Blackstone to further discuss a possible acquisition of the Company. During these meetings, Blackstone discussed their views on the merits of a possible acquisition of the Company, but did not make any proposals regarding the price or structure of a transaction. Mr. Mayer and the other attendees from Freescale did not make any proposals regarding a transaction or solicit any proposals from Blackstone.

On June 2, 2006, our board of directors convened a meeting to discuss various strategic alternatives of the Company and the Company’s recent discussions with Blackstone. A representative of Wilson Sonsini Goodrich & Rosati also attended this meeting. Wilson Sonsini Goodrich & Rosati reviewed the fiduciary duties of the directors associated with their evaluation of strategic alternatives of the Company. After discussion, the board of directors approved the formation of a special committee comprised of independent directors Stephen P. Kaufman, H. Raymond Bingham and Krish A. Prabhu, with limited powers, to evaluate various strategic alternatives of the Company. Stephen P. Kaufman, lead independent director, was appointed the chair of the special committee. Although the special committee was given authority to conduct and participate in negotiations, the board of directors retained the final authority to make any decision to accept or enter into any transaction. It was noted that Mr. Mayer, who is not a member of the special committee, would be periodically invited to participate in portions of the special committee meetings to provide the special committee with input from management on potential strategic transactions, but would not participate in portions of the meetings when the special committee deliberated and voted on strategic alternatives of the Company.

On June 4, 2006, Blackstone contacted Mr. Mayer to express Blackstone’s interest in further exploring an acquisition of the Company for a possible price of $37.00-$38.00 per share of Common Stock. Blackstone also conveyed its desire to commence a due diligence review of the Company to verify Blackstone’s preliminary valuation of the Company.

On June 9, 2006, the special committee convened a meeting to consider Blackstone’s expression of interest, the merits of possibly acquiring the semiconductor business of Philips Electronics, and the preliminary merger discussions the Company was having with a third party. Mr. Mayer and a representative of Wilson Sonsini Goodrich & Rosati also attended this meeting. After discussion, the board of directors determined to consider in more depth the Company’s strategic alternatives in comparison to the Company’s existing business plans and prospects. The board of directors instructed management to work with Goldman Sachs to prepare an analysis of the Company’s strategic alternatives, including a sale of the Company (regardless of the identity of the buyer), a strategic merger or other business combination transaction (including with the third party with whom the Company had been engaged in merger discussions and other potential third parties), a recapitalization of the Company, a divestiture of one of the Company’s divisions and continuing to execute on the Company’s existing business plans. Following this meeting, at the instruction of our board of directors, management and representatives of Goldman Sachs had additional meetings to discuss various strategic alternatives of the Company, as well as Blackstone’s expression of interest and the preliminary merger discussions the Company was having with a third party.

On June 13, 2006, a representative of the third party with whom the Company had been having preliminary merger discussions contacted the Company to express interest in further discussions. This party informed the Company that it would contact Freescale in late June or early July to advance the discussions, assuming this party received authorization from its board of directors to continue merger discussions.

On June 14, 2006, our board of directors convened a meeting to review and discuss the Company’s strategic alternatives with representatives of management, including Mr. Mayer, Goldman Sachs and Wilson Sonsini Goodrich & Rosati. Wilson Sonsini Goodrich & Rosati reviewed the directors’ fiduciary duties in the context of considering the Company’s strategic alternatives. Mr. Mayer and the other members of management in attendance then made a presentation regarding the Company’s recent business results and financial performance, the Company’s existing financial condition, and the Company’s strategic plans, goals and prospects, including the financial budgets and forecasts previously discussed with the board of directors. The directors discussed the presentation and asked questions of management regarding their confidence in the Company’s plans, forecasts and prospects. The board of directors discussed the risks and challenges of the Company’s existing business plans and prospects, as well as the opportunities that such plans presented for the Company. After this discussion, Goldman Sachs made a presentation, which included a preliminary assessment of the Company’s various strategic alternatives (including a sale of the Company, a strategic merger or other business combination transaction, a recapitalization of the Company and continuing to execute on the Company’s existing business plans) and the preliminary financial analyses of such alternatives. The board of directors discussed each of these alternatives in detail, including the potential value that each alternative could generate for the Company and its stockholders, the attendant risks and challenges of each alternative, the potential disruption to the Company’s existing business plans and prospects occasioned by each alternative, and the likelihood of successfully executing each alternative. The board of directors also considered the timing of each alternative relative to the current business environment and the anticipated future business cycles of the Company’s businesses. The board of directors also questioned management, Goldman Sachs and Wilson Sonsini Goodrich & Rosati regarding each alternative, and following this discussion, the board of directors asked Goldman Sachs to further refine its analysis with the assistance of management. The board of directors further authorized management, with the assistance of Goldman Sachs and Wilson Sonsini Goodrich & Rosati, to continue the Company’s discussions with Blackstone and to make confidential information available to Blackstone in an on-line data room, subject to the terms of the confidentiality agreement then existing between the Company and Blackstone, to enable Blackstone to refine its valuation of the Company. The board of directors also authorized management to continue its discussions with the third party with whom the Company had been having preliminary merger discussions to determine if this merger was an attractive and realistic opportunity for the Company.

In mid-June 2006, Royal Philips Electronics publicly announced that it was considering a sale of its semiconductor business and the Company continued to evaluate the merits of acquiring this business.

During the remainder of June 2006, the Company assembled non-public information in response to requests from Blackstone and by the end of June 2006, the Company made this information available to Blackstone through an on-line data room. Throughout July 2006, the Company continued to supplement this on-line data room with additional non-public information, while also making available to Blackstone certain non-public financial information regarding the Company’s financial condition and results of operations, as well as the Company’s financial budgets, plans and forecasts for future periods, to enable Blackstone to refine its valuation analysis of the Company. During this same period, our management team held several meetings with Blackstone to discuss the Company’s business, operations, plans, budgets and forecasts, and to answer questions posed by Blackstone and its advisors regarding these matters. The special committee, however, instructed management to refrain from engaging in any discussions with Blackstone regarding their personal role or involvement in a potential transaction or the surviving company following a transaction until such time as the special committee authorized them to do so, and management complied with these instructions.

In July 2006, the Company determined that it would not actively pursue discussions with Philips Electronics regarding the possible acquisition of their semiconductor business.

On July 25, 2006, Blackstone delivered a preliminary non-binding proposal to acquire Freescale in an all cash transaction for $35.50-$37.00 per share of Common Stock. The proposal indicated that Blackstone intended to finance the acquisition with a combination of equity and debt, with Blackstone funding a significant portion of the equity. The proposal also expressed Blackstone’s willingness to work with other equity and debt financing sources with whom it had worked in the past to secure firm commitments for the remaining equity and debt financing to complete the proposed acquisition. The proposal further indicated that Blackstone was prepared to expedite its remaining due diligence and other work necessary to enter into definitive agreements for the proposed acquisition within 25 business days.

On July 27, 2006, the third party with whom the Company had been having preliminary merger discussions contacted the Company to convey that it was no longer interested in exploring a merger with the Company.

On July 28, 2006, the board of directors held a regularly scheduled meeting. Mr. Mayer and other representatives of management, as well as representatives of Goldman Sachs and Wilson Sonsini Goodrich & Rosati, attended this meeting. Mr. Mayer and other representatives of management began the meeting with a summary of the Company’s financial performance and then gave the board of directors a status update on their ongoing due diligence meetings with Blackstone.

Goldman Sachs made a presentation, which included an updated preliminary assessment of various strategic alternatives of the Company (including a divestiture of one of the Company’s divisions) and the preliminary financial analyses of such alternatives in light of market developments and Blackstone’s preliminary acquisition proposal. During this presentation, Goldman Sachs also described its discussions with Blackstone regarding its preliminary proposal to acquire the Company. In particular, Goldman Sachs noted that Blackstone had lowered its preliminary pricing proposal for the proposed acquisition. The bidding process for the Philips Electronics semiconductor business was being widely publicized at the time and Blackstone was reportedly participating in that process. The directors discussed that Blackstone’s involvement in the Philips Electronics bidding process may have had a negative impact on the pricing of Blackstone’s preliminary acquisition proposal. The board of directors then posed questions of management, Goldman Sachs and Wilson Sonsini Goodrich & Rosati regarding Blackstone’s preliminary proposal and discussed the advisability of continuing discussions with Blackstone on the basis of its preliminary proposal or discontinuing further discussions.

The board of directors next discussed the recent withdrawal of the third party with whom the Company had been having preliminary merger discussions. The board of directors discussed the merits of pursuing further merger discussions with this party, as well as other potential strategic merger partners and financial buyers, in light of the Company’s ongoing discussions with Blackstone and the Company’s existing business plans and prospects. Goldman Sachs and Wilson Sonsini Goodrich & Rosati also answered questions and provided advice regarding the potential benefits and risks of further pursuing a strategic merger in tandem with the Blackstone discussions. After this discussion, the board of directors instructed management and Goldman Sachs to convey to Blackstone that the board of directors was putting further discussions on hold until the conclusion of the auction for Philips Electronics’ semiconductor business. In addition, the board of directors determined to expand the special committee to include independent directors Kevin Kennedy and Antonio M. Perez, such that the special committee would then be comprised of all the Company’s independent directors, and expanded the authority of the special committee to include the ability to make a decision to accept or enter into any transaction.

On August 3, 2006, Royal Philips Electronics announced that it had entered into a definitive agreement to sell its semiconductor business to a consortium of private equity firms led by Kohlberg Kravis, Roberts & Co. LP (“KKR”), Silver Lake Partners and AlpInvest Partners NV.

On August 8, 2006, our board of directors convened another meeting to re-consider the Blackstone preliminary acquisition proposal in light of the recent announcement of the Philips Electronics transaction. Mr. Mayer and other representatives of management, as well as representatives of Goldman Sachs and Wilson Sonsini Goodrich & Rosati, attended this meeting. Goldman Sachs provided an updated preliminary assessment of various strategic alternatives of the Company and the preliminary financial analyses of such alternatives in light of market developments and the recently announced Philips Electronics transaction. During this presentation, Goldman Sachs described in particular how some features of the Philips Electronics transaction could impact or inform the views of the board of directors and the special committee on the Company’s valuation. Goldman Sachs also summarized recent efforts by Blackstone, having not won the Philips Electronics transaction, to initiate further discussion with the Company regarding its preliminary acquisition proposal. The board of directors discussed these matters in detail and asked questions of Goldman Sachs and Wilson Sonsini Goodrich & Rosati regarding the materials that Goldman Sachs presented. After this discussion, management and the representatives of Goldman Sachs left the meeting, the board meeting adjourned and the special committee began a meeting to further discuss the Blackstone preliminary proposal. Mr. Mayer remained in the meeting at the request of the special committee.

Wilson Sonsini Goodrich & Rosati began the special committee meeting by outlining the directors’ fiduciary duties in connection with their consideration of the Blackstone preliminary acquisition proposal. Following a discussion of fiduciary duties, the special committee discussed advantages and disadvantages of the proposed transaction and whether to further explore the transaction, as well as the possible impacts that the recently announced Philips Electronics transaction could have on the proposed transaction. The special committee considered various means by which to approach Blackstone in order to more fully determine and understand Blackstone’s level of interest in the proposed transaction, Blackstone’s willingness to increase the price it would pay for the Company, and the terms Blackstone would propose for a transaction. The special committee then considered whether to contact other private equity firms and/or third parties at that time to determine their possible interest in discussing a transaction with the Company, but determined that it would not contact any other private equity firms or third parties at that time because there was a significant degree of uncertainty as to whether a transaction with Blackstone would materialize (in particular, because Blackstone still had not contacted other potential equity consortium members, which the special committee believed Blackstone would need to do in order to obtain the funds necessary to consummate a transaction), and also because of the increased possibility of a leak (and potential detrimental effects of a leak) by seeking and holding discussions with multiple third parties, the distraction to management (and the possible negative impact on the Company’s business and operations) by maintaining discussions with multiple third parties, and the expectation that any definitive agreement with Blackstone would contain a “go shop” provision that would enable the Company to solicit alternative acquisition proposals after the definitive agreement was signed and announced. After discussion, the special committee determined that the terms of Blackstone’s preliminary proposal were sufficiently interesting to warrant further discussion in light of the Company’s business and operational challenges, the Company’s long-term strategic goals and alternatives, the Company’s prospects as an independent company and the possibility that the Blackstone proposal could result in a transaction that represented a significant premium to the Company’s current stock price. On that basis, the special committee authorized management, Goldman Sachs and Wilson Sonsini Goodrich & Rosati to re-commence discussions with Blackstone, but instructed them to seek a higher price for the Company than that reflected in Blackstone’s preliminary proposal.

During this meeting, the special committee also discussed the formal engagement of Goldman Sachs to advise our board of directors in connection with the Blackstone preliminary acquisition proposal. The special committee considered disclosures by Goldman Sachs regarding the fees it generates from Blackstone and other private equity firms and that the firm and its partners have some limited equity or other interests in funds that invest in Blackstone and other private equity firms. After discussion, the special committee determined to formally engage Goldman Sachs, subject to negotiation of an acceptable engagement letter, as financial advisor to the board of directors in connection with (i) a possible sale of the Company, whether by private or open market purchases of shares of Common Stock, merger, consolidation, tender or exchange offer or other similar transaction, or (ii) a possible strategic business combination transaction pursuant to which the stockholders of the Company immediately prior to the consummation of the transaction hold less than 50% of the stock of the resulting or surviving corporation of such transaction. The special committee also discussed whether to retain a second financial advisor in connection with a possible transaction with Blackstone, but determined that it was not necessary to do so because Goldman Sachs did not appear to have any conflicts of interest in the proposed transaction that would make a second financial advisor necessary. The special committee then discussed the general terms of such an engagement and authorized Mr. Kaufman to negotiate the engagement letter on behalf of the special committee.

The special committee then discussed the retention of legal counsel in connection with the proposed transaction with Blackstone. The special committee considered the fact that Wilson Sonsini Goodrich & Rosati had not historically represented the Company, and that the board of directors and the special committee had determined to retain the firm in connection with the Company’s evaluation of its strategic alternatives, including a possible sale of the Company to Blackstone or another party. The special committee, therefore, determined that it was not necessary to retain another law firm to represent the board of directors or the special committee in connection with a possible transaction with Blackstone. The special committee also determined, however, that Wilson Sonsini Goodrich & Rosati would not represent anyone on the management team in their personal capacity in connection with a possible transaction so as to avoid any conflict of interest that might arise in doing so.

The special committee then discussed management’s role in a possible transaction with Blackstone. The special committee considered the fact that Mr. Mayer and other members of management might be approached by Blackstone during the course of negotiations and asked to consider their role with the surviving company after a transaction and might be offered an opportunity to invest in the surviving company following a transaction.

Members of our management team confirmed that they had not, to date, had any discussions with Blackstone regarding their respective roles with, or the opportunity to invest in the surviving company following, a transaction. The special committee reiterated its prior instruction to management to refrain from engaging in any discussions with Blackstone regarding their personal role or involvement in a transaction or the surviving company following a transaction until such time as the special committee authorized them to do so.

Following the August 8, 2006 board of directors and special committee meetings, Goldman Sachs contacted Blackstone to express the special committee’s willingness to re-initiate discussions regarding a sale of the Company only if Blackstone affirmed that it was willing to proceed at the high end of its initial preliminary indication of interest to acquire the Company for $37.00-$38.00 per share of Common Stock. In response, Blackstone indicated that it was willing to return to its initial price proposal of $37.00-$38.00 per share of Common Stock if the Company was willing to proceed expeditiously to conclude due diligence, negotiate definitive agreements and allow Blackstone to contact third party equity partners and debt financing sources. Wilson Sonsini Goodrich & Rosati also contacted Blackstone’s legal counsel at Skadden, Arps, Slate, Meagher & Flom LLP to convey that the special committee wanted a preliminary view from Blackstone on the structure and terms of a transaction as soon as possible so that it could evaluate Blackstone’s preliminary proposal in light of other elements of the transaction, including transaction certainty and the special committee’s ability to solicit other acquisition proposals after announcing a transaction with Blackstone.

Also following the August 8, 2006 meeting, the Company permitted Blackstone to contact Credit Suisse to begin discussions regarding the debt financing for the proposed acquisition of the Company. On August 12, 2006, the Company entered into a confidentiality agreement with Credit Suisse reflecting substantially the same terms and conditions as the Company’s confidentiality agreement with Blackstone, other than the exclusion of any “standstill” provisions.

During the remainder of August, Blackstone and Credit Suisse continued to conduct due diligence on the Company. On August 15 and 16, 2006, management held a two-day due diligence session with Blackstone and Credit Suisse in Dallas, Texas to discuss the Company’s business, operations, financial condition, results of operations and financial forecasts for future periods.

On August 18, 2006, Skadden, Arps, Slate, Meagher & Flom delivered Blackstone’s written position on certain key terms of the proposed transaction, including a “market out” condition, a limited “go-shop” right, a broad “material adverse effect” definition, limited fiduciary termination rights, termination fees payable under certain circumstances by the Company, on the one hand, and Blackstone, on the other hand, board recommendation provisions, the absence of specific performance rights and a cap on Blackstone’s liability for breach. Later that day, the special committee convened a meeting to obtain an update on the Company’s discussions with Blackstone and to consider Blackstone’s proposal on certain terms of the proposed transaction. Mr. Mayer, as well as representatives of Goldman Sachs and Wilson Sonsini Goodrich & Rosati, attended this meeting. Mr. Mayer only attended the portion of the meeting relating to the update on the proposed transaction with Blackstone, after which he left the meeting. Goldman Sachs began the meeting by providing their financial analyses of the Blackstone offer and then apprised the special committee of the progress that Blackstone was making on its due diligence review of the Company. Goldman Sachs indicated that Blackstone had neither re-affirmed nor withdrawn its earlier indication of interest in acquiring the Company for $37.00-$38.00 per share of Common Stock, but had conveyed a preliminary timetable for a possible transaction. Wilson Sonsini Goodrich & Rosati then discussed Blackstone’s proposed terms for a transaction and expressed the need to seek significant improvements in certain terms relating to transaction certainty and the special committee’s flexibility to solicit and/or entertain alternative acquisition proposals following the announcement, if any, of a transaction with Blackstone. The special committee then discussed the information presented by Goldman Sachs and Wilson Sonsini Goodrich & Rosati and asked questions regarding various matters. During this discussion, the special committee discussed the likelihood that other private equity firms would be interested in acquiring the Company and the advisability of contacting other private equity firms to determine their interest in doing so. In particular, the special committee discussed the fact that KKR and Silver Lake Partners (and the other members of the private equity consortium that won the auction for the Philips Electronics semiconductor business) could capture synergies by combining the Philips Electronics semiconductor business with the Company and, therefore, they might be able to pay more for the Company than Blackstone or other buyers. The special committee also considered the fact, however, that any such combination would likely have higher execution risk due to the pending Philips Electronics semiconductor transaction, the significant amount of financing necessary to fund both transactions and the potential competitive overlap. The special committee further considered whether the private equity consortium acquiring the Philips Electronics semiconductor business would submit an offer to acquire the Company after it announced a transaction with Blackstone or another buyer. After a lengthy discussion, the special committee determined not to contact KKR, Silver Lake Partners or any other possible buyers at that time primarily because there was still a significant degree of uncertainty as to whether a transaction with Blackstone would materialize (in particular, because Blackstone still had not contacted other potential equity consortium members), and also because of the significant risk of leaks that could result from contacting multiple third parties about a possible transaction, the distraction to management that would arise from maintaining discussions with multiple third parties and the expectation that any definitive agreement with Blackstone would contain a “go shop” provision that would enable the special committee to solicit alternative acquisition proposals after the definitive agreement was signed and announced.

Following the August 18, 2006 special committee meeting, the Company and its financial and legal advisors worked to refine the Company’s response to Blackstone’s proposed terms for a transaction. Shortly thereafter, Wilson Sonsini Goodrich & Rosati delivered a written response to Blackstone’s proposed terms for a transaction that, among other things, improved transaction certainty by eliminating any “market out” conditions and by refining the definition of a “material adverse effect,” and by enhancing the Company’s flexibility to solicit and/or entertain alternative acquisition proposals following the announcement of a transaction with Blackstone. On August 24, 2006, Wilson Sonsini Goodrich & Rosati contacted Skadden, Arps, Slate, Meagher & Flom to discuss the proposed terms for a transaction.

Later that same day, the special committee convened another meeting to obtain a status update on the Company’s discussions with Blackstone. Mr. Mayer and representatives of Goldman Sachs and Wilson Sonsini Goodrich & Rosati also attended this meeting. Wilson Sonsini Goodrich & Rosati began the meeting by apprising the special committee of the proposed terms (other than price) that Blackstone had proposed for the transaction, which included a limited “go shop” right, a broad “material adverse effect” definition, limited fiduciary termination rights, termination fees payable under certain circumstances by the Company, on the one hand, and Blackstone, on the other hand, board recommendation provisions, the absence of specific performance rights and a cap on Blackstone’s liability for breach. Wilson Sonsini Goodrich & Rosati then described their discussions with Blackstone’s legal advisors regarding the proposed terms, as well as the material areas of disagreement regarding such terms. Goldman Sachs next apprised the special committee of their discussions with Blackstone regarding a possible transaction and Blackstone’s expectations regarding its own process for completing a transaction. Goldman Sachs indicated that Blackstone had not proposed any definitive pricing terms for a transaction, but had confirmed that it was nearing the completion of its “investment committee” process, had almost fully negotiated the terms of a commitment letter with Credit Suisse regarding a substantial portion of the debt financing necessary to complete a transaction, and was planning to contact The Carlyle Group, funds advised by Permira Advisers LLC and Texas Pacific Group to solicit their interest in joining Blackstone’s equity consortium in connection with the transaction as soon as it received the Company’s consent to do so. Mr. Mayer then left the meeting and the special committee discussed the status of discussions with Blackstone and the manner in which the Company could respond to possible price proposals that Blackstone might make. The special committee then revisited whether to contact other private equity firms and/or third parties at that time to determine their possible interest in discussing a transaction with the Company, but again determined that it would not contact any other private equity firms or third parties at that time because there was still a degree of uncertainty as to whether a transaction with Blackstone would materialize (in particular, because Blackstone still had not contacted other potential equity consortium members), and also because of the increased possibility of a leak (and potential detrimental effects of a leak) by seeking and holding discussions with multiple third parties, the distraction to management (and the possible negative impact on the Company’s business and operations) by maintaining discussions with multiple third parties, and the expectation that any definitive agreement with

Blackstone would contain a “go shop” provision that would enable the Company to solicit alternative acquisition proposals after a definitive agreement was signed and announced.

On August 25, 2006, Blackstone contacted Goldman Sachs to convey a revised proposal to acquire the Company for $37.00 per share of Common Stock. Blackstone also indicated that it was prepared to move quickly to negotiate definitive agreements and deliver firm commitments for the equity and debt financing necessary to complete a transaction. Later that day, the special committee convened a meeting to consider the revised Blackstone proposal. Representatives of Goldman Sachs and Wilson Sonsini Goodrich & Rosati also attended this meeting. Goldman Sachs began by apprising the special committee of their discussions with Blackstone earlier in the day and conveying to the special committee that Blackstone expressed an interest in using Credit Suisse and Citigroup for debt financing and The Carlyle Group, funds advised by Permira Advisers LLC and Texas Pacific Group as equity partners for the transaction. Wilson Sonsini Goodrich & Rosati then apprised the special committee of their discussions with Blackstone’s legal advisors regarding the proposed terms of a transaction, including the scope of the Company’s “go shop” rights and other material proposed terms. The special committee discussed the terms of Blackstone’s revised price proposal and proposed terms for a transaction, as well as the manner in which the Company could respond. The special committee also discussed whether to contact other private equity firms and/or third parties to determine their interest in discussing a transaction with the Company in light of the lower price now being proposed by Blackstone. After discussion, the special committee instructed the Company’s legal and financial advisors to convey to Blackstone the special committee’s disappointment with both the price and non-price terms of Blackstone’s proposal.

Throughout the weekend of August 26 and 27, 2006, Goldman Sachs and Wilson Sonsini Goodrich & Rosati engaged in discussions with Blackstone and Skadden, Arps, Slate, Meagher and Flom in an effort to improve the price and non-price terms of the proposed transaction with Blackstone. On the evening of August 27, 2006, the special committee convened a meeting to receive an update on the progress that had been made over the weekend. Representatives of Goldman Sachs and Wilson Sonsini Goodrich & Rosati also attended this meeting. Wilson Sonsini Goodrich & Rosati began with an update regarding the proposed non-price terms of a transaction, including the scope of the Company’s “go shop” rights and other material terms. Wilson Sonsini Goodrich & Rosati reported that Blackstone’s legal advisors had tentatively agreed upon the material non-price terms of the proposed transaction, subject to the special committee’s approval, other than the termination fees, the cap on Blackstone’s liability for any breach of the definitive agreements and the Company’s right to seek specific performance. Goldman Sachs then reported that Blackstone had not shown any willingness to increase its proposed price above the $37.00 per share of Common Stock it had previously proposed. The special committee discussed potential risks to the Company and the transaction process if the special committee chose to contact other parties to “shop” the Company to seek a higher price. The special committee discussed the manner in which the Company could proceed and instructed Goldman Sachs to convey to Blackstone that the special committee was not prepared to move forward at a price of $37.00 per share of Common Stock.

Shortly following the August 27, 2006 special committee meeting, Goldman Sachs conveyed the special committee’s position to Blackstone. After initially rejecting the special committee’s request, Blackstone responded by increasing the price at which it would be willing to acquire the Company to $37.25 per share of Common Stock. At the direction of the special committee, Goldman Sachs rejected Blackstone’s revised proposal. Blackstone ultimately responded by increasing the price at which it would be willing to acquire the Company to $37.50 per share of Common Stock. At this time, Blackstone also conveyed that it would be willing to accept a break-up fee of $300 million, which was $100 million less than previously proposed by Blackstone.

On August 29, 2006, the special committee convened a meeting to discuss the latest developments with Blackstone. Representatives of Goldman Sachs and Wilson Sonsini Goodrich & Rosati also attended this meeting. Goldman Sachs and Wilson Sonsini Goodrich & Rosati gave the special committee updates regarding the status of discussions with Blackstone and Skadden, Arps, Slate, Meagher & Flom, as well as Blackstone’s willingness to raise the price per share of Common Stock at which it would be willing to acquire the Company to $37.50. The special committee then considered a variety of possible responses, including, among other things, contacting other parties to determine whether they would be interested in exploring an acquisition of the Company at a higher price, and discontinuing discussions with Blackstone and abandoning the sale process altogether. After a discussion of various options, the special committee determined to respond by conveying to Blackstone that it would be willing to work toward finalizing a transaction on Blackstone’s then-proposed timetable if Blackstone increased its proposed price to $38.00 per share of Common Stock.

On August 29, 2006, Goldman Sachs contacted Blackstone to deliver the special committee’s position. After initially rejecting the special committee’s request, Blackstone called Goldman Sachs on August 30, 2006 and responded by increasing its proposed price to $38.00 per share of Common Stock, provided that the Company agree to limit Blackstone’s liability for breach of the definitive agreements to $300 million. Wilson Sonsini Goodrich & Rosati and Skadden, Arps, Slate, Meagher & Flom also held discussions to resolve the remaining material issues that had not been agreed upon, including the Company’s right to specifically enforce certain provisions of the definitive agreement.

On August 31, 2006, at the direction of the special committee, the Company permitted Blackstone to contact The Carlyle Group, funds advised by Permira Advisers LLC and Texas Pacific Group as equity partners for the transaction and Citigroup for additional debt financing. These parties entered into confidentiality agreements with the Company consistent with the confidentiality agreements that the Company had entered into with Blackstone on May 18, 2006 and Credit Suisse on August 12, 2006. Beginning on September 1 and continuing through the first week of September, Blackstone’s debt and equity financing sources conducted a due diligence review of the Company, culminating in management presentations in New York on September 7 and 8, 2006.

Also on August 31, 2006, Skadden, Arps, Slate, Meagher & Flom delivered a draft definitive agreement for the proposed transaction, which reflected the material terms upon which the parties had reached tentative agreement, as well as other terms and conditions for the proposed transaction. During the following week, Wilson Sonsini Goodrich & Rosati and Skadden, Arps, Slate, Meagher & Flom had numerous discussions to negotiate the terms of the definitive agreements.

On September 6, 2006, the special committee convened a meeting to obtain a status update on the progress of Blackstone’s efforts to secure firm commitments for the debt and equity financing necessary to complete the proposed transaction and Wilson Sonsini Goodrich & Rosati’s progress in negotiating the terms of a definitive agreement for the proposed transaction. Mr. Mayer, as well as representatives of Goldman Sachs and Wilson Sonsini Goodrich & Rosati, attended this meeting. Mr. Mayer only attended the portion of the meeting where the special committee received an update on the proposed transaction with the Investor Group led by Blackstone, after which he left the meeting. The special committee, Goldman Sachs and Wilson Sonsini Goodrich & Rosati also discussed whether to explore a possible transaction with other parties at this time. However, the special committee determined to focus the Company and its advisors on negotiating a definitive agreement with the Investor Group while relying on the “go-shop” provision of the definitive agreements to provide the opportunity to solicit alternative acquisition proposals at a later date. At this meeting, the special committee also discussed whether it would now be appropriate to allow Mr. Mayer to have discussions with the Investor Group regarding the future role of management after a transaction with the Investor Group and concluded that Mr. Mayer and Blackstone should be informed that they may now have such discussions. The special committee determined that such discussions should remain general in nature, that Mr. Mayer and the rest of the management team should primarily listen to the Investor Group’s proposals and that Mr. Mayer and other members of management should refrain from engaging in any negotiation of definitive terms until after a definitive agreement was signed.

While KKR and Silver Lake Partners had each reached out to the Company on a number of previous occasions and expressed interest in pursuing an acquisition of the Company, each of these conversations was general in nature and specific terms of a transaction were not proposed or discussed. On September 7, 2006, Goldman Sachs was contacted by KKR and Silver Lake Partners, who indicated that they were aware of the Company’s discussions with the Investor Group and generally expressed interest in pursuing an acquisition of the Company. KKR and Silver Lake Partners both emphasized the synergies that KKR and Silver Lake Partners could generate by combining the Company with the Philips Electronics semiconductor business that these parties were currently under contract to acquire. KKR and Silver Lake Partners indicated that they had not spoken about a possible acquisition of Freescale with management of the Philips Electronics semiconductor business, but believed that they would be supportive of a transaction with Freescale. KKR and Silver Lake Partners further emphasized that they did not expect that a transaction would have significant antitrust complications.

On September 8, 2006, the special committee convened a meeting to discuss the recent calls from KKR and Silver Lake Partners, as well as the status of negotiations with the Investor Group. Representatives of Goldman Sachs and Wilson Sonsini Goodrich & Rosati also attended this meeting. Goldman Sachs began the meeting by apprising the special committee of their conversations with KKR and Silver Lake Partners. The special committee then discussed whether to engage in discussions with KKR and Silver Lake Partners regarding a possible transaction, advantages and disadvantages of doing so, whether to make non-public company information available to them and various methods by which the Company could approach them without disrupting the ongoing discussions and work being done on the proposed transaction with the Investor Group, which the Investor Group was then proposing to announce prior to the reopening of the trading markets at the end of that weekend. After discussion, the special committee determined to authorize Goldman Sachs to engage in discussions with KKR and Silver Lake Partners regarding a possible transaction, primarily to solicit further information from them regarding the details of their intentions and any additional information they could provide regarding their indication of interest.

Following this meeting, Goldman Sachs contacted KKR and Silver Lake Partners to further explore their intentions and the details of their indication of interest in acquiring the Company.

Wilson Sonsini Goodrich & Rosati and Skadden, Arps, Slate, Meagher & Flom continued to negotiate definitive agreements for a transaction between the Company and the Investor Group. By September 10, 2006, they had resolved all of the material issues in the definitive agreements for a transaction.

On September 10, 2006, KKR, Silver Lake Partners, Bain Capital Partners, LLC and Apax Partners Worldwide, LLP (the “KKR/SLP Group”) delivered a written indication of interest in acquiring the Company for a price of $40.00-$42.00 per share of Common Stock. The indication of interest further stated that the KKR/SLP Group would consider increasing their valuation of the Company upon receiving access to due diligence information and meetings with management. The indication of interest stressed the KKR/SLP Group’s view that it could pay more for the Company than any other buyer due to the synergies that they could generate by combining Freescale with the semiconductor business that it was under contract to acquire, but the indication of interest also stated that the KKR/SLP Group’s proposal was not contingent on the completion of the Philips Electronics transaction or the KKR/SLP Group’s ability to merge Freescale and Philips Electronics’ semiconductor business. The indication of interest also expressed the KKR/SLP Group’s view that an acquisition of the Company during the pendency or following the completion of their acquisition of Philips Electronics’ semiconductor business would not present any antitrust risk. Finally, the indication of interest stated that the KKR/SLP Group expected to complete its due diligence and negotiate definitive agreements in 2-3 weeks.

During the evening of September 10, 2006, our board of directors and the special committee convened a meeting to receive an update on the Blackstone transaction and to consider the KKR/SLP Group’s indication of interest. Mr. Mayer, as well as representatives of Goldman Sachs and Wilson Sonsini Goodrich & Rosati, attended this meeting. Mr. Mayer began the meeting by reporting on the Company’s financial performance during the third quarter and his preliminary expectations for quarterly and year-end financial results. Wilson Sonsini Goodrich & Rosati then updated the board of directors on the negotiation of definitive agreements with the Investor Group led by Blackstone and debt financing sources regarding the proposed transaction. Wilson Sonsini Goodrich & Rosati noted that the Company could be in a position to execute definitive agreements with the Investor Group later in the evening if the board of directors chose to authorize the transaction at this time. Goldman Sachs then apprised the board of directors of Blackstone’s efforts to organize the Investor Group and debt financing sources, also noting that Blackstone and the Investor Group and debt financing sources would likely be in a position to execute definitive agreements for the transaction later in the evening if the board of directors authorized the transaction at this time.

Wilson Sonsini Goodrich & Rosati and Goldman Sachs then discussed the indication of interest that the board of directors had received from the KKR/SLP Group earlier in the day. Wilson Sonsini Goodrich & Rosati and Goldman Sachs also apprised the board of directors of several calls they had received from representatives of the KKR/SLP Group during which such representatives had conveyed their desire to acquire the Company, particularly given the synergies they expected to derive from combining the Company and Philips Electronics’ semiconductor business. During these conversations, the KKR/SLP Group also reiterated that they would not be interested in pursuing the Company in any “market check” or other exploratory process. Wilson Sonsini Goodrich & Rosati then described their preliminary views of the antitrust and regulatory implications of a transaction between the Company and the KKR/SLP Group in light of their pending acquisition of Philips Electronics’ semiconductor business. After these presentations and updates, the board of directors discussed the impact of delaying a transaction with the Investor Group and exploring a transaction with the KKR/SLP Group, particularly on the Company’s business and financial performance, as well as the Company’s management team. After this discussion, the board of directors adjourned its meeting, Mr. Mayer departed and the special committee began a meeting to further discuss the Blackstone transaction and the KKR/SLP Group’s indication of interest.

Wilson Sonsini Goodrich & Rosati began the special committee meeting by outlining the directors’ fiduciary duties in connection with their consideration of the Blackstone transaction and the KKR/SLP Group’s indication of interest. After this presentation, the special committee engaged in a discussion regarding the relative merits of the Blackstone transaction and the potential transaction represented by the KKR/SLP Group’s indication of interest, including the certainty provided by the near final definitive agreements with the Investor Group and the higher preliminary price conveyed by the KKR/SLP Group’s indication of interest. The special committee discussed numerous options, including executing definitive agreements with the Investor Group (after possibly seeking improved terms) and encouraging the KKR/SLP Group to participate in the post-signing “go shop” period contemplated by the definitive agreements with the Investor Group, or asking the Investor Group to wait while the Company gave the KKR/SLP Group time to conduct further due diligence and negotiate definitive agreements with the Company so that the special committee could compare the two proposals on a similar basis. After discussion of the matter, the special committee determined not to execute definitive agreements with the Investor Group at this time and to invite the KKR/SLP Group to conduct due diligence on the Company. Shortly after the meeting, the special committee’s determination was communicated to Blackstone and the KKR/SLP Group.

Late in the evening of September 10, 2006, news began to publicly leak that the Company was engaged in discussions regarding a possible sale of the Company. In order to pre-empt any inaccurate disclosure, the Company confirmed by way of press release on September 11, 2006 that it was in talks with parties regarding a possible transaction but that no such transaction was certain to occur. News reports subsequently mentioned that the Company was in discussions with two consortia, the KKR/SLP Group and the Investor Group led by Blackstone.

On September 11, 2006, the Company began to negotiate confidentiality agreements with the KKR/SLP Group as a precursor to making any non-public information available to them. On September 12, all of the members of the KKR/SLP Group had entered into confidentiality agreements with the Company on substantially the same terms as those of the confidentiality agreement signed May 18, 2006 by the Company and Blackstone. Shortly thereafter, the KKR/SLP Group was granted access to the Company’s on-line data room and given access to the same non-public information to which the Investor Group and debt financing sources had access during their own due diligence review of the Company. On September 12, 2006, Wilson Sonsini Goodrich & Rosati delivered a draft definitive agreement to the KKR/SLP Group’s counsel for their consideration in connection with a possible transaction. On September 13 and 14, 2006, management held a two-day due diligence session with the KKR/SLP Group and debt financing sources in Dallas, Texas to discuss the Company’s business, operations, financial condition, results of operations and financial forecasts for future periods. At these meetings there were discussions regarding potential synergies of merging the Company with the Philips Electronics semiconductor business and potential obstacles to achieving such synergies.

Also on September 14, 2006, the Company received a revised proposal from the Investor Group pursuant to which the Investor Group proposed to acquire the Company for $40.00 per share of Common Stock. The Investor Group characterized this proposal as its “best and final” proposal, representing the highest combination of value and certainty for Freescale’s stockholders. The revised proposal from the Investor Group also offered to extend the “go shop” period from the previously negotiated 35 calendar days to 50 calendar days; in addition, if the Company determined to enter into a definitive agreement for an alternative transaction by September 26, 2006, the termination fee would be lowered from $300 million to $150 million and the terms of the definitive agreement requiring a 5-day negotiating period with Blackstone to respond to that alternative proposal would be eliminated. The Investor Group expressed concern about the adverse effect the period of uncertainty created by waiting for the KKR/SLP Group to complete its due diligence would have on the Company’s employees and customers. By its terms, the revised proposal from the the Investor Group expired at 10:00 pm New York time on September 15, 2006, the next business day. The Investor Group further stated in its revised proposal that it was not willing to wait for the KKR/SLP Group to complete its due diligence review of the Company and would terminate its discussions with the Company and withdraw from any further pursuit of a transaction with the Company if the Company did not accept the proposal by the stated deadline. Finally, Blackstone indicated that in light of the Company’s public confirmation that it was in discussions regarding a transaction and the widespread press reports that Blackstone was a participant in those discussions, if the Company did not disclose Blackstone’s withdrawal from participating in discussions regarding a transaction, Blackstone might be required to make such a public disclosure. Thereafter, members of the Investor Group had further discussions with members of our board of directors regarding the Investor Group’s revised proposal.

During the evening of September 14, 2006, our board of directors and the special committee convened a meeting to consider the revised Blackstone proposal and the status of the Company’s discussions with the KKR/SLP Group. Mr. Mayer, as well as representatives of Goldman Sachs and Wilson Sonsini Goodrich & Rosati, attended this meeting. Mr. Mayer began the meeting by reporting on the KKR/SLP Group’s due diligence progress, as well as management’s meetings with the KKR/SLP Group regarding the proposed transaction. The board of directors then adjourned its meeting and Mr. Mayer departed. The special committee then began its meeting with a presentation by Wilson Sonsini Goodrich & Rosati on the directors’ fiduciary duties in connection with their evaluation of the competing proposals from the Investor Group and the KKR/SLP Group, particularly in light of the revised proposal from the Investor Group. The special committee then discussed the relative merits of the revised Investor Group proposal and the current KKR/SLP Group’s indication of interest, including the higher price proposed by the Investor Group (coupled with the certainty provided by the near final definitive agreements with the Investor Group) in comparison to the preliminary price range indicated by the KKR/SLP Group, the relatively low break-up fee (and the even lower break-up fee if a superior proposal were accepted by September 26, 2006) to be paid by the Company in the event of a superior proposal and the lack of other material contractual impediments to entering into an alternative transaction, should it decide to sign with the Investor Group and be able to negotiate a superior proposal with the KKR/SLP Group. In this regard, the special committee also noted that the KKR/SLP Group continued to engage in discussions with the Company after news reports indicated that both they and the Investor Group were vying for the Company. The special committee discussed numerous options, including executing definitive agreements with the Investor Group and encouraging the KKR/SLP Group to participate in the post-agreement “go shop” period contemplated by the definitive agreements with the Investor Group, or asking the Investor Group to wait while the Company gave the KKR/SLP Group additional time to conduct further due diligence. After discussion, the special committee determined to consider the matter further at a meeting to be held the following day.

The next day, September 15, 2006, our board of directors and the special committee convened another meeting to reconsider the revised proposal by the Investor Group and the KKR/SLP Group’s indication of interest. Representatives of Goldman Sachs and Wilson Sonsini Goodrich & Rosati also attended this meeting. Wilson Sonsini Goodrich & Rosati began the special committee meeting by informing the special committee that the definitive agreements for a transaction with the Investor Group had been fully negotiated and were ready for execution if and when the special committee and the board of directors chose to proceed with the Investor Group. Wilson Sonsini Goodrich & Rosati then described the terms and conditions of the definitive agreements for the proposed transaction with Blackstone, including the equity commitment letters and guarantees from the equity participants and the debt commitment letters for the debt financing sources. Goldman Sachs then informed the special committee that the Investor Group was prepared to sign the definitive agreements, deliver its commitment letters and announce a transaction. Goldman Sachs also informed the special committee that the Investor Group had indicated it would withdraw from the transaction, per the terms of its revised proposal, if the Company chose not to enter into definitive agreements with the Investor Group by the 10:00 pm deadline outlined in the revised proposal by the Investor Group. Mr. Kaufman, chair of the special committee, reported that he had been similarly informed by a representative of the Investor Group. After these presentations and updates, the special committee discussed the definitive agreements and the revised proposal by the Investor Group, as well as the status of discussions with the KKR/SLP Group. After discussion, the special committee determined that, due to the certainty of the transaction with the Investor Group, the revised price proposed by the Investor Group, the belief that no member of the Investor Group would participate further in a sale process if the Investor Group’s offer were not accepted that day and the potential adverse effect that would have on the definitive terms the KKR/SLP Group would be willing to offer, and the timing and likelihood of any such offer, including in particular the amount of equity financing that would be required for the KKR/SLP Group to consummate both the acquisition of the Philips Electronics semiconductor business and the Company, the effect waiting for such offer to materialize might have on the Company’s employees and customers and the opportunity for the KKR/SLP consortium to continue its investigations and discussion with the Company during the “go shop” period contemplated by the definitive agreements with the Investor Group, among other factors, it was in the best interests of the Company and its stockholders to enter into definitive agreements with the Investor Group. Accordingly, the special committee unanimously recommended that the board of directors (i) approve the execution, delivery and performance of the definitive agreements with the Investor Group, and (ii) resolve to recommend that the stockholders of the Company approve the adoption of such definitive agreements.

After making this recommendation, the special committee adjourned its meeting and the board of directors began its meeting. At this time, Mr. Mayer joined the board meeting. Goldman Sachs then presented its updated financial analyses of the $40.00 per share of Common Stock offered by the Investor Group. After this presentation, the board of directors asked questions regarding the same and a discussion ensued. Goldman Sachs then delivered an oral opinion to the effect that, as of the date of the definitive agreements for the transaction and based upon and subject to the limitations, qualifications and assumptions to be set forth in its written opinion, the merger consideration to be received by the holders of shares of Common Stock (other than shares of Common Stock held by affiliates of the Company who have an understanding, arrangement or other agreements with Parent or the Surviving Corporation, or any of their affiliates, including any shares of Common Stock acquired by Parent immediately prior to the effective time of the Merger pursuant to any equity rollover commitments or other agreements with holders of shares of Common Stock, as to which Goldman Sachs expressed no opinion from a financial point of view) pursuant to the Merger Agreement, was fair from a financial point of view to such holders of Common Stock, in the aggregate. In rendering this opinion, Goldman Sachs described in detail the various business and other interests that Goldman Sachs had conducted with the Investor Group. After considering (i) a variety of business, financial and market factors, (ii) the updated financial analyses of Goldman Sachs, including the opinion of Goldman Sachs, in each case as described above, (iii) each of the factors considered by the special committee in its unanimous recommendation as described below and (iv) the unanimous recommendation of the special committee, the board of directors unanimously adopted the resolutions approving the transaction and the Merger Agreement. The full text of the written opinion of Goldman Sachs, dated September 15, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement.

After the board meeting adjourned, the Company and the companies formed by the Investor Group to effect the transaction entered into the Merger Agreement, the members of the Investor Group delivered their equity commitment letters and guarantees and the Investor Group’s debt financing sources delivered their debt commitment letters. Shortly thereafter, the Company announced the transaction by a press release dated September 15, 2006.

On September 16, 2006, we received a letter from the KKR/SLP Group indicating that they were no longer interested in pursuing a transaction with the Company. The KKR/SLP Group issued a press release to the same effect on September 18, 2006. Subsequent to the announcement of the transaction with the Investor Group, our board of directors, after consulting with Goldman Sachs, identified six potential strategic partners that they believed, based on size and business interests, would be capable of, and might be interested in, consummating a transaction with the Company. Thereafter, at the direction of the special committee, Goldman Sachs contacted these six parties. As of the date of this proxy statement, no party has submitted a proposal to pursue a transaction with the Company.

Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors

Special Committee

The special committee, consisting solely of independent directors, and, acting with the advice and assistance of the Company’s independent legal and financial advisors, evaluated and negotiated the Merger proposal, including the terms and conditions of the Merger Agreement, with Parent and Merger Sub. The special committee determined that the Merger is in the best interests of Freescale and its stockholders, and declared it advisable, to enter into the Merger Agreement and unanimously recommended that the board of directors (i) approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contained therein and (ii) resolve to recommend that the stockholders of Freescale approve the adoption of the Merger Agreement.

In the course of reaching its determination, the special committee considered the following factors and potential benefits of the Merger, each of which the members of the special committee believed supported its decision:

•	the current and historical market prices of the Common Stock and the fact that the price of $40.00 per share represented a premium to those historical prices, a premium of approximately 30% to the closing share price of the Class A Common Stock and Class B Common Stock on September 8, 2006, the last trading day prior to press reports of rumors regarding a potential acquisition of the Company, and a premium of approximately 36% to the average closing price for the thirty trading days prior to September 8, 2006;

•	the possible alternatives to the sale of Freescale, including continuing to operate Freescale on a stand-alone basis, and the risks and uncertainties associated with such alternatives, including the risks associated with our ability to meet our projections for future results of operations, compared to the certainty of realizing in cash a fair value for their investment provided to our stockholders by the Merger;

•	the terms of the Merger Agreement and the related agreements, including:

•	the limited number and nature of the conditions to the Investor Group’s obligation to consummate the Merger;

•	the fact that the terms of the Merger Agreement provide for a 50-day post-signing “go-shop” period during which the Company may solicit additional interest in transactions involving the Company, and, after such 50-day period, continue discussions with certain persons or respond to unsolicited proposals under certain circumstances;

•	our ability, under certain limited circumstances, to furnish information to and conduct negotiations with third parties regarding other proposals;

•	our ability to terminate the Merger Agreement in order to accept a financially superior proposal, subject to paying Parent a termination fee of either $150 million or $300 million, depending on the timing and circumstances of such termination;

•	the limited number and nature of the conditions to funding set forth in the debt financing commitment letters and the obligation of Parent and Merger Sub to use their reasonable best efforts to obtain the debt financing, and if Parent and Merger Sub fail to effect the closing because of a failure to obtain the proceeds of the debt financing, to pay us a $300 million termination fee; and

•	our ability to enforce specifically the terms and provisions of the Merger Agreement to prevent certain breaches of the Merger Agreement;

•	the fact that the merger consideration is all cash, allowing the Company’s stockholders to immediately realize a fair value for their investment, while also providing such stockholders certainty of value for their shares;

•	the availability of appraisal rights to holders of the Common Stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery; and

•	the fact that, for one year from the effective date of the Merger, (i) the Surviving Corporation will maintain for the benefit of each current or former employee of the Company the benefit plans (other than equity-based and certain other benefits) at the benefit levels in effect on the date of the Merger Agreement and provide compensation and benefits to each current or former employee of the Company under the benefit plans or (ii) provide compensation and benefits (other than equity-based and certain other benefits) to each current or former employee of the Company that, taken as a whole, have a value that is not less favorable in the aggregate than the benefits provided to such employee immediately prior to the effective time of the Merger.

The special committee also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the Merger, including the following:

•	the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on the Company’s business and its relationships with customers and suppliers;

•	the fact that the Company’s stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company, including any appreciation in value that could be realized as a result of improvements to the Company’s operations;

•	the requirement that we pay Parent a termination fee of either $150 million or $300 million, depending on the timing and circumstances surrounding our termination of the Merger Agreement, if our board of directors accepts a superior proposal;

•	the restrictions on the conduct of the Company’s business prior to the completion of the Merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger;

•	the fact that an all cash transaction would be taxable to the Company’s stockholders that are U.S. persons for U.S. federal income tax purposes; and

•	the fact that the Company is entering into a Merger Agreement with a newly formed corporation with essentially no assets and, accordingly, that its remedy in connection with a breach of the Merger Agreement by Parent or Merger Sub, even a breach that is deliberate or willful, would be limited to $300 million.

This discussion summarizes the material factors considered by the special committee in its consideration of the Merger. After considering these factors, the special committee concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors. In view of the wide variety of factors considered by the special committee, and the complexity of these matters, the special committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the special committee may have assigned different weights to various factors. The special committee unanimously approved and recommended the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

Our Board of Directors

Our board of directors, acting upon the unanimous recommendation of the special committee, at a meeting described above on September 15, 2006, unanimously (i) determined that the Merger is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) resolved to recommend that the stockholders approve the adoption of the Merger Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the stockholders meeting and (iv) took all necessary steps so that the provisions of Section 203 of the DGCL and any “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover laws or regulations of any jurisdiction that may purport to be applicable to the Merger Agreement do not apply to the execution and delivery of the Merger Agreement and the transactions contemplated thereby.

In reaching these determinations, our board of directors considered (i) a variety of business, financial and market factors; (ii) the financial presentation of Goldman Sachs, including the opinion of Goldman Sachs as to the fairness, from a financial point of view, to the holders of shares of Common Stock (other than the shares of Common Stock held by affiliates of Freescale who have an understanding, arrangement or other agreements with Parent or the Surviving Corporation or any of their affiliates, including any shares of Common Stock acquired by Parent immediately prior to the effective time of the Merger pursuant to any equity rollover commitments or other agreements with holders of shares of Common Stock) of the merger consideration to be received by such holders, in the aggregate; (iii) each of the factors considered by the special committee in its unanimous recommendation, as described above; and (iv) the unanimous recommendation of the special committee.

The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the Merger. In view of the wide variety of factors considered by the board of directors, and the complexity of these matters, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board of directors may have assigned different weights to various factors. The board of directors unanimously approved and recommends the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

Our board of directors recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Financial Advisor

Opinion of Goldman Sachs

Goldman Sachs rendered its oral opinion, which was subsequently confirmed in writing, to Freescale’s board of directors that, as of September 15, 2006, and based upon and subject to the factors and assumptions set forth therein, the $40.00 per share in cash to be received by the holders of Common Stock (other than the shares of Common Stock held by affiliates of Freescale who have an understanding, arrangement or other agreements with Parent or the Surviving Corporation or any of their affiliates, including any shares of Common Stock acquired by Parent immediately prior to the effective time of the Merger pursuant to any equity rollover commitments or other agreements with holders of shares of Common Stock) pursuant to the Merger Agreement was fair from a financial point of view to such holders of Common Stock, in the aggregate.

The full text of the written opinion of Goldman Sachs, dated September 15, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of our shares of Common Stock should vote with respect to the Merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Freescale for the two fiscal years ended December 31, 2004 and December 31, 2005;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Freescale;

•	certain other communications from Freescale to its stockholders; and

•	certain internal financial analyses and forecasts for Freescale prepared by our management.

Goldman Sachs also held discussions with members of our senior management regarding their assessment of our past and current business operations, financial condition, and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for our Common Stock, compared certain financial and stock market information for Freescale with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain prior transactions in the semiconductor industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed with our consent that the internal financial forecasts prepared by our management have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Freescale. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Freescale or any of our subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Freescale or any of our subsidiaries furnished to Goldman Sachs. The Goldman Sachs opinion does not address the underlying business decision of Freescale to engage in the transaction. Goldman Sachs noted that Freescale had received a proposal from another consortium to acquire us. The Goldman Sachs opinion does not address the relative merits of the transaction contemplated pursuant to the Merger Agreement as compared to that or any other alternative transaction that might be available to Freescale. The Goldman Sachs opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion.

The following is a summary of the material financial analyses delivered by Goldman Sachs to our board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 14, 2006 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs reviewed the historical trading prices and volumes for our Common Stock for the period beginning at our initial public offering on July 16, 2004 and ended September 8, 2006, the last public trading date prior to Freescale publicly announcing a possible business transaction. In addition, Goldman Sachs analyzed the consideration to be received by holders of Common Stock pursuant to the Merger Agreement in relation to the closing prices of Common Stock on September 8, 2006, and the average market price over the 5-day, 10-day, 20-day, 30-day, 45-day, 90-day, 180-day and one-year periods ending September 8, 2006.

This analysis indicated that the $40.00 per share in cash to be received by the holders of Common Stock pursuant to the Merger Agreement represented:

•	a premium of 30.1%, based on the closing market price of $30.75 per share of Class A Common Stock and a premium of 29.3%, based on the closing market price of $30.94 per share of Class B Common Stock, both as of September 8, 2006;

•	a premium of 30.1%, based on the average market price of $30.74 per share of Class A Common Stock and a premium of 29.3%, based on the average market price of $30.93 per share of Class B Common Stock for the 5-day period ended September 8, 2006;

•	a premium of 31.3%, based on the average market price of $30.46 per share of Class A Common Stock and a premium of 30.5%, based on the average market price of $30.65 per share of Class B Common Stock for the 10-day period ended September 8, 2006;

•	a premium of 33.7%, based on the average market price of $29.93 per share of Class A Common Stock and a premium of 32.9%, based on the average market price of $30.11 per share of Class B Common Stock for the 20-day period ended September 8, 2006;

•	a premium of 35.8%, based on the average market price of $29.45 per share of Class A Common Stock and a premium of 35.2%, based on the average market price of $29.58 per share of Class B Common Stock for the 30-day period ended September 8, 2006;

•	a premium of 38.5%, based on the average market price of $28.89 per share of Class A Common Stock and a premium of 37.9%, based on the average market price of $29.00 per share of Class B Common Stock for the 45-day period ended September 8, 2006;

•	a premium of 37.1%, based on the average market price of $29.18 per share of Class A Common Stock and a premium of 36.3%, based on the average market price of $29.34 per share of Class B Common Stock for the 90-day period ended September 8, 2006;

•	a premium of 40.8%, based on the average market price of $28.40 per share of Class A Common Stock and a premium of 40.3%, based on the average market price of $28.52 per share of Class B Common Stock for the 180-day period ended September 8, 2006; and

•	a premium of 47.0%, based on the average market price of $27.21 per share of Class A Common Stock and a premium of 46.3%, based on the average market price of $27.34 per share of Class B Common Stock for the one-year period ended September 8, 2006.

Selected Companies Analysis

Goldman Sachs calculated and compared the (i) enterprise value to the estimated 2007 revenue; (ii) enterprise value to the estimated 2007 earnings before interest, tax, depreciation and amortization (“EBITDA”); (iii) price per share of Common Stock to the estimated 2007 earnings per share of Common Stock;

and (iv) price per share of Common Stock to the estimated 2007 earnings and the estimated long-term growth rate per share of Common Stock ratios of Freescale and the selected companies listed below that Goldman Sachs selected based on financial data as of September 14, 2006, information obtained from SEC filings, estimates provided by the Institutional Brokers’ Estimate System (a data service that compiles estimates issued by securities analysts) (“IBES”) for the selected companies, and information and forecasts for Freescale provided by our management and IBES and based on the closing Common Stock price as of September 8, 2006. The list of the selected companies is as follows:

•	Agere Systems Inc.;

•	Cypress Semiconductor Corp.;

•	Infineon Technologies AG;

•	Integrated Device Technology;

•	LSI Logic Corp.;

•	NEC Electronics Corporation;

•	STMicroelectronics NV; and

•	Texas Instruments Inc.

Although none of the selected companies are directly comparable to us, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain of our results, market size and product profile. The results of these analyses are summarized as follows:

Selected Company	Estimated 2007 Enterprise Value/Revenue Multiples		Estimated 2007 Enterprise Value/EBITDA Multiples		Estimated 2007 Price/Earnings Multiples		Estimated 2007 Price/Earnings & Growth Multiples
	Sept. 14, 2006		Sept. 14, 2006		Sept. 14, 2006		Sept. 14, 2006
Agere Systems Inc	1.7	x	9.4	x	16.3	x	1.6	x
Cypress Semiconductor Corp	2.0		13.5		21.6		1.1
Infineon Technologies AG	0.9		4.0		NM	(4)	NM	(4)
Integrated Device Technology	3.5		11.7		15.0		0.9
LSI Logic Corp	1.4		8.3		14.0		0.8
NEC Electronics Corporation	0.7		5.2		NM	(4)	NM	(4)
STMicroelectronics NV	1.4		5.2		16.7		1.1
Texas Instruments Inc	2.8		9.0		16.6		0.9
Mean (1)	1.8		8.3		16.7		1.1
Median (2)	1.5		8.7		16.5		1.0
Freescale (based on closing price as of September 8, 2006) (3)	1.6		6.7		15.1		1.5
Freescale (based on $40.00 per share of Common Stock)	2.2		9.1		19.7		2.0

(1)	Mean multiples exclude Freescale.
(2)	Median multiples exclude Freescale.
(3)	Analyses for Freescale based on Class A Common Stock price and the number of Class A Common Stock and Class B Common Stock outstanding.
(4)	Not material

Present Value of Future Share Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of our future per share Common Stock price, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. For this analysis, Goldman Sachs used the financial projections for Freescale prepared by our management for each of the fiscal years 2007 to 2009 and the median of estimates provided by IBES for each of the fiscal years 2007 and 2008. Goldman Sachs first calculated the implied values per share of Common Stock as of September 14 for each of the fiscal years 2007 to 2009, by applying price to forward earnings per share multiples of 14.0x to 18.0x earnings per share of Common Stock estimates for each of the fiscal years 2007 to 2009, and then discounted 2008 and 2009 values back one year and two years, respectively, using a discount rate of 14.0%. This analysis resulted in a range of implied present values of $25.36 to $36.54 per share of Common Stock.

Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis to determine a range of implied present values per share of Common Stock based on our management’s forecasts. All cash flows were discounted to September 14, 2006, and terminal values were based upon perpetuity growth rate for cash flows for fiscal years 2012 and beyond. In performing the illustrative discounted cash flow analysis, Goldman Sachs applied discount rates ranging from 11.0% to 15.0% to the projected cash flows of Freescale for the second half of 2006 and calendar years 2007 to 2011. Goldman Sachs also applied perpetuity growth rates ranging from 3.0% to 7.0%. This analysis resulted in a range of implied present values of $22.83 to $50.89 per share of Common Stock.

Using the same forecasts and a discount rate of 13.0%, Goldman Sachs performed an illustrative sensitivity analysis to determine a range of implied present values per share of Common Stock based on a range of operating margins and a range of perpetuity growth rates. In performing the illustrative cash flow sensitivity analysis, Goldman Sachs varied forecasted operating margins from 11.0% to 23.0% for calendar years 2010 and 2011. Goldman Sachs also varied the perpetuity growth rates from 3.0% to 7.0%. This analysis resulted in a range of implied present values of $20.70 to $44.95 per share of Common Stock.

Selected Transactions Analysis

Goldman Sachs reviewed publicly available information for the following announced leveraged buy-out transactions involving companies in the semiconductor industry. While none of the companies that participated in the selected transactions are directly comparable to us, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of our results, market size and product profile. Goldman Sachs calculated and compared the (i) total enterprise values as a multiple of the target company’s publicly reported latest twelve months (“LTM”) EBITDA and (ii) total publicly reported pro forma transaction debt as a multiple of the target company’s publicly reported LTM EBITDA prior to the announcement of the applicable transaction. The following table sets forth each of the transactions reviewed (listed by acquiror/target and month and year announced) and the respective enterprise value multiple of LTM EBITDA and total pro forma transaction debt multiple of LTM EBITDA.

Acquiror/Target	Enterprise Value Multiple of LTM EBITDA		Total Debt Multiple of LTM EBITDA
Management led investor group and Sterling LLC, a unit of Citicorp Venture Capital/Fairchild Semiconductor Corp. (February 1997)	5.3	x	4.6	x
Bain Capital Inc., and Bear, Stearns & Co. Inc. /Integrated Circuit Systems, Inc. (May 1999)	7.0		4.1
Management led investor group and Sterling Holding Company, LLC, a unit of Citicorp Venture Capital/Intersil Corporation (June 1999)	5.4		4.3
Amkor Technology, Inc./Anam Semiconductor, Inc. (June 1999)	8.6		4.3
Texas Pacific Group/ON Semiconductor Corporation (July 1999)	5.2		4.0
Management led investor group, Bain Capital, and Citicorp Venture Capital/Stats Chip (September 1999)	6.7		4.4
Francisco Partners and Citigroup Venture Capital/AMI Semiconductor (December 2000)	5.8		3.9
Citicorp Venture Capital CVC/Magna Chip Semiconductor Ltd. (December 2004)	5.2		1.9
Kohlberg Kravis Roberts & Co. and Silver Lake Partners/Avago Technologies (November 2005) (1)(2)	10.2		5.5
Kohlberg Kravis Roberts & Co., Bain Capital, Silver Lake Partners, Apax and AlpInvest Partners NV/NXP (August 2006) (3)(4)	8.6		4.5
Freescale (based on LTM as of June 30, 2006) (5)	10.7		6.3
Median	6.3		4.3

(1)	Multiples may be lower due to the sale of Tachyon storage business prior to the completion of the Avago sale.
(2)	Avago Technologies was formerly the semiconductor business of Agilent Technologies.
(3)	EBITDA based on publicly reported earnings before interest and taxes (“EBIT”) for NXP plus assumption that depreciation and amortization were equivalent to 10% of revenues.
(4)	NXP was formerly the semiconductor business of Royal Philips Electronics.
(5)	Multiple based on the merger consideration of $40.00 per share of Common Stock.

Leveraged Buyout Analysis

Goldman Sachs performed an illustrative leveraged buyout analysis using our management forecasts and publicly available historical information. In performing the illustrative leveraged buyout analysis, Goldman Sachs assumed hypothetical financial buyer purchase prices per share of Common Stock ranging from $38.00 to $42.00 which reflects illustrative implied entry multiples based on 2007 adjusted management EBITDA ranging from 7.6x to 8.6x. Based on a range of illustrative one year forward 2011 exit EBITDA multiples of 7.6x to 8.6x for the assumed exit at the end of 2010, which reflect illustrative implied prices at which a hypothetical financial buyer might exit its Freescale investment through a sale transaction, this analysis resulted in illustrative internal rate of equity returns to a hypothetical financial buyer ranging from 11.0% to 24.0%.

Using the same management forecasts, Goldman Sachs also performed two sensitivity analyses on the illustrative leveraged buyout analysis. In the first sensitivity analysis, Goldman Sachs assumed a 2010 exit year and used a range of forecasted 2010 and 2011 operating margins from 13% to 21%. Based on the foregoing ranges of operating margin estimates, the same assumed entry and exit EBITDA multiples and an illustrative implied initial purchase price of shares of Common Stock ranging from $38.00 to $42.00, the sensitivity analysis indicated illustrative internal rate of equity returns to a hypothetical financial buyer ranging from 9.0% to 26.0%. In the second sensitivity analysis, Goldman Sachs assumed a 2010 exit year and used a range of forecasted 2010 and 2011 operating margins from 13% to 21%. Based on the foregoing ranges of operating margin estimates, assuming an 8.1x entry multiple, a range of one year forward 2011 exit EBITDA multiples of 7.1x to 9.1x for the assumed exit at the end of 2010 and an illustrative purchase price of $40.00 per share of Common Stock, the sensitivity analysis indicated illustrative internal rate of equity returns to a hypothetical financial buyer ranging from 4.0% to 29.0%.

Recapitalization Analysis

Goldman Sachs analyzed an illustrative recapitalization transaction involving Freescale and the theoretical value that our stockholders could receive in such a transaction. In the illustrative recapitalization analysis, Freescale used excess cash and the proceeds of new debt financings to finance a Common Stock share repurchase program as of December 31, 2006, at a 12.5% premium to the closing market price as of September 8, 2006, or $34.59 per share of Common Stock. The theoretical post-recapitalization trading value of our shares of Common Stock was based upon estimated price to earnings ratios of 14.0x to 18.0x, a minimum cash balance of $1.5 billion and projections for Freescale provided by IBES and our management after giving effect to the new debt of $4.9 billion. Goldman Sachs then calculated the implied per share future equity values for our shares of Common Stock for 2007 and 2008 assuming a total leverage of 3.0x 2006 estimated EBITDA and then discounted 2008 values back one year using a discount rate of 17.0%. This analysis resulted in a range of implied present values, inclusive of the Common Stock share repurchase, of $28.81 to $37.67 per share.

With respect to the implied per share current equity values for our shares of Common Stock, using the same IBES and management forecasts, Goldman Sachs also performed a sensitivity analysis on the illustrative recapitalization transaction. Goldman Sachs assumed a total leverage of 3.0x 2006 EBITDA and used a range of minimum cash balances from $500 million to $2.5 billion. This analysis resulted in a range of implied present values, inclusive of the Common Stock share repurchase, of $30.32 to $33.65 per share.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Goldman Sachs opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Freescale or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to our board of directors as to the fairness, from a financial point of view, to the holders of the outstanding shares of our Common Stock other than the shares of Common Stock held by affiliates of Freescale who have an understanding, arrangement or other agreements with Parent or the Surviving Corporation or any of their affiliates, including any shares of Common Stock acquired by Parent immediately prior to the effective time of the Merger pursuant to any equity rollover commitments or other agreements with holders of shares of Common Stock, of the merger consideration to be received by such holders, in the aggregate, pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Freescale, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms-length negotiations between Freescale and Parent and was unanimously approved by our board of directors. Goldman Sachs provided advice to our board of directors during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Freescale or our board or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, the Goldman Sachs opinion to our board of directors was one of many factors taken into consideration by the Freescale board of directors in making their determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Freescale in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement.

In addition, Goldman Sachs has provided certain investment banking services to Freescale from time to time, including having acted as lead underwriter with respect to the public offering of 121,621,622 shares of Class A Common Stock in July 2004 and as lead manager with respect to triple-tranche offering of our Floating Rate Senior Notes due 2009, 6.875% Senior Notes due 2011 and 7.125% Senior Notes due 2014 (aggregate amount $1,250,000,000) at the time of the public offering in July 2004.

Goldman Sachs has provided and is currently providing certain investment banking services to Blackstone, the parent company of Parent and an Investor, and its affiliates and portfolio companies, including having acted as lead managing underwriter with respect to the public offering of 24,137,931 shares of common stock of TRW Automotive Inc., a portfolio company of Blackstone, in February 2004; as financial advisor to an affiliate of Blackstone in connection with the acquisition of Celanese AG in April 2004; as lead managing underwriter with respect to the public offering of 51,111,111 shares of common stock of Nalco Holding Company (“Nalco”), a portfolio company of Blackstone in November 2004; as co-managing underwriter with respect to the public offering of 50,000,000 shares of Series A common stock of Celanese Corp., a portfolio of Blackstone, in January 2005; as joint lead managing underwriter with respect to the public offering of 13,684,100 shares of common stock of New Skies Satellites NV (“New Skies”), a portfolio company of Blackstone, in May 2005; as joint lead managing underwriter with respect to the public offering of 33,350,000 shares of common stock of Nalco in August 2005; and as financial advisor to New Skies in connection with its sale in December 2005.

Goldman Sachs has provided and is currently providing certain investment banking services to affiliates and portfolio companies of The Carlyle Group (“Carlyle”), an affiliate of an Investor, including having acted as financial advisor to affiliates of Carlyle in connection with its acquisition of majority stake in Fiat Aviazione SpA in October 2003; as financial advisor to an affiliate of Carlyle in connection with its sale of Horizon Lines LLC, a Carlyle portfolio company, in July 2004; as joint lead manager with respect to debt offering by Fiat Avio S.p.A., a portfolio company of Carlyle, of its Floating Rate Pay-in-Kind Notes due 2015 (aggregate principal amount €350,000,000) in February 2005; and as financial advisor to an affiliate of Carlyle in connection with its acquisition of Com Hem in February 2006 and its acquisition of MultiPlan, Inc. in April 2006.

Goldman Sachs has provided and is currently providing certain investment banking services to (i) an investment holding company owned by certain investors advised by Permira Advisers LLC and (ii) various investment holding companies owned by certain funds advised by Permira Advisers LLC, including having acted as joint lead selling agent with respect to an offering by Cognis Deutschland GmbH & Co. KG (“Cognis”), an investment of certain funds advised by Permira Advisers LLC, of its 9.50% Senior Notes due 2014 and its Floating Rate Second Lien Notes due 2013 (aggregate principal amount €745,000,000) in May 2004; as joint lead selling agent with respect to an offering by Cognis of its Floating Rate Senior Payment-in-Kind Notes due 2015 (aggregate principal amount €530,000,000) in January 2005; as financial advisor to an investment holding company owned by certain funds advised by Permira Advisers LLC in connection with the acquisition of Jet Aviation International, Inc. in October 2005; and as joint lead manager with respect to follow-on offering of 15,700,000 shares of Avnet, Inc., an investment of certain funds advised by Permira Advisers LLC, in February 2006.

Goldman Sachs has provided and is currently providing certain investment banking services to Texas Pacific Group, (“TPG”), the parent company of an Investor, and its affiliates and portfolio companies, including having acted as financial advisor to Hotwire Inc., a former portfolio company of TPG, in connection with its sale to IAC/Interactive Corp. in July 2004; as lender in connection with a bank loan (aggregate principal amount $2,000,000,000) for Texas Genco Holdings Inc., a former portfolio company of TPG, in December 2004; and as underwriter in connection with a public offering of certain debt securities (aggregate principal amount $3,800,000,000) of Spirit Group Ltd., a former portfolio company of TPG, in December 2004.

Goldman Sachs also may provide investment banking services to Freescale, Parent, Blackstone, Carlyle, various investment holding companies owned by certain investors and funds advised by Permira Advisers LLC and TPG and their affiliates and portfolio companies in the future. In connection with the above-described investment banking services, Goldman Sachs has received, and may receive, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Freescale, Parent, Blackstone, Carlyle, various investment holding companies owned by certain investors and funds advised by Permira Advisers LLC and TPG and their respective affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Affiliates of Goldman Sachs have co-invested with Blackstone, Carlyle, funds advised by Permira Advisers LLC and TPG and their respective affiliates from time to time and such affiliates of Goldman Sachs have invested and may invest in the future in limited partnership units of affiliates of Blackstone, affiliates of Carlyle, funds advised by Permira Advisers LLC and affiliates of TPG.

The board of directors of Freescale selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated June 23, 2006, Freescale engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Freescale has agreed to pay Goldman Sachs a customary transaction fee, the principal portion of which is contingent upon consummation of the transaction. In addition, Freescale has also agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financing of the Merger

The total amount of funds necessary to complete the Merger is anticipated to be approximately $19 billion, consisting of (i) approximately $17.6 billion to pay the Company’s stockholders and option holders the amounts due to them under the Merger Agreement, assuming that no Company stockholder validly exercises and perfects its appraisal rights, (ii) approximately $500 million to pay related fees and expenses in connection with the Merger and (iii) approximately $900 million to refinance certain existing indebtedness.

These payments are expected to be funded by Parent and Merger Sub in a combination of equity contributions by affiliates of the Investors and other investors in Parent, debt financing and to the extent available, cash of the Company. Parent and Merger Sub have obtained equity and debt financing commitments described below in connection with the transactions contemplated by the Merger Agreement.

Equity Financing

The Investors have collectively agreed to cause up to $7.15 billion of cash to be contributed to Parent, which will constitute the equity portion of the merger financing. Subject to certain conditions, each of the Investors may assign a portion of its equity commitment obligation, provided that it remains obligated to perform to the extent not performed by such assignee. The commitment of each Investor pursuant to the equity commitment letters are as follows:

Blackstone Capital Partners V L.P.	$4,150,000,000

Carlyle Partners IV, L.P.	$1,000,000,000

Permira IV L.P.2, Permira Investments Limited and P4 Co-Investment L.P.	$1,000,000,000

TPG Partners V, L.P.	$1,000,000,000

Each of the equity commitments is generally subject to the satisfaction or waiver of all of the conditions to Parent’s and Merger Sub’s obligation to effect the closing of the Merger under the Merger Agreement in accordance with its terms. Each of the equity commitment letters will terminate upon the termination of the Merger Agreement or if the Company or any of its affiliates collects any amount with respect to any claim under any limited guarantee of any member of the Investor Group issued in connection with the equity commitments.

Debt Financing

Parent has received a debt commitment letter, dated as of September 28, 2006, from the Lender Parties to provide the following, subject to the conditions set forth therein:

•	to Merger Sub, up to $4.25 billion of senior secured credit facilities (not all of which is expected to be drawn at closing) for the purpose of financing the Merger, repaying or refinancing certain existing indebtedness of the Company and its subsidiaries, paying fees and expenses incurred in connection with the Merger and for providing ongoing working capital and for other general corporate purposes of the Surviving Corporation and its subsidiaries;

•	to Merger Sub, up to $4.35 billion of senior unsecured bridge loans under a bridge facility, for the purpose of financing the Merger, repaying or refinancing certain existing indebtedness of the Company and its subsidiaries and paying fees and expenses incurred in connection with the Merger; and

•	to Merger Sub, up to $1.80 billion of senior subordinated unsecured bridge loans under a bridge facility, for the purpose of financing the Merger, repaying or refinancing certain existing indebtedness of the Company and its subsidiaries and paying fees and expenses incurred in connection with the Merger;

The debt commitments expire on May 15, 2007, but that date will be extended to the date that constitutes the Outside Date (as defined below under “The Merger Agreement—Termination of the Merger Agreement) under the Merger Agreement. The documentation governing the senior secured credit facilities and the bridge facilities has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement.

Parent has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt commitment letters and the Merger Agreement. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letters, Parent must use its reasonable best efforts to obtain alternative financing from alternative sources in an amount sufficient to consummate the Merger and other transactions contemplated by the Merger Agreement on terms that are not less favorable in the aggregate to Parent than as contemplated by the debt commitment letters as promptly as practicable following the occurrence of such event but no later than the last day of the Marketing Period.

Conditions Precedent to the Debt Commitments

The availability of the senior secured credit facilities and the bridge facilities are subject, among other things, to satisfaction that since December 31, 2005, there shall not have occurred any “Material Adverse Effect” (as defined in the Merger Agreement), consummation of the Merger in accordance with the Merger Agreement (without giving effect to any amendments or waivers by Parent that are materially adverse to the Lender Parties without the consent of the Lender Parties), payment of required fees and expenses and the negotiation, execution and delivery of definitive documentation.

Senior Secured Credit Facilities

General. The borrower under the senior secured credit facilities will be Merger Sub initially, and the Surviving Corporation, upon consummation of the Merger (the “Borrower”). The senior secured credit facilities will be comprised of a $3.50 billion term loan facility with a term of seven years and a $750 million revolving loan facility with a term of six years. The revolving credit facility will include sublimits for the issuance of letters of credit and swingline loans and will be available in dollars. No alternative financing arrangements or alternative financing plans have been made in the event that the senior secured credit facilities are not available as anticipated. The senior secured credit facilities will permit the Borrower to add one or more incremental term loan facilities and/or increase commitments under the revolving loan facility in an aggregate amount up to $1.0 billion.

Citigroup Global Markets Inc., Citicorp North America, Inc., Citicorp USA, Inc., Citibank, N.A. or any of their affiliates (collectively, “Citigroup”) and Credit Suisse Securities (USA) LLC have been appointed as joint lead arrangers and joint bookrunners for the senior secured credit facilities. In addition, J. P. Morgan Securities Inc., Lehman Brothers Inc. and UBS Securities LLC will also act as joint bookrunners for the senior secured credit facilities. Citigroup will be the sole administrative agent and collateral agent for the senior secured credit facilities and Credit Suisse Securities (USA) LLC will be the syndication agent for the senior secured credit facilities. JPMorgan Chase Bank, N.A. will act as documentation agent for the senior secured credit facilities.

Interest Rate and Fees. Loans under the senior secured credit facilities are expected to bear interest, at the Borrower’s option, at a rate equal to the Adjusted London interbank offer rate or Alternate Base Rate, in each case plus a spread. After the Surviving Corporation’s delivery of financial statements for the first full fiscal quarter ending after the effective date of the Merger, interest rates under the senior secured credit facilities shall be subject to decreases based on a leverage ratio (which means the ratio of the Borrower’s total net debt to EBITDA) and shall be as agreed upon between the Surviving Corporation and the administrative agent.

In addition, the Surviving Corporation will pay customary commitment fees (subject to decreases based on a leverage ratio) and letter of credit fees under the senior secured credit facilities. Upon the initial funding of the senior secured credit facilities, Parent has also agreed to pay an underwriting fee to the Lender Parties.

Prepayments and Amortization. The Borrower will be permitted to make voluntary prepayments at any time, without premium or penalty, and will be required to make mandatory prepayments of term loans with (i) net cash proceeds of non-ordinary course asset sales (subject to reinvestment rights and other exceptions), (ii) net proceeds of the issuance or incurrence of debt (other than permitted debt) and (iii) a percentage of excess cash flow (to be defined) of the Surviving Corporation and its consolidated subsidiaries. The term loans are expected to be repaid in equal quarterly installments, commencing with the first quarter end to occur after the closing of the senior secured credit facilities, in an aggregate annual amount equal to 1% of the original principal amount thereof, with the balance payable on the final maturity date of the term loans.

Guarantors. All obligations under the senior secured credit facilities and under any interest rate protection or other hedging arrangement entered into with a Lender Party or any of its affiliates will be unconditionally guaranteed jointly and severally by Firestone Acquisition Holdings Corp., the direct parent of Merger Sub and a subsidiary of Parent (“Holdings”) and each of the existing and future direct and indirect, wholly-owned domestic subsidiaries of the Surviving Corporation (other than certain immaterial subsidiaries and unrestricted subsidiaries to be agreed upon).

Security. The obligations of the Borrower and the guarantors under the senior secured credit facilities and the guarantees, and under any interest rate protection or other hedging arrangement entered into with a Lender Party or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions, by all the capital stock of the Borrower and its subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of such subsidiaries) directly held by the Borrower or any guarantor and substantially all present and future assets of Holdings, the Borrower and each subsidiary guarantor. If the security is not provided at closing despite the use of commercially reasonable efforts to do so, the delivery of the security will not be a condition precedent to the availability of the senior secured credit facilities on the closing date, but instead will be required to be delivered following the closing date.

Other Terms. The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The senior secured facilities will also include customary events of defaults, including a change of control to be defined.

Other Debt Financing

Merger Sub is expected to issue up to $6.15 billion aggregate principal amount of senior unsecured notes and/or senior subordinated unsecured notes. The notes will not be registered under the Securities Act and may not be offered in the United States absent registration or an applicable exemption from registration requirements. As a result of the Merger, Merger Sub will be merged with and into the Company and, thereafter, the Company, as the Surviving Corporation, will be the obligor under the notes.

Bridge Facilities

If the offering of notes by Merger Sub is not completed on or prior to the closing of the Merger, the Lender Parties have committed to provide up to $4.35 billion in loans under a senior unsecured bridge facility and $1.80 billion in loans under a senior subordinated unsecured bridge facility to Merger Sub. After consummation of the Merger, the Surviving Corporation will be the borrower under the senior unsecured bridge facility and the senior subordinated bridge facility.

If the senior unsecured bridge loans are not paid in full on or before the first anniversary of the Merger, all outstanding senior unsecured bridge loans will be converted into senior unsecured term loans with a term of eight years from the closing of the Merger. After conversion to senior unsecured term loans, the applicable Lender Party may choose to exchange such loans for senior unsecured exchange notes that the Surviving Corporation would be required to use commercially reasonable efforts to register for public sale under a registration statement in compliance with applicable securities laws, provided that the Surviving Corporation has received requests to issue at least $100 million in aggregate principal amount of senior unsecured exchange notes.

If the senior subordinated unsecured bridge loans are not paid in full on or before the first anniversary of the Merger, all outstanding senior subordinated unsecured bridge loans will be converted into senior subordinated unsecured term loans with a term of ten years from the closing of the Merger. After conversion to senior subordinated unsecured term loans, the applicable Lender Party may choose to exchange such loans for senior subordinated unsecured exchange notes that the Surviving Corporation would be required to use commercially reasonable efforts to register for public sale under a registration statement in compliance with applicable securities laws, provided that the Surviving Corporation has received requests to issue at least $100 million in aggregate principal amount of senior subordinated unsecured exchange notes.

Credit Suisse Securities (USA) LLC and Citigroup have been appointed as joint lead arrangers and joint bookrunners for the bridge facilities. In addition, J.P. Morgan Securities Inc., Lehman Brothers Inc. and UBS Securities LLC will also act as joint bookrunners for the bridge facilities. An affiliate or branch of Credit Suisse will act as the sole administrative agent for the bridge facilities and Citigroup will act as syndication agent for the bridge facilities.

Limited Guarantee

In connection with the Merger Agreement, each of the Investors and the Company entered into a limited guarantee pursuant to which, among other things, each of the Investors is providing the Company a guarantee of payment of the termination fee payable by Parent, if any, and Parent’s obligation for breach of the Merger Agreement with respect to the payment obligations of Parent, up to a maximum amount equal to their respective pro rata share of the maximum amount of $300 million. Each guarantee will remain in full force and effect until the earlier of (i) the effective time of the Merger and (ii) nine (9) months after the termination of the Merger Agreement, provided that the limited guarantee will not terminate as to any claim for which notice has been given to the respective guarantor prior to such termination until final resolution of such claim. The limited guarantee is the Company’s sole recourse against the guarantor, however the limited guarantee does not limit the Company’s rights described herein under “The Merger Agreement—Specific Performance” beginning on page 73.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors, Freescale’s stockholders should be aware that certain of Freescale’s directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of Freescale’s stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The special committee and board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to approve the Merger Agreement and the Merger and the recommendations that our stockholders vote in favor of adopting the Merger Agreement.

Treatment of Stock Options

As of the record date, there were approximately 23,022,714 shares of Common Stock issuable pursuant to stock options granted under our equity incentive plans to our current executive officers and directors. Under the terms of the Merger Agreement, except as otherwise agreed to by Parent and a holder of an option, each outstanding option held by an executive officer or director that is unexercised as of the effective time of the Merger will become fully vested, cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the outstanding options multiplied by the amount (if any) by which $40.00 exceeds the option exercise price, without interest and less any applicable withholding taxes.

The following table identifies, for each of our directors and executive officers, the aggregate number of shares of Common Stock subject to outstanding vested and unvested options as of October 6, 2006, the aggregate number of shares of Common Stock subject to outstanding unvested options that will become fully vested in connection with the Merger, the weighted average exercise price and the value of such unvested options, and the weighted average exercise price and value of vested and unvested options. The information in the table assumes that all options remain outstanding on the closing date of the Merger.

Name	Aggregate Shares Subject to Options	Number of Shares Underlying Unvested Options	Weighted Average Exercise Price of Unvested Options	Value of Unvested Options (1)	Weighted Average Exercise Price of Vested and Unvested Options	Value of Vested and Unvested Options (2)
Directors
Michel Mayer	1,254,720	691,146	$21.33	$12,903,696	$17.89	$27,741,859
H. Raymond Bingham	0	0	—	0	—	0
Stephen P. Kaufman	0	0	—	0	—	0
Kevin Kennedy	0	0	—	0	—	0
Antonio M. Perez	0	0	—	0	—	0
Krish A. Prabhu	0	0	—	0	—	0
B. Kenneth West (3)	0	0	—	0	—	0
Executive Officers
William Bradford	0	0	—	$0	—	$0
Alan Campbell	326,412	160,294	$21.62	$2,946,204	$16.62	$7,631,513
Sandeep Chennakeshu	0	0	—	$0	—	$0
Franz Fink (4)	0	0	—	$0	$—	$0
Paul Grimme (5)	213,752	121,642	$21.63	$2,234,564	$18.05	$4,961,856
Greg Heinlein	45,046	35,046	$25.05	$523,938	$24.81	$684,249
Jan Monney	97,325	48,200	$20.72	$929,296	$17.01	$2,237,502
Alex Pepe	166,234	84,907	$22.12	$1,518,137	$17.18	$3,793,460
David Perkins	204,272	131,865	$20.68	$2,547,632	$18.05	$4,483,770
Sumit Sadana	171,872	136,872	$21.25	$2,566,350	$20.62	$3,330,879
Claudine Simson (6)	0	0	—	$0	—	$0
John Torres	103,846	59,664	$20.19	$1,181,944	$17.40	$2,346,920
Kurt Twining	49,920	42,420	$26.78	$560,792	$26.16	$690,893

(1)	Illustrates the economic value of all unvested options that will become fully vested and cashed out in connection with the Merger. Calculated for each individual by multiplying the number of shares underlying unvested options by the difference, if any, between $40.00 (the per share amount of merger consideration) and the weighted average exercise price of the unvested options.
(2)	Illustrates the economic value of all options to be cancelled and cashed out in connection with the Merger. Calculated for each individual by multiplying the aggregate number of shares subject to options by the difference between $40.00 (the per share amount of merger consideration) and the weighted average exercise price of all such options.
(3)	Mr. West was a director of the Company until his death on May 14, 2006.
(4)	Franz Fink was the Company’s Senior Vice President and General Manager, Wireless and Mobile Solutions Group until May 31, 2006, and his employment with Freescale terminated on September 8, 2006. All unvested options held by Mr. Fink were terminated on September 8, 2006.
(5)	Includes (1) 2,235 aggregate shares subject to options held by Mr. Grimme’s spouse; (2) 921 shares underlying unvested options at a weighted average exercise price of $9.95 and a value of $27,676 held by Mr. Grimme’s spouse; and (3) $65,821 value of vested and unvested options at the weighted average exercise price of $10.55 held by Mr. Grimme’s spouse.
(6)	Claudine Simson was the Company’s Senior Vice President and Chief Technology Officer until January 6, 2006.

Treatment of Restricted Stock Units

As of the record date, there were approximately 12,311,382 restricted stock units granted under our equity incentive plans to our current executive officers and directors. Under the terms of the Merger Agreement, except as otherwise agreed to by Parent and a holder of a restricted stock unit, each outstanding restricted stock unit held by an executive officer or director that is outstanding as of the effective time of the Merger will become fully vested, cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted stock units multiplied by $40.00, without interest and less any applicable withholding tax.

The following table identifies, for each of our directors and executive officers, the aggregate number of shares of Common Stock subject to outstanding restricted stock units as of October 6, 2006 and the value of such restricted stock units that will become fully vested in connection with the Merger. The information in the table assumes that all such restricted stock units remain outstanding on the closing date of the Merger.

Name	Aggregate Shares Subject to Restricted Stock Units	Value of Restricted Stock Units (1)
Directors
Michel Mayer	482,654	$19,306,160
H. Raymond Bingham	14,942	$597,680
Stephen P. Kaufman	14,942	$597,680
Kevin Kennedy	14,942	$597,680
Antonio M. Perez	8,888	$355,520
Krish A. Prabhu	0	$0
B. Kenneth West (2)	0	$0
Executive Officers
William Bradford	150,000	$6,000,000
Alan Campbell	128,266	$5,130,640
Sandeep Chennakeshu	250,000	$10,000,000
Franz Fink (3)	0	$0
Paul Grimme (4)	108,832	$4,353,280
Greg Heinlein	26,875	$1,075,000
Jan Monney	52,256	$2,090,240
Alex Pepe	79,699	$3,187,960
David Perkins	108,307	$4,332,280
Sumit Sadana	87,110	$3,484,400
Claudine Simson (5)	0	$0
John Torres	67,577	$2,703,080
Kurt Twining	43,787	$1,751,480

(1)	Illustrates the economic value of all restricted stock units that will become fully vested and cashed out in connection with the Merger. Calculated for each individual by multiplying the aggregate number of restricted stock units by $40.00 (the per share amount of merger consideration).
(2)	Mr. West was a director of the Company until his death on May 14, 2006. All of his restricted stock units accelerated upon his death and were converted into shares of Class A Common Stock.
(3)	Franz Fink was the Company’s Senior Vice President and General Manager, Wireless and Mobile Solutions Group until May 31, 2006, and his employment with Freescale terminated on September 8, 2006. All unvested restricted stock units held by Mr. Fink were terminated on September 8, 2006.
(4)	Includes 488 restricted stock units held by Mr. Grimme’s spouse with a value of $19,520.
(5)	Claudine Simson was the Company’s Senior Vice President and Chief Technology Officer until January 6, 2006, at which time all unvested restricted stock units held by Ms. Simson were terminated.

Treatment of Stock Appreciation Rights

As of the record date, there were approximately 27,000 stock appreciation rights held by Mr. Mayer. No stock appreciation rights were held by our current executive officers and directors other than Mr. Mayer. Under the terms of the Merger Agreement, each outstanding stock appreciation right that is unexercised as of the effective time of the Merger will become fully vested, cancelled and converted into the right to receive a cash payment equal to the number of outstanding shares of Common Stock underlying the stock appreciation rights multiplied by the amount (if any) by which $40.00 exceeds the stock appreciation right exercise price, without interest and less any applicable withholding tax.

The following table identifies the aggregate number of shares subject to Mr. Mayer’s vested and unvested stock appreciation rights as of October 6, 2006, the aggregate number of unvested shares subject to such stock appreciation rights that will become fully vested in connection with the Merger, the exercise price of such stock appreciation rights, the value of his unvested stock appreciation rights and the aggregate value of his vested and unvested stock appreciation rights. The information in the table assumes that all such stock appreciation rights remain outstanding as of the closing date of the Merger.

Name	Aggregate Shares Subject to Stock Appreciation Rights	Number of Shares Underlying Unvested Stock Appreciation Rights	Exercise Price of Stock Appreciation Rights	Value of Unvested Stock Appreciation Rights (1)	Value of Vested and Unvested Stock Appreciation Rights (2)
Michel Mayer	27,000	9,000	$13.00	$243,000	$729,000

(1)	Illustrates the economic value of all stock appreciation rights that will become fully vested and cashed out in connection with the Merger. Calculated by multiplying the number of shares underlying the unvested stock appreciation rights by the difference between $40.00 (the per share amount of merger consideration) and the per share exercise price of the stock appreciation rights.
(2)	Illustrates the economic value of all stock appreciation rights to be cancelled and “cashed out” in connection with the Merger. Calculated by multiplying the number of shares underlying the all stock appreciation rights by the difference between $40.00 (the per share amount of merger consideration) and the per share exercise price of the stock appreciation rights.

Deferred Compensation Plans

The directors who participate in the Company’s Non-Employee Director Deferred Compensation Plan (the “Deferred Compensation Plan”) will be entitled to acceleration of payment with respect to shares of Common Stock in his account under the Deferred Compensation Plan. Absent a change in control, a participant would only be entitled to receive payment in accordance with his prior election. Because of the occurrence of a change in control, each director participant in the Deferred Compensation Plan will receive payment of his account balance as soon as practicable after the effective time of the Merger.

The following table identifies, for each of our non-employee directors, the number of shares of Common Stock held in such person’s account under the Deferred Compensation Plan as of October 6, 2006 and the value of such shares of Common Stock that will accelerate and become payable in connection with the Merger.

Name	Number of Shares of Common Stock in Deferred Compensation Plan Account	Deferred Compensation Plan Account Balance to be Paid(1)
H. Raymond Bingham	0	$0
Stephen P. Kaufman	8,579	$343,160
Kevin Kennedy	0	$0
Antonio M. Perez	8,579	$343,160
Krish A. Prabhu	4,912	$196,480

(1)	Illustrates the economic value of all of the shares of Common Stock held in the non-employee director’s account to be accelerated and paid out in connection with the Merger. Calculated by multiplying the number of shares held in the non-employee director’s account by $40.00 (the per share amount of merger consideration).

Management Arrangements

As of the date of this proxy statement, we have not entered into any employment agreements with our management in connection with the Merger, nor amended or modified any existing employment agreements. Parent has informed us that it currently intends to retain members of our management team following the Merger, and that it anticipates that Michel Mayer, our chief executive officer, will continue as chief executive officer. Mr. Mayer, on behalf of himself and other members of management, is currently in discussions with Parent regarding terms of employment following the Merger. Parent has also informed us that it may offer members of management the opportunity to convert all or a portion of their current equity interests in Freescale into, or otherwise invest on terms that are no more favorable than the other Investors in, equity in Parent (and/or a subsidiary thereof). It is not anticipated that this conversion or investment would result in our executive officers acquiring more than approximately 1% of the outstanding equity of Parent (and/or a subsidiary thereof). Further, Parent has informed us that it intends to establish equity-based incentive compensation plans for management of the Surviving Corporation, a substantial portion of which is likely to be allocated to our executive officers. The size of such equity based incentive compensation plans has not yet been determined and no awards have been made or promised. We understand that equity awards granted under these incentive compensation plans would generally vest over four years of continued employment and would entitle management to share in the future appreciation of the Surviving Corporation.

Although it is likely that certain members of our management team will enter into new arrangements with Parent or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Parent (and/or a subsidiary thereof), there can be no assurance that the parties will reach agreement. These matters are subject to further negotiations and discussion and no terms or conditions have been finalized. Any new arrangements are currently expected to be entered into at or prior to the completion of the Merger. In addition, it is anticipated that two members of management will serve on the governing board of Parent, including service by Mr. Mayer as chairman. Freescale’s board of directors (without Mr. Mayer’s participation) previously authorized reimbursement of management’s reasonable out-of-pocket legal expenses in connection with negotiating management’s arrangements with Parent and the Surviving Corporation.

Change of Control Severance Plan

Each of our current executive officers participates in the Severance Plan, pursuant to which each such executive officer will be entitled to receive the following severance and other benefits if, at any time prior to the second anniversary of the Merger, such executive officer’s employment is involuntarily terminated for any reason other than “good cause,” death, “disability,” or retirement (within the meaning of the Severance Plan) or such executive officer terminates employment for “good reason” (within the meaning of the Severance Plan):

•	a lump sum cash payment equal to the sum of the executive officer’s (i) unpaid salary, (ii) accrued but unpaid incentive bonus for the fiscal year preceding the year of termination, (iii) pro-rata portion of his or her target bonus for the fiscal year in which the termination occurs, and (iv) either two times (with respect to vice presidents) or three times (with respect to senior vice presidents and named executive officers) of such person’s base salary (as in effect on the date of termination or in the 3-year period preceding the Merger, whichever is higher) and his or her highest bonus received during the 5-year period preceding the date of termination;

•	a minimum of three years of continued health, medical, life and long-term disability insurance benefits equal to those benefits that would have been provided in accordance with such plans, programs, policies and practices in effect immediately prior to the Merger;

•	continued service for a maximum of three years for purposes of retiree medical and retiree medical coverage on terms no less favorable than that which was provided prior to the Merger; and

•	in the event any payment or benefit received by the executive officer (whether payable under the Severance Plan or otherwise) gives rise to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the executive officer is entitled to a “gross-up” payment in an amount that would place the executive officer in the same after-tax position that he or she would have been in if no excise tax had applied (except for certain circumstances in which the agreements specify that the benefits payable to the executive will be reduced to eliminate the applicability of such excise taxes).

Assuming that each executive officer is involuntarily terminated for any reason other than “good cause,” death, “disability,” or retirement (within the meaning of the Severance Plan) or such executive officer terminates employment for “good reason” (within the meaning of the Severance Plan) immediately following the Merger, the amount of cash severance benefits (based upon the executive officer’s highest base salary in the 3-year period preceding the Merger and highest bonus in the 5-year period preceding the assumed date of termination) that would be payable is:

Name	Potential Cash Severance Benefits
Michel Mayer	$7,668,000
William Bradford	$1,370,000
Alan Campbell	$4,395,450
Sandeep Chennakeshu	$2,600,000
Franz Fink (1)	$1,917,060
Paul Grimme	$3,006,950
Greg Heinlein	$1,036,852
Jan Monney	$2,235,350
Alex Pepe	$2,338,450
David Perkins	$2,905,400
Sumit Sadana	$2,065,000
Claudine Simson (2)	$0
John Torres	$2,278,250
Kurt Twining	$2,159,678

(1)	Franz Fink was the Company’s Senior Vice President and General Manager, Wireless and Mobile Solutions Group until May 31, 2006, and his employment with Freescale terminated on September 8, 2006. Amount assumes Mr. Fink is eligible for cash severance benefits under the Severance Plan.
(2)	Claudine Simson was the Company’s Senior Vice President and Chief Technology Officer until January 6, 2006. Amount assumes Ms. Simson is not eligible for cash severance benefits under the Severance Plan.

Indemnification and Insurance

The Surviving Corporation has agreed to indemnify, to the greatest extent permitted by law, each of our present and former officers, directors and employees against all expenses, losses and liabilities (and to comply with all of our obligations to advance funds for expenses) incurred in connection with any claim, action, suit proceeding or investigation arising out of, relating to, or in connection with, any act or omission in their capacity as an officer, director or employee occurring on or before the effective time of the Merger.

The Merger Agreement requires that we purchase, and that following the effective time of the Merger, the Surviving Corporation maintain, “tail coverage” directors’ and officers’ liability insurance policies containing the same coverage and in the same amount as the Company’s existing policies and with a claims period of at least six years from the effective time of the Merger for claims arising from facts or events that occurred on or prior to the effective time of the Merger.

Continued Benefits

To the extent that any of our executive officers remain employed by the Surviving Corporation, they will be entitled to receive compensation and benefits following the Merger. For a period of one year following the effective time of the Merger, the Surviving Corporation shall either:

•

maintain for the benefit of each current and former employee of the Company and its subsidiaries employed immediately prior to the effective time, the Company’s benefit plans (other than equity based benefits, individual employment arrangements and any change in control benefits) at the benefit levels in effect as of the date of the Merger Agreement, after taking into account certain contemplated modifications, and provide compensation and benefits under such benefit plans or other benefit plans or arrangements of the Surviving Corporation; or

•	provide compensation and benefits (other than equity based benefits, individual employment arrangements and any change in control benefits) that, taken as a whole, have a value that is no less favorable in the aggregate than the benefits (other than equity based benefits, individual employment arrangements and any change in control benefits) provided immediately prior to the effective time of the Merger, after taking into account certain contemplated modifications.

All of the Company’s executive officers currently participate or are eligible to participate in the Company’s benefit plans, which include medical, dental, vision, prescription drug, life insurance, accidental death and dismemberment insurance, short term and long term disability, employee assistance program, flexible spending accounts, adoption assistance, long-term care insurance, 401(k) Plan, bonus plans, deferred compensation plan, and other welfare fringe benefit plans.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. persons (as defined below) whose shares of Common Stock are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. person” to mean a beneficial owner of shares of Common Stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. A partner of a partnership holding Common Stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners who hold shares of Common Stock as capital assets, and may not apply to shares of Common Stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, directly or indirectly, in Parent or the Surviving Corporation after the Merger, stockholders who validly exercise their rights under Delaware law to object to the Merger or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar, or stockholders who hold Common Stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of shares of stock appreciation rights, restricted stock units or options to purchase shares of Common Stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement. The exchange of shares of Common Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder whose shares of Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than 12 months at the time of the consummation of the Merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting. Backup withholding of tax may apply to cash payments to which a non-corporate stockholder is entitled under the Merger Agreement, unless the stockholder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our stockholders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash received in the Merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options, stock appreciation rights or restricted stock units to purchase shares of Common Stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Motorola Tax Opinion

On December 2, 2004, Motorola distributed its remaining ownership in Freescale to its stockholders through a special dividend of all of our Class B Common Stock (the “Distribution”). In connection with the Distribution, Motorola and Freescale entered into a Tax Sharing Agreement, dated as of April 4, 2004, and as amended pursuant to Amendment No. 1 dated June 18, 2004 (the “Tax Sharing Agreement”), pursuant to which Freescale agreed not to take certain actions during the two-year period ending December 2, 2006, including entering into an agreement providing for or consummating any corporate transaction that would cause a 50% or greater change in our stock ownership, without the receipt of a private letter ruling from the Internal Revenue Service and/or an opinion of tax counsel, in either case acceptable to Motorola in its sole and absolute discretion, that such action would not jeopardize the tax-free status of the Distribution and certain related transactions. Wilson Sonsini Goodrich & Rosati, Professional Corporation, our counsel, issued an opinion to us and to Motorola, dated as of September 15, 2006, stating that, based on certain representations made by Freescale and Blackstone Capital Partners V L.P. and subject to the limitations and qualifications set forth in such opinion, the Merger will not (i) result in the application of Section 355(e) of the Internal Revenue Code of 1986, as amended, to the

Distribution or (ii) affect the tax-free status of the Distribution and certain related transactions. Based on such opinion, Motorola consented to our execution of the Merger Agreement. Pursuant to the Tax Sharing Agreement, Freescale has agreed to indemnify Motorola and its affiliates against any and all tax-related liabilities incurred by them relating to the Distribution and certain related transactions to the extent caused by our actions, even if Motorola has permitted us to take such actions.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger cannot be completed until Freescale and Parent file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. Freescale and Parent filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ, and early termination of the applicable waiting period has been granted. At any time before or after consummation of the Merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Freescale or Parent. At any time before or after the consummation of the Merger, and notwithstanding the early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Freescale or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

In addition, the Merger is subject to various foreign antitrust laws. To the extent required, Freescale and Parent have filed notifications and expect to file other notifications in certain foreign jurisdictions, and to observe the applicable waiting periods prior to completing the Merger.

While there can be no assurance that the Merger will not be challenged by a governmental authority or private party on antitrust grounds, Freescale, based on a review of information provided by Parent relating to the businesses in which it and its affiliates are engaged, believes that the Merger can be effected in compliance with federal, state and foreign antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Delisting and Deregistration of Common Stock

If the Merger is completed, the Common Stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the Common Stock.

Litigation Related to the Merger

Between September 18, 2006 and October 13, 2006, six purported class action petitions were filed in the District Court of Travis County, Texas in connection with the announcement of the proposed merger—Gerber v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003501; Lifshitz v. Michel Mayer, et al., Cause No. D-1-GN-06-003585; Warner v. Freescale Semiconductor, Inc. et al., Cause No. D-1-GN-06-003673; Tansey v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003685; Hockstein v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003717; and International Union of Operating Engineers Local No. 825 Pension Fund v. Freescale Semiconductor, Inc. et al, Cause No. D-1-GN-06-003918. All of the petitions name Freescale and the current members of our board of directors as defendants. The Gerber and Lifshitz petitions also name The Blackstone Group, The Carlyle Group, funds advised by Permira Advisers LLC, and Texas Pacific Group as defendants. The Lifshitz and Hockstein petitions also name B. Kenneth West, a former member of our board of directors, as a defendant. Plaintiffs purport to represent stockholders of Freescale who are similarly situated with them. Among other things, the petitions allege that our directors, in approving the proposed Merger breached fiduciary duties owed to our stockholders because they failed to take steps to maximize the value to our public stockholders. The petitions further allege that The Blackstone Group, The Carlyle Group, funds advised by Permira Advisers LLC, and Texas Pacific Group aided and abetted these alleged breaches of fiduciary duty. The petitions allege that the Company’s directors will receive substantial benefits from the acquisition that would not be shared with other stockholders. The petitions further allege that the directors who approved the transaction were not sufficiently independent and disinterested, and did not conduct a competitive auction. The petitions also allege that the Company took impermissible steps to hinder other potential acquirers, including the KKR/SLP Group. Some of the petitions also allege that the Company failed to disclose certain details regarding the proposed Merger and the process leading up to the proposed Merger. The petitions seek class certification, damages, and certain forms of equitable relief, including enjoining the consummation of the Merger. On October 12, 2006, the Company and the current members of the board of directors filed answers to five petitions in which the Company generally denied the allegations. The Company moved to consolidate the actions that same day. The Company intends to take similar actions with respect to the petition filed on October 13, 2006 by the International Union of Operating Engineers Local No. 825 Pension Fund. We believe that plaintiffs’ allegations are without merit and intend to vigorously contest these actions. There can be no assurance, however, that we will be successful in our defense of these actions.

Amendment to Freescale’s Rights Plan

On September 15, 2006, the Company and Mellon Investor Services, LLC entered into the Second Amendment to the Rights Agreement between the Company and the Rights Agent dated July 7, 2004 and amended on September 23, 2005. The amendment permits the execution of the Merger Agreement and the performance and consummation of the transactions contemplated by the Merger Agreement, including the Merger, without triggering the provisions of the rights agreement.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 82.

The Merger

The Merger Agreement provides for the Merger of Merger Sub with and into Freescale upon the terms, and subject to the conditions, of the Merger Agreement. As the Surviving Corporation, Freescale will continue to exist following the Merger. Upon consummation of the Merger, the directors of Merger Sub will be the initial directors of the Surviving Corporation and the officers of Freescale will be the initial officers of the Surviving Corporation, other than those officers who Merger Sub determines shall not remain as officers of the Surviving Corporation. All Surviving Corporation officers will hold their positions until their successors are duly elected and qualified or until the earlier of their resignation or removal.

We, Parent or Merger Sub may terminate the Merger Agreement prior to the consummation of the Merger in some circumstances, whether before or after the adoption by our stockholders of the Merger Agreement. Additional details on termination of the Merger Agreement are described in “—Termination of the Merger Agreement” beginning on page 70.

Effective Time; Marketing Period

The Merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). We expect to complete the Merger as promptly as practicable after our stockholders adopt the Merger Agreement and, if necessary, the expiration of the Marketing Period described below.

Unless otherwise agreed by the parties to the Merger Agreement, the parties are required to close the Merger no later than the fifth business day after the satisfaction or waiver of the conditions described under “—Conditions to the Merger” beginning on page 66, except that Parent and Merger Sub will not be obligated to close the Merger until the earlier to occur of a date during the Marketing Period specified by Parent on at least three business days’ notice to us and the final day of the Marketing Period, and we will not be obligated to close the Merger without at least three business days’ notice from Parent.

For purposes of the Merger Agreement, “Marketing Period” means the first period of twenty-five (25) consecutive business days throughout which:

•	Parent has certain financial information required to be provided by the Company under the Merger Agreement in connection with Parent’s financing of the Merger; and

•	both the mutual closing conditions and the conditions to the obligations of Parent and Merger Sub (other than delivery of an officer’s certificate by the Company) to complete the Merger are satisfied.

If the Marketing Period would not end on or prior to December 19, 2006, the Marketing Period will be deemed to commence no earlier than January 2, 2007. In addition, the Marketing Period will not be deemed to have commenced if, prior to the completion of the Marketing Period, KPMG, LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the required financial information provided by us to

Parent unless and until a new unqualified audit opinion is issued. In certain instances where the financial statements included in the required financial information have become outdated, we will be required to submit updated financial statements to Parent and a new twenty-five (25) business day period will commence once we have provided the updated financial statements.

The purpose of the Marketing Period is to provide the Investor Group a reasonable and appropriate period of time during which they can market and place the permanent debt financing contemplated by the debt financing commitments for the purposes of financing the Merger. To the extent the Investor Group does not need the benefit of the Marketing Period to market and place the debt financing, they may, in their sole discretion, determine to waive the Marketing Period and close the Merger prior to the expiration of the Marketing Period if all closing conditions are otherwise satisfied or waived.

Merger Consideration

Each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $40.00 in cash, without interest and less any applicable withholding taxes, other than the following shares:

•	shares held by holders who have properly demanded and perfected their appraisal rights; and

•	shares held in treasury or owned by Parent, including shares that are acquired by Parent immediately prior to the effective time of the Merger pursuant to equity rollover commitments or other arrangements with stockholders of the Company, if any.

After the Merger is effective, each holder of a certificate representing any shares of Common Stock (other than shares for which appraisal rights have been properly demanded and perfected) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. See “Dissenters’ Rights of Appraisal” beginning on page 79.

Treatment of Options and Other Awards

Stock Options. Upon the consummation of the Merger, except as otherwise agreed to by the holder and Parent or with respect to stock options held by employees of the Company in France and the United Kingdom, all outstanding options to acquire Common Stock under the Company’s equity incentive plans will become fully vested. All such options not exercised prior to the Merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the options multiplied by the amount (if any) by which $40.00 exceeds the exercise price, without interest and less any applicable withholding taxes.

Stock Appreciation Rights. Upon the consummation of the Merger, all stock appreciation rights will become fully vested and will be cancelled and will entitle the holder to receive a cash payment equal to the number of shares of Common Stock underlying the stock appreciation rights multiplied by the amount (if any) by which $40.00 exceeds the exercise price, without interest and less any applicable withholding taxes.

Restricted Stock Units. Upon the consummation of the Merger, except as otherwise agreed by a holder and Parent or with respect to restricted stock units held by employees of the Company in France and the United Kingdom, all restricted stock units will vest and those units will be cancelled and converted into the right to receive a cash payment equal to the number of restricted stock units multiplied by $40.00, without interest and less any applicable withholding taxes.

The Company is evaluating alternatives to determine the most appropriate treatment of stock options and restricted stock units held by employees of the Company in France and the United Kingdom given individual and corporate income tax considerations.

Employee Stock Purchase Plan. At least thirty (30) days prior to the effective time of the Merger, the then-current offering period under our Employee Stock Purchase Plan will be terminated and all funds in each participant’s account shall be applied toward the purchase of shares of Class A Common Stock on the terms and conditions set forth under our Employee Stock Purchase Plan. Thereafter, such shares will be entitled to receive the merger consideration on the same basis as other shares of Common Stock.

The effect of the Merger upon our stock purchase on our other employee benefit plans is described under “—Employee Benefits” beginning on page 73.

Payment for the Shares of Common Stock

Parent will designate a paying agent reasonably acceptable to us to make payment of the merger consideration as described above. Promptly after the effective time of the Merger, Parent will deposit, or Parent shall cause the Surviving Corporation to deposit, in trust with the paying agent the funds appropriate to pay the merger consideration to the stockholders and holders of options, stock appreciation rights and restricted stock units.

Following the effective time of the Merger, we will close our stock ledger. After that time, there will be no further transfer of shares of Common Stock.

Promptly after the effective time of the Merger, the Surviving Corporation will cause the paying agent to send you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have (i) surrendered your certificates to the paying agent and (ii) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The Surviving Corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within six (6) months following the effective time of the Merger, such cash will be returned to the Surviving Corporation upon demand subject to any applicable unclaimed property laws. Any unclaimed amounts remaining immediately prior to when such amounts would escheat to or become property of any government entity will be returned to the Surviving Corporation free and clear of any prior claims or interest thereto.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the paying agent’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the Surviving Corporation, post a bond in an amount that the Surviving Corporation directs as indemnity against any claim that may be made against the Surviving Corporation in respect of the lost, stolen or destroyed certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties made by us to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or Material Adverse Effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

In the Merger Agreement, Freescale, Parent and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the Merger Agreement;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	finder’s fees; and

•	information supplied for inclusion in this proxy statement.

In the Merger Agreement, Parent and Merger Sub also each made representations and warranties relating to:

•	the availability of the funds necessary to perform its obligations under the Merger Agreement;

•	the operations of Parent and Merger Sub;

•	their ownership of Common Stock;

•	the absence of litigation or governmental orders that would prevent or materially delay the Merger; and

•	and the solvency of the Surviving Corporation following the Merger.

Freescale also made representations and warranties relating to:

•	capital structure;

•	subsidiaries;

•	documents filed with the SEC;

•	cash balances;

•	undisclosed liabilities;

•	absence of certain changes or events since December 31, 2005;

•	material contracts;

•	title to properties;

•	compliance with applicable laws;

•	litigation;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

•	labor matters;

•	tax matters;

•	intellectual property matters;

•	environmental matters;

•	insurance;

•	the receipt by the board of directors of a fairness opinion from Goldman Sachs;

•	compliance with the Foreign Corrupt Practices Act of 1977, as amended;

•	state takeover statutes and our stockholder rights plan;

•	its top 20 customers by revenue;

•	contracts with affiliates; and

•	product liability and recalls.

Many of Freescale’s representations and warranties are qualified by a Material Adverse Effect standard. For purposes of the Merger Agreement, “Material Adverse Effect” is defined to mean any change, effect, event, circumstance or development, individually or in the aggregate, that is or would reasonably be expected to be materially adverse to the business, assets, operations, condition (financial or otherwise) or results of operations of Freescale and our subsidiaries, taken as a whole, other than:

•	changes in general economic, political or financial market conditions, or any conditions arising out of acts of terrorism or war, weather conditions or other force majeure events;

•	general conditions in the industries in which we and our subsidiaries conduct business, including conditions arising out of acts of terrorism, or war, weather conditions or other force majeure events;

•	the announcement of the Merger Agreement or the pendency or consummation of the Merger, including the loss of employees or negative developments in our relationships with our customers and other business partners;

•	compliance with the terms of, or the taking of any action required by, the Merger Agreement or consented to by Parent, including the failure to take any action prohibited by the Merger Agreement;

•	changes in law or generally accepted accounting principles or the interpretation of such accounting principles;

•	changes in Freescale’s stock price or the trading volume of Common Stock, in and of itself;

•	any failure to meet internal or published projections, forecasts or revenue, earnings or financial performance forecasts for any period (provided that the underlying causes of such failure may be considered in determining whether there is a Material Adverse Effect); or

•	any legal proceedings by Company stockholders arising out of or related to the Merger Agreement;

except in the case of the first two bullets above, to the extent such changes or developments referred to therein have a substantially disproportionate impact on Freescale and our subsidiaries, taken as a whole, relative to other companies operating in the same industries and in the geographies in which the Company operates.

Conduct of Business Prior to Closing

We have agreed in the Merger Agreement that, until the consummation of the Merger, except as contemplated by the Merger Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld) we will:

•	conduct, and cause our subsidiaries to conduct, our operations in the ordinary and usual course consistent with past practice; and

•	use and cause each of our subsidiaries to use its reasonable best efforts to preserve intact its business organization, keep available the services of its current officers and key employees and preserve the goodwill of and maintain satisfactory relationships with those persons with which we or our subsidiaries have business relationships.

We have also agreed that, until the consummation of the Merger, except as expressly contemplated by the Merger Agreement or consented to in writing by Parent and Merger Sub (which consent will not be unreasonably withheld), we and our subsidiaries will not:

•	adopt any change in our or our subsidiaries’ organizational or governing documents;

•	issue, sell, pledge, dispose of or encumber any of our securities, our subsidiaries’ securities or rights to acquire such securities, other than:

•	pursuant to our 401(k) Plan, upon exercise of options and restricted stock units, and payment with respect to stock appreciation rights, in each case outstanding on the date of the Merger Agreement or certain issuances under our employee stock purchase plan;

•	certain issuances by and among our wholly owned subsidiaries; or

•	equity grants in the ordinary course to members of our board of directors;

•	declare, set aside, make or pay any dividend or other distribution in respect of our securities, securities of our subsidiaries or rights to acquire such securities, except for dividends or distributions from one wholly owned subsidiary to another or to the Company;

•	merge or consolidate with any person (other than the Merger and other than such transactions solely among us and/or our wholly owned domestic subsidiaries that would not result in a material increase in our tax liability);

•	reclassify, combine, split, redeem, purchase or otherwise acquire any of our or our subsidiaries’ securities or rights to acquire such securities, other than:

•	the acquisition of options upon the exercise thereof;

•	the acquisition of options or restricted stock units upon the forfeiture thereof in accordance with their terms; and

•	the acquisition of shares of Common Stock to satisfy tax obligations upon the vesting of restricted stock units;

•	engage in any internal reorganization or restructuring of the ownership structure of our subsidiaries or business divisions;

•	redeem, repurchase, prepay or acquire any debt on behalf of Freescale or its subsidiaries other than (i) in the ordinary course of business or (ii) intercompany debt;

•	acquire (by merger, acquisition of stock or assets or otherwise), or sell or dispose of (by merger, sale of stock or assets or otherwise) any corporation, partnership or other business division, or any equity interests therein, other than purchases and sales of any corporation, partnership or other business division, or any equity interest therein, for an amount not in excess of $25,000,000;

•	incur, modify, guarantee, assume or otherwise become responsible for any debt or make any loans, advances or capital contributions to, or investments in, any other person, other than:

•	any letter of credit or similar arrangements entered into in the ordinary course of business and for an amount not in excess of $25,000,000 in any single transaction or $50,000,000 in the aggregate;

•	certain borrowings by one of our subsidiaries pursuant to an existing credit agreement for an amount not in excess of 8.8 billion Japanese Yen in the aggregate;

•	loans, advances and investments in the ordinary course of business and consistent with existing investment policies;

•	pursuant to or in connection with existing credit facilities, existing letters of credit and other existing financing arrangements, and any replacement or refinancing thereof not in excess of the existing facility or financing arrangement replaced or refinanced, in each case, in the ordinary course of business; and

•	intercompany indebtedness and certain other advances, capital expenditures and investments by and among Freescale and its subsidiaries in the ordinary course of business;

•	enter into, renew, extend, amend in any material respect or terminate any contract that is or would be material to us and our subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice and on terms not materially adverse to us and our subsidiaries;

•	accelerate the delivery or sale of products or the incurrence of capital expenditures, or offer discounts on sale of products or premiums on purchase of raw materials, except in the ordinary course of business consistent with past practice;

•	except as required pursuant to existing written agreements or benefit plans in effect on the date of the Merger Agreement or as required by applicable law:

•	increase the compensation or fringe benefits of any current or former director, officer, employee or consultant of us or our subsidiaries, other than except in the ordinary course of business with respect to employees who are not directors or officers;

•	terminate or make any material amendment to any material benefit plans;

•	take any action to fund the payment of compensation or benefits under any material benefit plan;

•	exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any material benefit plan;

•	materially change any actuarial or other assumption used to calculate funding obligations with respect to any benefit plan or change the manner in which contributions to any material benefit plan are made;

•	adopt or enter into any new employee benefit or compensation plan, arrangement or contract or make any material amendment to any existing employment contract, other than employment agreements entered into with non-U.S. persons as required by or customary under applicable law; or

•	permit any of our current or former directors, officers or employees who is not already a party to or a participant in a material benefit plan providing benefits or payment upon or following a change in control of Freescale or any of its subsidiaries to become a party to or a participant in any such benefit plan;

•	enter into any arrangements that would constitute “related party transactions” under applicable SEC rules;

•	settle or dismiss any action threatened against or involving us or our subsidiaries other than actions taken in the ordinary course of business, but not, in any individual case, in excess of $3,000,000 and $15,000,000 in the aggregate, and only to the extent such actions do not impose any material restrictions on our operations;

•	make or revoke any material tax election or method of tax accounting, settle or compromise any material tax liability, file any amended tax return with respect to any material tax, change any annual tax accounting period, enter into any closing agreement or request any ruling with respect to any material tax or surrender any right to claim a material tax refund;

•	make any change in accounting policies or procedures other than in the ordinary course of business and as required by a change in U.S. generally accepted accounting principles or a governmental authority;

•	waive any rights under, or release any other party from, or fail to enforce our rights under, any standstill provision of any agreement;

•

fail to manage and retain cash and cash equivalents and investments in marketable securities in a manner consistent with past practice and in their current jurisdictions, except that after commencement of the Marketing Period, we are required to use reasonable best efforts, and to use reasonable best efforts to cause our subsidiaries, to manage cash and cash equivalents and investments in marketable securities to maximize the amount of cash available for use in connection with the Merger at the effective time; or

•	agree to do any of the foregoing.

The Merger Agreement also provides that to the extent any of the foregoing restrictions would be in conflict with our existing indenture or credit agreement, such restrictions will be inoperable and will not apply.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Subject to the terms and conditions set forth in the Merger Agreement, each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done all things necessary, proper or advisable under applicable law to consummate the Merger in the most expeditious manner reasonably practicable, including preparing and filing any required submissions under the HSR Act and other antitrust laws. The parties to the Merger Agreement have also agreed to cooperate with one another to promptly determine whether any filings are required to be made or whether any consents should be obtained under applicable law, or whether any consents or waivers are required under our material contracts. In no event, however, will any party to the Merger Agreement be required to agree (i) to limit in any manner or not to exercise any rights of ownership of any securities, or to divest, dispose of or hold separate any securities or all or a material portion of their respective businesses, assets or properties or a material portion of the business, assets or properties of us or our subsidiaries, or (ii) to limit in any material respect the ability of such entities (A) to conduct their respective businesses or own such material assets or properties or to conduct the businesses or own the material properties or assets of Freescale and its subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of us and our subsidiaries.

The parties have also agreed to use reasonable best efforts to take all action necessary so that no state takeover statute or regulation becomes applicable to the Merger and if any such statute or regulation does become applicable, to use reasonable best efforts to take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise minimize the effect of such statute or regulation on the Merger.

Financing

Cooperation of Freescale

We have agreed to, and have agreed to cause our subsidiaries to (and to use our reasonable best efforts to cause our and their respective representatives) provide such cooperation as may be reasonably requested by Parent in connection with the arrangement of the debt and equity financing, including:

•	participation in a reasonable number of meetings, presentations, road shows and due diligence sessions;

•	assisting with the preparation of offering documents and other informational and marketing materials and documents for any portion of the financing and materials for rating agency presentations;

•	using reasonable best efforts to obtain cooperation from the Company’s independent auditors;

•	executing and delivering definitive financing documents and customary deliverables and otherwise reasonably facilitating the pledging of collateral;

•	providing reasonable access to Company representatives and information;

•	obtaining surveys and title insurance as reasonably requested by Parent;

•	furnishing Parent and its financing sources with financial and other pertinent information regarding Freescale as may be reasonably requested by Parent;

•	providing information to potential lenders and establishing bank accounts and lock box arrangements;

•	entering into certain credit agreements on terms reasonably satisfactory to Parent; and

•	taking corporate and other actions, subject to the effective time of the Merger, reasonably requested by Parent to permit consummation of the financing.

The Merger Agreement limits our obligation to incur any fees or liabilities with respect to the debt or equity financing prior to the effective time of the Merger.

Debt Financing

Parent has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the debt financing on the terms and conditions described in the financing commitments, including using reasonable best efforts to:

•	maintain in effect the debt commitment letters;

•	negotiate and enter into the definitive agreements with respect to the debt financing on the terms and conditions contained in the debt financing commitments or on other terms no less favorable, in the aggregate, to Parent (and subject to the limitations set forth in the next paragraph);

•	satisfy on a timely basis all conditions applicable to Parent and Merger Sub set forth in the definitive financing agreements that are within their control;

•	consummate the debt financing at or prior to the closing; and

•	enforce its rights under the debt commitment letters.

Parent may amend, supersede or replace the debt commitment letters to add one or more lenders, lead arrangers, bookrunners, syndication agents or similar entities that had not executed debt commitment letters as of the date of the Merger Agreement, or otherwise in a manner not less beneficial to Parent, so long as the new commitments:

•	do not expand or adversely amend the conditions to the debt financing set forth in the debt commitment letters in any material respects,

•	would not reasonably be expected to delay or prevent the closing, and

•	do not reduce the aggregate amount of debt financing (unless any reduced amount is replaced with a new amount of equity financing on terms no less favorable to Parent than the terms set forth in the equity commitment letters).

In the event any portion of the debt financing becomes unavailable on the terms and conditions set forth in the debt financing commitments, Parent is required to use its reasonable best efforts to obtain alternative financing as promptly as practicable from alternative sources on terms that are not less favorable, in the aggregate, to Parent than as contemplated by the debt commitment letters. In addition, Parent has agreed that, in the event that:

•	all or any portion of the debt financing structured as high yield financing has not been consummated;

•	subject to limited exceptions, all closing conditions contained in the Merger Agreement have been satisfied or waived; and

•	the bridge facilities contemplated by the debt financing commitments or alternative bridge financing are available on terms and conditions described in the debt financing commitments (or replacements thereof contemplated by the Merger Agreement);

then the Parent shall cause the proceeds of the bridge financing to replace the high yield financing no later than the last day of the Marketing Period. See “—Effective Time; The Marketing Period” beginning on page 57 for a discussion of the Marketing Period.

Equity Financing

Parent has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the equity, including using reasonable best efforts to:

•	maintain in effect the equity commitment letters;

•	to satisfy on a timely basis all conditions applicable to Parent in the equity commitment letters that are within its control;

•	to consummate the equity financing at or prior to the closing; and

•	to enforce its rights under the equity commitment letters.

In addition, Parent and Merger Sub may enter into arrangements and agreements to add other equity providers as long as:

•	the aggregate amount of equity financing is not reduced;

•	such arrangements and agreements, in the aggregate, would not be reasonably likely to delay or prevent the closing of the Merger; and

•	such arrangements and agreements would not diminish or release the obligations of the Investor Group to Parent or Merger Sub under the equity commitment letters.

Existing Indebtedness

The Company agreed to use reasonable best efforts to take certain actions with regard to its outstanding 6.875% Senior Notes due 2011 and its 7.125% Senior Notes due 2014 Notes, including effecting a tender offer or covenant defeasance if requested by Parent. The Company’s obligations to consummate the tender offer or defeasance is subject to the closing of the Merger.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the Merger Agreement must have been adopted by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock voting together as a single class;

•	any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, and all consents, approvals and authorizations from the antitrust authorities in the European Union, Canada, Israel and Germany shall have been obtained; and

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any governmental authority of competent jurisdiction that prohibits, restrains or renders illegal consummation of the Merger shall be in effect.

Conditions to Parent’s and Merger Sub’s Obligations. The obligation of Parent and Merger Sub to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	our representations and warranties with respect to our authority to complete the Merger, our outstanding capitalization, brokers and our stockholder rights plan must each be true in all material respects as of the date of the Merger Agreement and as of the closing date as if made at and as of such time; provided that any representations made by us as of a specific date need only be true and correct in all material respects as of the date made;

•	all other representations and warranties made by us in the Merger Agreement, with the exception of those listed above, must be true and correct as of the date of the Merger Agreement and as of the closing date as if made at and as of such time (without giving effect to any qualification as to materiality or “Material Adverse Effect” set forth in such representations and warranties), except as contemplated under the Merger Agreement or where the failure to be so true and correct would not have a “Material Adverse Effect”; provided that any representations made by us as of a specific date need only be so true and correct as of the date made, except as contemplated under the Merger Agreement or where the failure to be so true and correct would not have a “Material Adverse Effect”;

•	we must have performed in all material respects all obligations, and complied in all material respects, with the agreements and covenants we are required to perform under the Merger Agreement at or prior to the closing date; and

•	we must deliver to Parent and Merger Sub at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.

Conditions to Freescale’s Obligations. Our obligation to complete the Merger is subject to the satisfaction or waiver of the following further conditions:

•	the representations and warranties made by Parent and Merger Sub in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the closing date as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct would not prevent Parent and Merger Sub from consummating the Merger and performing its obligations under the Merger Agreement; provided that any representations made by Parent and Merger Sub as of a specific date need only be so true and correct as of the date made;

•	Parent and Merger Sub must have performed in all material respects all obligations, and complied in all material respects, with the agreements and covenants required to be performed by them under the Merger Agreement at or prior to the closing date; and

•	Parent’s and Merger Sub’s delivery to us at closing of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.

If a failure to satisfy one of these conditions to the Merger is not considered by our board of directors to be material to our stockholders, the board of directors (acting through the special committee if such committee still exists) could waive compliance with that condition. Our board of directors is not aware of any condition to the Merger that cannot be satisfied. Under Delaware law, after the Merger Agreement has been adopted by our stockholders, the merger consideration cannot be changed and the Merger Agreement cannot be altered in a manner adverse to our stockholders without re-submitting the revisions to our stockholders for their approval.

Restrictions on Solicitations of Other Offers

The Merger Agreement provides that, until 11:59 p.m., New York time, on November 3, 2006, we are permitted to:

•	initiate, solicit or encourage any takeover proposal (including by way of providing non-public information pursuant to an acceptable confidentiality agreement), provided that we shall promptly provide to Parent any non-public information that we provide to any person that was not previously provided to Parent; and

•	participate in discussions or negotiations regarding, or take other action to facilitate, a takeover proposal.

From and after 11:59 p.m., New York time, on November 3, 2006, we have agreed not to:

•

initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers or knowingly make any other efforts or attempts that constitute or would reasonably be expected to lead to,

any takeover proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations;

•	approve or recommend, or publicly propose to approve or recommend, any takeover proposal;

•	enter into any merger agreement, letter of intent or other agreement providing for or relating to a takeover proposal;

•	enter into any agreement requiring us to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement; or

•	propose or agree to do any of the foregoing.

In addition, as of 11:59 p.m., New York time, on November 3, 2006, we have agreed to cease and terminate with all persons any solicitation, encouragement, discussion or negotiations existing at such time, unless the takeover proposal offered by such person meets the requirements in the following paragraph (and only for so long as such proposal continues to meet those requirements). We may also continue discussions after this time with parties who have made a takeover proposal prior to such time, or with whom we are having ongoing discussions at such time if, in each case, our board of directors determines in good faith that such continued discussions could reasonably be expected to result in a superior proposal.

Notwithstanding the aforementioned restrictions, at any time prior to the approval of the Merger Agreement by our stockholders, we are permitted to engage in discussions or negotiations with, or provide any non-public information to, any party to the extent that:

•	we receive (i) a bona fide written takeover proposal from any party with whom we were in contact after the date of the Merger Agreement and prior to November 4, 2006 or (ii) an unsolicited bona fide written takeover proposal from any other third party;

•	our board of directors (acting through the special committee) concludes in good faith, after consultation with its independent financial advisor and outside counsel, that (i) the takeover proposal constitutes or would reasonably be expected to result in a superior proposal and (ii) the failure to provide non-public information or enter into discussions with such third party would reasonably be expected to be a breach of the fiduciary duties of the board of directors to our stockholders under applicable law.

In such cases, we will not, and will not allow our representatives to, disclose any non-public information to such person without entering into a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to us than those contained in the confidentiality agreements entered into with the lead member of the Investor Group. Also, we will promptly provide to Parent any non-public information concerning us or our subsidiaries provided to such other person which was not previously provided to Parent.

We will promptly (within one business day) notify Parent in the event we receive an acquisition proposal, including the material terms and conditions thereof, and will keep Parent reasonably apprised as to the status and any material developments, discussions and negotiations concerning the same. Without limiting the foregoing, we will promptly (within one business day) notify Parent orally and in writing if we determine to begin providing information or to engage in negotiations concerning a takeover proposal.

An “acquisition proposal” means any inquiry, proposal or offer from any person or group of persons other than Parent or its affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of us and our subsidiaries, taken as a whole, or 15% or more of any class or series of our securities (or any of our subsidiaries whose business constitutes 15% or more of our and our subsidiaries’ net revenues, net income or assets, taken as a whole), any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 15% or more of any class or series of our capital stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving us (or any of our subsidiaries whose business constitutes 15% or more of our and our subsidiaries’ net revenues, net income or assets, taken as a whole).

A “superior proposal” means a written takeover proposal for us not made in violation of the non-solicitation obligations under the Merger Agreement that our board of directors (acting through the special committee), in good faith determines would, if consummated, result in a transaction that is more favorable to the stockholders than the transactions contemplated by the Merger Agreement, as amended from time to time, after (i) receiving advice from its independent financial advisor and (ii) taking into account all legal, financial, timing, likelihood of completion, financing conditions or contingencies and other aspects of such proposal and the third party making such proposal. For purposes of the definition of “superior proposal” all references to “15% or more” in the definition of “acquisition proposal” shall be deemed to be references to “more than 50%.”

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

The Merger Agreement requires us to duly call, give notice of, convene and hold a meeting of our stockholders to adopt the Merger Agreement. In this regard, our board of directors has unanimously resolved to recommend that our stockholders adopt the Merger Agreement. However, our board of directors (acting through the special committee) may, at any time prior to the adoption of the Merger Agreement by our stockholders, withdraw (or modify or qualify in a manner adverse to Parent), or publicly propose to withdraw, its recommendation that the stockholders of the Company adopt the Merger Agreement or knowingly take any other action or knowingly make any other public statement in connection with the special meeting inconsistent with such recommendation or terminate the Merger Agreement and enter into a definitive agreement with respect to a superior proposal if we receive a bona fide written takeover proposal that our board of directors:

•	determines in good faith, after consultation with its independent financial advisor and outside counsel, is a superior proposal (after giving effect, in the case of any determination made on or after September 26, 2006, to any adjustments to the terms of the Merger Agreement definitively offered by Parent); and

•	determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under applicable law.

To the extent the board proposes to take the foregoing actions with regard to its recommendation on or after September 26, 2006, it may only do so after:

•	giving written notice to Parent at least five calendar days in advance of its intention to change its recommendation or terminate the Merger Agreement; and

•	negotiating in good faith during such five-day period with Parent (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such takeover proposal ceases, in the judgment of the board of directors or the special committee, to constitute a superior proposal.

In addition, we are not entitled to enter into any agreement with respect to a superior proposal unless the Merger Agreement has been or is concurrently terminated in accordance with its terms and we have concurrently paid to Parent the $300 million termination fee as described in further detail in “—Termination Fees and Expenses” beginning on page 71.

In the absence us receiving a bona fide written acquisition proposal, our board of directors (acting through the special committee) may, at any time prior to the adoption of the Merger Agreement by our stockholders, withdraw (or modify or qualify in a manner adverse to Parent), or publicly propose to withdraw, its recommendation that the stockholders of the Company adopt the Merger Agreement or take any other action or make any other public statement in connection with the special meeting inconsistent with such recommendation if our board of directors determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under applicable law.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Freescale and Parent;

•	by either Freescale or Parent if:

•	there is any final and nonappealable order, decree or ruling that prohibits consummation of the Merger or the transactions contemplated by the Merger Agreement, but only to the extent the party seeking to terminate for this reason shall have used its reasonable best efforts to contest, appeal and remove such order, decree or ruling;

•	the Merger is not consummated on or before May 15, 2007 (the “Outside Date”), or if the Marketing Period has not ended on or before May 15, 2007, such date shall be extended to the earlier of (i) June 30, 2007 and (ii) the end of the Marketing Period (and in such event, the term “Outside Date” shall mean the earlier of such extended dates), unless the failure of the Merger to be completed by such date is the result of, or caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the obligations of such party set forth in the Merger Agreement; or

•	our stockholders, at the special meeting or at any adjournment or postponement thereof at which the Merger Agreement was voted on, fail to adopt the Merger Agreement;

•	by Freescale if:

•	Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the Merger Agreement in a manner that would give rise to the failure of certain conditions to closing and the breach is incapable of being cured by the Outside Date; provided that Freescale is not in material breach of the Merger Agreement so as to cause the closing conditions relating to Parent and Merger Sub’s obligations to consummate the Merger not to be satisfied;

•	if all conditions to the obligations of Parent and Merger Sub (other than delivery of an officer’s certificate) have been satisfied and on or prior to the last day of the Marketing Period none of Parent, Merger Sub nor the Surviving Corporation shall have received the proceeds of the debt financing contemplated under the Merger Agreement; or

•	such termination is effected prior to obtaining stockholder approval in order to enter into an agreement with respect to a superior proposal, but only to the extent we concurrently with such termination pay to Parent the termination fee as described below;

•	by Parent if:

•	we have breached any of our representations, warranties, covenants or agreements under the Merger Agreement in a manner that would give rise to the failure of certain conditions to closing and the breach is incapable of being cured by the Outside Date; provided that neither Parent nor Merger Sub is then in material breach of the Merger Agreement so as to cause certain conditions to closing to not be satisfied; or

•	our board of directors or any committee of our board of directors:

•	withdraws (or modifies or qualifies in a manner adverse to Parent in any material respect), or publicly proposes to withdraw, its recommendation that the stockholders of the Company adopt the Merger Agreement and or knowingly takes any other action or knowingly makes any other public statement in connection with the special meeting inconsistent in any material respect with such recommendation;

•	shall have approved or recommended to our stockholders a takeover proposal other than the Merger; or

•	fails to call the special meeting in breach of its obligations to do so under the Merger Agreement.

Termination Fees and Expenses

Payable by Freescale

We have agreed to reimburse Parent’s out-of-pocket fees and expenses incurred in connection with the Merger Agreement, up to a limit of $50 million, if either the Company or Parent or Merger Sub terminates the Merger Agreement because of the failure to receive Company stockholder approval at the special meeting or any adjournment thereof at which the Merger Agreement was voted on and a termination fee is not otherwise payable under the Merger Agreement at the time of such termination. If we become obligated to pay a termination fee under the Merger Agreement after payment of such expenses, the amount previously paid to Parent as expense reimbursement will be credited toward the termination fee amount payable by us.

If we terminate the Merger Agreement, or the Merger Agreement is terminated by Parent or Merger Sub under the conditions described in further detail below, we must pay a termination fee at the direction of Parent. The termination fee is $300 million unless:

•	we terminate the Merger Agreement prior to September 26, 2006 to enter into a definitive agreement for a superior proposal; or

•	Parent terminates the Merger Agreement prior to September 26, 2006 because our board of directors withdraws or changes in a manner adverse to Parent its recommendation of the Merger to the Company’s stockholders, or recommends another takeover proposal to the Company stockholders, in which cases the termination fee payable by us is $150 million.

We must pay a termination fee at the direction of Parent if:

•	we terminate the Merger Agreement prior to the special meeting in order to enter into a definitive agreement for a superior proposal;

•	Parent terminates the Merger Agreement because our board of directors or any committee of our board of directors:

•	withdraws (or modifies or qualifies in a manner adverse to Parent in any material respect), or publicly proposes to withdraw, its recommendation that our stockholders adopt the Merger Agreement or knowingly takes any other action or knowingly makes any other public statement in connection with the special meeting inconsistent in any material respect with such recommendation,

•	shall have recommended to our stockholders a takeover proposal other than the Merger, or

•	fails to call the special meeting in breach of its obligations to do so under the Merger Agreement;

•	we or Parent terminate the Merger Agreement because the Merger is not consummated by the Outside Date, provided that the reason the Merger has not been consummated by the Outside Date is attributable to a breach by Parent of its obligations under the Merger Agreement, and

•	prior to the termination a takeover proposal had been publicly announced and not withdrawn, and

•	within twelve months after such termination, we or any of our subsidiaries enter into a definitive agreement with respect to, or consummate, any acquisition proposal;

•	we or Parent terminate the Merger Agreement because our stockholders, at the special meeting or any adjournment thereof at which the Merger Agreement was voted on, fail to adopt the Merger Agreement, or we terminate the Merger Agreement in accordance with its terms for another reason after our stockholders have failed to adopt the Merger Agreement, and

•	prior to the special meeting a takeover proposal had been publicly announced and not withdrawn, and

•	within twelve months after such termination, we or any of our subsidiaries enter into a definitive agreement with respect to, or consummate, any acquisition proposal;

•	Parent terminates the Merger Agreement due to a breach of our representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied and such breach is incapable of being cured by the Outside Date, and

•	prior to the breach giving rise to Parent’s termination right, a takeover proposal had been publicly announced and not withdrawn, and

•	within twelve months after such termination, we or any of our subsidiaries enter into a definitive agreement with respect to, or consummate, any acquisition proposal.

Payable by Parent

Parent has agreed to pay us a termination fee of $300 million if we terminate the Merger Agreement in the situation where all conditions to the obligations of Parent and Merger Sub (other than delivery of an officer’s certificate) have been satisfied and on or prior to the last day of the Marketing Period none of Parent, Merger Sub nor the Surviving Corporation shall have received the proceeds of the debt financing.

Liability Cap

In no event, regardless of whether the Company is entitled to seek injunctions or specific performance or if the Merger Agreement has been terminated, will the Company be entitled to monetary damages in excess of $300 million, including payment by Parent of the termination fee described above, if applicable, for all losses and damages arising from or in connection with breaches by Parent and Merger Sub of their obligations under the Merger Agreement or arising from any other claim or cause of action under the Merger Agreement.

Indemnification and Insurance

For a period of at least six (6) years following the effective time of the Merger, Parent shall (and shall cause the Surviving Corporation and its subsidiaries to) cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions with respect to indemnification and exculpation (including provisions relating to expense advancement) that are at least as favorable as the indemnification and exculpation provisions (including provisions relating to expense advancement) contained in the certificate of incorporation and bylaws of the Company as of the date of the Merger Agreement, and such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by applicable law.

In addition, from and after the effective time of the Merger, the Surviving Corporation shall, to the greatest extent permitted by law, indemnify and hold harmless (and advance funds for the fees and expenses of) (i) the present and former officers, directors and employees thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the effective time of the Merger, including, without limitation, the approval of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement or arising out of or pertaining to the transactions contemplated by the Merger Agreement; and (ii) such persons as are covered under the Company’s directors’ and officers’ insurance policy in effect on the date of the Merger Agreement against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director, member of a board of managers, or in a functionally equivalent role or other fiduciary capacity, in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries.

Prior to the effective time of the Merger, the Company shall have purchased, and, following such time, the Surviving Corporation shall maintain, a fully pre-paid six-year tail policy to the policy of directors’ and officers’ liability insurance maintained by the Company on the date of the Merger Agreement. This tail policy is required to remain active for a six years after the closing date of the Merger, shall cover claims arising from facts or events that existed or occurred prior to or at the effective time of the Merger, and shall contain substantially the same coverage and amount as, and contain terms and conditions no less advantageous, in the aggregate, than the coverage provided by the policy in place on the date of the Merger Agreement.

Employee Benefits

For a period of one year following the effective time of the Merger, the Surviving Corporation shall either:

•	maintain for the benefit of each current and former employee of the Company and its subsidiaries employed immediately prior to the effective time, the Company’s benefit plans (other than equity based benefits, individual employment arrangements and any change in control benefits) at the benefit levels in effect as of the date of the Merger Agreement, after taking into account certain contemplated modifications, and provide compensation and benefits under such benefit plans or other benefit plans or arrangements of the Surviving Corporation, or

•	provide compensation and benefits (other than equity based benefits, individual employment arrangements and any change in control benefits) that, taken as a whole, have a value that is no less favorable in the aggregate than the benefits (other than equity based benefits, individual employment arrangements and any change in control benefits) provided immediately prior to the effective time of the Merger, after taking into account certain contemplated modifications.

The Surviving Corporation has agreed to recognize the service of such employees with the Company prior to the consummation of the Merger for purposes of eligibility and vesting with respect to any benefit plan, with the exception of benefit accrual. In addition, with respect to any new benefit plans established by the Surviving Corporation, each such employee will be immediately eligible to participate, without waiting time, to the extent coverage under the new benefit plan is intended to replace coverage under a comparable Company benefit plan. Finally, for each new benefit plan that provides medical, dental, pharmaceutical, vision and/or disability benefits, the Surviving Corporation has agreed to waive all waiting periods, limitations as to pre-existing conditions and actively-at-work requirements, and to give effect, in satisfying any deductible, coinsurance and maximum out-of-pocket requirements, to expenses incurred by employees and their dependents under similar plans maintained by us and our subsidiaries immediately prior to the effective time of the Merger.

Amendment, Extension and Waiver

The parties may amend the Merger Agreement at any time, except that after our stockholders have adopted the Merger Agreement, there shall be no amendment that by law requires further approval by our stockholders without such approval having been obtained. All amendments to the Merger Agreement must be approved by the parties’ respective boards of directors (or in our case, by the special committee if it still exists) and shall be in a writing signed by us, Parent and Merger Sub.

At any time before the consummation of the Merger, each of the parties to the Merger Agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained in the Merger Agreement.

Specific Performance

The Company is entitled to seek an injunction to prevent breaches of the Merger Agreement or to enforce specifically the terms of the Merger Agreement only to prevent breaches of or enforce compliance with the covenants of Parent and Merger Sub that require them to:

•	use reasonable best efforts to obtain the equity and debt financing, and

•	complete the Merger if the debt financing contemplated by the debt commitment letters or the alternative financing described above is available but not drawn by Parent solely as a result of Parent refusing to do so in breach of the Merger Agreement.

MARKET PRICE OF COMMON STOCK

The Class A Common Stock and Class B Common Stock are listed for trading on the NYSE under the symbols “FSL” and “FSL.B,” respectively. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the NYSE composite tape and dividends declared for the Class A Common Stock and Class B Common Stock.

	Class A Common Stock		Class B Common Stock
	High	Low	High	Low
FISCAL YEAR ENDED DECEMBER 31, 2004
First Quarter	$—	$—	$—	$—
Second Quarter	$—	$—	$—	$—
Third Quarter (beginning July 16, 2004)	$15.66	$12.06	$—	$—
Fourth Quarter.	$18.64	$14.05	$18.69	$16.90

FISCAL YEAR ENDED DECEMBER 31, 2005
First Quarter	$19.67	$16.17	$19.93	$16.28
Second Quarter	$23.15	$15.87	$23.35	$16.20
Third Quarter	$25.99	$20.76	$26.25	$20.95
Fourth Quarter	$28.05	$20.87	$28.11	$21.12

FISCAL YEAR ENDED DECEMBER 31, 2006
First Quarter	$28.49	$24.99	$28.65	$25.05
Second Quarter	$33.04	$26.67	$33.23	$26.86
Third Quarter	$39.70	$26.10	$39.54	$26.20
Fourth Quarter (through October 18, 2006)	$38.90	$37.77	$38.89	$37.75

The closing sale price of the Class A Common Stock and Class B Common Stock on the NYSE on September 8, 2006, the last trading day prior to press reports of rumors regarding a potential acquisition of Freescale, was $30.75 and $30.94 per share, respectively. On October 18, 2006, the most recent practicable date before this proxy statement was printed, the closing price for the Class A Common Stock and Class B Common Stock on the NYSE was $38.62 and $38.64 per share, respectively. You are encouraged to obtain current market quotations for Common Stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning beneficial ownership of our Class A Common Stock and Class B Common Stock as of October 6, 2006, for: (a) each director; (b) the chief executive officer and the four most highly compensated executive officers, including one highly compensated executive officer who is no longer employed by the Company (the “Named Executive Officers”); (c) the directors and executive officers as a group; and (d) each beneficial holder of more than five percent of our voting securities.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In the table below, restricted stock units that will vest and options that are exercisable or will become exercisable into shares of Class A Common Stock within 60 days of October 6, 2006, if any, are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial Ownership Table

Name of Beneficial Owner	Class A Common Stock		% of Class A Common Stock Outstanding	Class B Common Stock	% of Class B Common Stock Outstanding	Total Shares Beneficially Owned	Restricted Stock Units (1)
FMR Corp., Fidelity Management & Research Company, Fidelity Management Trust Company, Strategic Advisers Incorporated, Fidelity Investors Management Corp., FMR Co., Inc. (2)(3)	7,056,300		4.96	18,089,471	6.70	25,145,771	0
Greenlight Capital, Inc., DME Advisors, L.P. (4)(5)	13,013,600		9.15	7,828,559	2.9	20,842,159	0
Barclays Global Investors, UK Holdings Limited, Barclays Global Investors Ltd., Barclays Global Investors, Japan TR & Banking Co. Ltd., Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors Japan Ltd. (6)(7)	797,603.56			16,175,554	5.99	16,973,157	0
Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler, Carlene M. Ziegler (8)	7,994,200		5.62	0	*	7,994,200	0
Sound Shore Management, Inc. (9)	7,355,616		5.17	0	*	7,355,616	0
Michel Mayer Chairman of the Board and Chief Executive Officer	770,301	(10)	*	0	*	770,301	482,654	(11)
H. Raymond Bingham Director	8,579		*	0	*	8,579	14,942
Stephen P. Kaufman Director	8,579		*	0	*	8,579	14,942
Kevin Kennedy Director	8,579		*	0	*	8,579	14,942
Antonio M. Perez Director	8,579		*	0	*	8,579	8,888
Krish A. Prabhu Director	4,912		*	60	*	4,972	0
Alan Campbell Senior Vice President and Chief Financial Officer	184,686	(12)	*	1,336	*	186,022	128,266	(13)
Franz Fink (14) Former Senior Vice President and General Manager, Wireless and Mobile Systems Group	0		*	1,395	*	1,395	0
Sandeep Chennakeshu Senior Vice President and General Manager, Wireless and Mobile Systems Group	0		*	0	*	0	250,000

Name of Beneficial Owner	Class A Common Stock		% of Class A Common Stock Outstanding	Class B Common Stock		% of Class B Common Stock Outstanding	Total Shares Beneficially Owned	Restricted Stock Units (1)
Paul Grimme Senior Vice President and General Manager Transportation and Standard Products Group	112,167	(15)	*	1,531		*	113,698	108,832	(16)
David Perkins Senior Vice President and General Manager Networking and Computing Systems Group	90,229	(17)	*	462		*	90,691	108,307	(18)
Directors and Executive Officers as a group (17 persons) (19)	1,483,887	(20)	*	7,654	(21)	*	1,491,541	1,639,077	(22)

*	= less than one percent
(1)	Restricted stock units represent the right to receive unrestricted shares of Class A Common Stock upon the lapse of restrictions, at which point the holders will have sole investment and voting power. Holders of restricted stock units are not entitled to voting rights or investment control until the restrictions lapse, and thus, restricted stock units are not considered “beneficially owned.”
(2)	Information about Class A Common Stock owned by FMR Corp. (“FMR”) is based solely on a Schedule 13F filed by FMR with the SEC on August 22, 2006 reporting share ownership as of June 30, 2006. FMR’s address is 82 Devonshire Street, Boston, Massachusetts 02109. The Schedule 13F indicates that, at June 30, 2006: (1) Fidelity Management & Research Company (“Fidelity Research”), a wholly owned subsidiary of FMR and a registered investment advisor, and FMR Co., Inc. (“FMR Co.”) are the investment managers of 7,052,500 shares of Class A Common Stock and each has sole power to vote or direct the voting of 96,900 shares of Class A Common Stock and no power to vote or direct the voting of 6,955,600 shares of Class A Common Stock; (2) Fidelity Management Trust Company (“Fidelity Trust”), a wholly-owned subsidiary of FMR and a bank, is the defined owner of 3,800 shares of Class A Common Stock and has sole power to vote or direct the voting of 3,800 shares of Class A Common Stock.
(3)	Information about Class B Common Stock owned by FMR is based solely on a Form 13G/A filed by FMR with the SEC on August 10, 2006 reporting share ownership as of July 31, 2006. FMR’s address is 82 Devonshire Street, Boston, Massachusetts 02109. The Form 13G/A indicates that, at July 31, 2006: (1) FMR has sole voting power for 633,517 shares of Class B Common Stock and sole investment power of 18,089,471 shares of Class B Common Stock; (2) Fidelity Research, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR, is a registered investment advisor and is the beneficial owner of 17,325,012 shares of Class B Common Stock as a result of acting as investment adviser to various registered investment companies; (3) Edward C. Johnson 3rd and FMR, through its control of Fidelity and the Fidelity Funds, each has sole investment power for 17,325,012 shares of Class B Common Stock owned by the Fidelity Funds; (4) Fidelity Funds’ Board of Trustees has sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds; (5) Fidelity Trust, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR and a bank, is the beneficial owner of 484,661 shares of the Class B Common Stock as a result of its serving as investment manager of the institutional accounts; (6) Edward C. Johnson 3rd and FMR, through its control of Fidelity Trust, each has sole investment power over 484,661 shares and sole power to vote or direct the voting of 350,561 shares, and no power to vote or direct the voting of 134,100 shares of Class B Common Stock owned by the institutional accounts; (7) FMR’s beneficial ownership includes 71,698 shares of Class B Common Stock held by Strategic Advisers, Inc., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR and a registered investment adviser; and (8) Fidelity International Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors, and FIL, a qualified institution under Section 240.13d-1(b)(1) is the beneficial owner of 208,100 shares of Class B Common Stock.

(4)	Information about Class A Common Stock owned by Greenlight Capital, Inc. (“Greenlight”) and DME Advisors, L.P. (“DME”) is based solely on a Schedule 13F filed by Greenlight with the SEC on August 14, 2006 reporting share ownership as of June 30, 2006. Greenlight’s address is 140 East 45th Street, 24th Floor, New York, New York 10017. The Schedule 13F indicates that, at June 30, 2006: (1) DME has sole investment power of 1,517,350 shares of Class A Common Stock and has sole power to vote or direct the vote of 1,517,350 shares of Class A Common Stock; (2) Greenlight has sole investment power of 11,496,250 shares of Class A Common Stock and has sole power to vote or direct the vote of 11,496,250 shares of Class A Common Stock.
(5)	Information about Class B Common Stock is based solely on a Form 13-F filed by Greenlight with the SEC on August 14, 2006 reporting share ownership as of June 30, 2006. Greenlight’s address is 140 East 45th Street, 24th Floor, New York, New York 10017. The Form 13-F indicates that, at June 30, 2006: Greenlight has sole investment power of 7,828,559 shares of Class B Common Stock and has sole power to vote or direct the vote of 7,828,559 shares of Class B Common Stock.
(6)	Information about Class A Common Stock owned by Barclays Global Investors UK Holdings Limited, (“Barclays UK”), Barclays Global Investors LTD (“Barclays LTD”), Barclays Global Investors Japan TR & Banking Co LTD (“Barclays Japan TR”), Barclays Global Investors, NA (“Barclays NA”), Barclays Global Fund Advisors (“Barclays Fund”), and Barclays Global Investors Japan LTD (“Barclays Japan LTD”) is based solely on a Form 13F filed by Barclays UK with the SEC on August 3, 2006, reporting share ownership as of June 30, 2006. Barclays UK’s address is 1 Churchill Place, London, E14 5HP, England. Barclays LTD’s address is Murray House, 1 Royal Mint Court, London, EC3N 4HH, England. Barclays Japan TR’s address is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402, Japan. Barclays NA’s address is 45 Fremont Street, San Francisco, California 94105. Barclays Fund’s address is 45 Fremont Street, San Francisco, California 94105. Barclays Japan LTD’s address is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402, Japan. The Form 13F indicates that, at June 30, 2006: (1) Barclays LTD has investment power of 232,514 shares of Class A Common Stock and has sole power to vote or direct the vote of 232,514 shares of Class A Common Stock; (2) Barclays Japan LTD has investment power of 13,962 shares of Class A Common Stock and has sole power to vote or direct the vote of 13,962 shares of Class A Common Stock; (3) Barclays Japan TR has investment power of 136,696 shares of Class A Common Stock and has sole power to vote or direct the vote of 136,696 shares of Class A Common Stock; (4) Barclays NA has investment power of 238,566 shares of Class A Common Stock and has sole power to vote or direct the vote of 145,649 shares of Class A Common Stock and has no power to vote or direct the vote of 92,917 shares of Class A Common Stock; (5) Barclays Fund has investment power of 175,865 shares of Class A Common Stock and has sole power to vote or direct the vote of 175,865 shares of Class A Common Stock.
(7)	Information about Class B Common Stock owned by Barclays UK, Barclays LTD, Barclays Japan TR, Barclays NA, Barclays Fund, and Barclays Japan LTD is based solely on a Form 13F filed by Barclays UK with the SEC on August 3, 2006, reporting share ownership as of June 30, 2006. The Form 13F indicates that, at June 30, 2006: (1) Barclays LTD has investment power of 1,067,582 shares of Class B Common Stock and has sole power to vote or direct the vote of 1,067,582 shares of Class B Common Stock; (2) Barclays Japan LTD has investment power of 146,988 shares of Class B Common Stock and has sole power to vote or direct the vote of 146,988 shares of Class B Common Stock; (3) Barclays Japan TR has investment power of 304,094 shares of Class B Common Stock and has sole power to vote or direct the vote of 304,094 shares of Class B Common Stock; (4) Barclays NA has investment power of 12,091,300 shares of Class B Common Stock and has sole power to vote or direct the vote of 9,835,195 shares of Class B Common Stock, shared power to vote or direct the vote of 238,546 shares of Class B Common Stock, and no power to vote or direct the vote of 2,017,559 shares of Class B Common Stock; (5) Barclays Fund has investment power of 2,565,590 shares of Class B Common Stock and has sole power to vote or direct the vote of 2,565,590 shares of Class B Common Stock.
(8)

Information about Class A shares owned by Artisan Partners Limited (“Artisan”), Artisan Investment Corporation (“Artisan Investment”), Andrew A. Ziegler (“Mr. Ziegler”) and Carlene M. Ziegler (“Ms. Ziegler”) is based solely on a Schedule 13F filed by Artisan with the SEC on August 4, 2006. Artisan’s address is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. The Schedule 13F

indicates that, at June 30, 2006: (1) Artisan, Artisan Investment, Mr. Ziegler and Ms. Ziegler shared investment power of 7,994,200 shares of Class A Common Stock and shared power to vote or direct the vote of 7,994,200 shares of Class A Common Stock.

(9)	Information about Class A shares owned by Sound Shore Management, Inc. (“Sound Shore”) is based solely on a Form 13F filed by Sound Shore with the SEC on July 7, 2006, reporting ownership as of June 30, 2006. Sound Shore’s address is 8 Sound Shore Drive, Suite 180, Greenwich, Connecticut 06830. The Form 13F indicates that, at June 30, 2006: (1) Sound Shore has sole investment power of 7,355,616 shares of Class A Common Stock and has sole voting power for 6,026,116 shares of Class A Common Stock and no voting power for 1,329,500 shares of Class A Common Stock.
(10)	Includes 563,574 shares of Class A Common Stock issuable upon exercise of options held by Mr. Mayer and 18,000 shares of Class A Common Stock issuable upon the exercise of stock appreciation rights held by Mr. Mayer.
(11)	Includes 50,874 shares of Class A Common Stock issuable under performance based restricted stock units held by Mr. Mayer.
(12)	Includes 166,118 shares of Class A Common Stock issuable upon exercise of options held by Mr. Campbell.
(13)	Includes 18,044 shares of Class A Common Stock issuable under performance based restricted stock units held by Mr. Campbell.
(14)	Franz Fink was the Company’s Senior Vice President and General Manager, Wireless and Mobile Solutions Group until May 31, 2006 and his employment with Freescale terminated on September 8, 2006.
(15)	Includes (1) 90,796 shares of Class A Common Stock issuable upon exercise of options held by Mr. Grimme, (2) 1,314 shares of Class A Common Stock issuable upon exercise of options held by Mr. Grimme’s spouse, and (3) 1,108 shares of Class A Common Stock owned by Mr. Grimme’s spouse.
(16)	Includes 12,639 shares of Class A Common Stock issuable under performance based restricted stock units held by Mr. Grimme.
(17)	Includes 72,407 shares of Class A Common Stock issuable upon exercise of options held by Mr. Perkins.
(18)	Includes 12,798 shares of Class A Common Stock issuable under performance based restricted stock units held by Mr. Perkins.
(19)	Reflects shares owned by directors and current executive officers.
(20)	Includes 1,139,343 shares of Class A Common Stock issuable upon exercise of options. This includes the exercisable options held by the Named Executive Officers described in Notes 10, 12, 15 and 17, plus an additional 227,134 shares of Class A Common Stock held by other executive officers issuable upon exercise of options.
(21)	Includes shares of Class B Common Stock held by the Named Executive Officers, plus an additional 2,870 shares of Class B Common Stock held by other executive officers.
(22)	Includes 94,355 shares of Class A Common Stock issuable under performance based restricted stock units awarded to the Named Executive Officers named in Notes 11, 13, 16 and 18, plus an additional 36,165 shares of Class A Common Stock held by other executive officers issuable under performance based restricted stock units.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the General Corporation Law of the State of Delaware (the “DGCL”), you have the right to dissent from the Merger and to receive payment in cash for the fair value of your Common Stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares of Common Stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Common Stock.

All demands for appraisal should be addressed to Freescale Semiconductor, Inc., 6501 William Cannon Drive West, Austin, Texas 78735 Attention: Secretary, and must be delivered before the vote on the Merger Agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Common Stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Common Stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Common Stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the Merger, the Surviving Corporation must give written notice that the Merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his or her shares of Common Stock. Within 120 days after the effective date of the Merger, any stockholder who has complied with Section 262 shall, upon written request to the Surviving Corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the Surviving Corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s Common Stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the Surviving Corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Common Stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the Merger may only be made with the written approval of the Surviving Corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2007 annual meeting of stockholders. Any stockholder proposals to be considered timely for inclusion in next year’s proxy statement must be submitted in writing to John D. Torres, Secretary, Freescale Semiconductor, Inc., 6501 William Cannon Drive West, Austin, Texas 78735, and must be received no later than 5:00 p.m. Central Time on November 23, 2006. If the date of the 2007 annual meeting of stockholders is moved more than 30 days before or after the anniversary date of the 2006 annual meeting of stockholders, the deadline for inclusion is instead a reasonable time before Freescale begins to print and mail its proxy materials. Such proposals must also comply with the SEC’s rules concerning the inclusion of stockholder proposals in company-sponsored proxy materials as set forth in Rule 14a-8 promulgated under the Exchange Act and our bylaws.

Unless we indicate otherwise at a later date, in order for a stockholder proposal to be raised from the floor during the 2007 annual meeting of stockholders, the stockholder’s written notice must be received by our Secretary between February 5, 2007 and March 7, 2007, and must contain certain information as required under our bylaws. You may contact the Secretary at our headquarters for a copy of the relevant provisions of our bylaws regarding the requirements for making stockholder proposals. Please note that these requirements relate only to matters a stockholder wishes to bring before next year’s annual meeting and that are not to be included in the proxy statement for next year’s annual meeting.

You may nominate an individual to serve as a director by sending a written notice setting forth all the information that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required pursuant to Regulation 14A under the Exchange Act to John D. Torres, Secretary, Freescale Semiconductor, Inc., 6501 William Cannon Drive West, Austin, Texas 78735. In addition, the notice must contain certain other information as required under our bylaws. In order to be considered for the 2007 annual meeting, your nomination must be received between February 5, 2007 and March 7, 2007.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact ADP-ICS either by calling 1-800-542-1061, or by writing to ADP-ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. Upon written or oral request to ADP-ICS, we will provide a separate copy of the annual reports and proxy statements. In addition, security holders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request to ADP-ICS at the address and telephone number stated above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents Freescale files with the SEC by going to the “Investors Relations” section of our website at www.freescale.com/investor. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Freescale Investor Relations, 6501 William Cannon Drive West, Austin, Texas 78735, telephone: (512) 895-2454, on the Company’s website at www.freescale.com/investor or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER 19, 2006. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

FREESCALE SEMICONDUCTOR, INC.,

FIRESTONE HOLDINGS LLC

and

FIRESTONE ACQUISITION CORPORATION

Dated as of September 15, 2006

A-ii

A-iii

INDEX OF DEFINED TERMS

2011 Indenture	Section 1.1
2011 Notes	Section 6.10(a)
2014 Indenture	Section 1.1
2014 Notes	Section 6.10(a)
Acceptable Confidentiality Agreement	Section 1.1
Action	Section 1.1
Affiliate	Section 1.1
Agreement	Preamble
Alternative Financing	Section 6.9(b)
Antitrust Law	Section 1.1
Benefit Plans	Section 4.14(a)
Board of Directors	Recitals
Board Recommendation	Section 4.2(b)
Business Day	Section 1.1
Capitalization Date	Section 4.5(a)
Certificate	Section 3.5(b)
Certificate of Merger	Section 2.2
Change	Section 1.1
Changes	Section 1.1
Class A Company Common Stock	Section 3.1(b)
Class B Company Common Stock	Section 3.1(b)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 1.1
Company	Preamble
Company Common Stock	Section 3.1(b)
Company Disclosure Letter	Article IV
Company Employee	Section 6.12(b)
Company Intellectual Property	Section 1.1
Company Preferred Stock	Section 4.5(a)
Company Takeover Proposal	Section 6.5(h)
Company Termination Fee	Section 1.1
Comparable Plans	Section 6.12(b)
Confidentiality Agreement	Section 1.1
control	Section 1.1
Copyrights	Section 1.1
Credit Agreement	Section 1.1
Current Policy	Section 6.7(c)
Damages	Section 6.7(b)
Debt Commitment Letters	Section 5.5(a)
Debt Financing	Section 5.5(a)
DGCL	Recitals
Dissenting Shares	Section 3.4(a)
Effective Time	Section 2.2
Environmental Claim	Section 4.17(a)(i)
Environmental Laws	Section 4.17(a)(ii)
Equity Commitment Letters	Section 5.5(a)
Equity Financing	Section 5.5(a)
Equity Interest	Section 1.1
ERISA	Section 1.1

A-iv

ERISA Affiliate	Section 4.14(c)
ESPP	Section 3.2(d)
Exchange Act	Section 1.1
Final Purchase Date	Section 3.2(d)
Financing	Section 5.5(a)
Financing Commitments	Section 5.5(a)
Foreign Plans	Section 4.14(a)
GAAP	Section 1.1
Governmental Authority	Section 1.1
Governmental Order	Section 1.1
Guarantees	Recitals
Guarantors	Recitals
Hazardous Materials	Section 4.17(a)(iii)
HSR Act	Section 1.1
In-Licenses	Section 4.16(b)
Intellectual Property	Section 1.1
Investors	Section 5.5(a)
IP Licenses	Section 4.16(b)
Knowledge	Section 1.1
Law	Section 1.1
License	Section 1.1
Liens	Section 1.1
Marketing Period	Section 1.1
Mask Works	Section 1.1
Material Adverse Effect	Section 1.1
Material Contract	Section 4.10(a)
Material Customers	Section 4.25
Material Subsidiaries	Section 1.1
Merger	Recitals
Merger Consideration	Section 3.1(b)
Merger Sub	Preamble
New Plans	Section 6.12(c)
Non-Breach Financing Failure	Section 8.3(g)
No-Shop Period Start Date	Section 6.5(a)
Noteholders	Section 6.10(c)
Notes Consents	Section 6.10(a)
Notes Offer to Purchase	Section 6.10(a)
Notes Tender Offer	Section 6.10(a)
Notes Tender Offer Documents	Section 6.10(c)
Notice Period	Section 6.5(d)
NYSE	Section 4.4
Old Plans	Section 6.12(c)
Option	Section 1.1
Other Filings	Section 4.19
Out-Licenses	Section 4.16(b)
Outside Date	Section 8.1(c)
Parent	Preamble
Parent Expenses	Section 8.3(d)
Parent Termination Fee	Section 1.1
Patents	Section 1.1
Paying Agent	Section 3.5(a)
Permitted Liens	Section 1.1

A-v

Person	Section 1.1
Proxy Statement	Section 4.19
Recommendation Withdrawal	Section 6.2
Registered Intellectual Property	Section 4.16(a)
Release	Section 4.17(a)(iv)
Representatives	Section 1.1
Required Financial Information	Section 6.9(a)
Requisite Stockholder Vote	Section 4.2(a)
Restricted Stock Unit	Section 1.1
Rights Agreement	Section 4.24
Sarbanes-Oxley Act	Section 4.12(b)(i)
SEC	Section 4.7(a)
SEC Reports	Section 4.7(a)
Securities Act	Section 1.1
Senior Notes	Section 6.10(a)
Senior Notes Indentures	Section 1.1
Shares	Section 3.1(b)
Special Committee	Recitals
Specified Person	Section 8.3(g)
Stockholders Meeting	Section 6.2
Subsidiaries	Section 1.1
Superior Proposal	Section 6.5(h)
Supplemental Indentures	Section 6.10(d)
Surviving Corporation	Section 2.1
Takeover Laws	Section 4.2(b)
Tax	Section 1.1
Tax Returns	Section 1.1
TIA	Section 6.10(b)
Trade Secrets	Section 1.1
Trademarks	Section 1.1
WARN Act	Section 4.15(d)

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of September 15, 2006 (this “Agreement”) by and among Freescale Semiconductor, Inc., a Delaware corporation (the “Company”), Firestone Holdings LLC, a Delaware limited liability company (“Parent”), and Firestone Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) (upon the unanimous recommendation of a special committee consisting solely of independent directors, the “Special Committee”) has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the DGCL, upon the terms and conditions contained herein, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the sole member of Parent and the sole director of Merger Sub have each (i) unanimously approved this Agreement and declared it advisable for Parent and Merger Sub to enter into this Agreement, and (ii) unanimously approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the DGCL, upon the terms and conditions contained herein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of Blackstone Capital Partners V L.P., TPG Partners V, L.P., Carlyle Partners IV, L.P. and Permira IV L.P.2, Permira Investments Limited, P4 Co-Investment l.p. (together, the “Guarantors”) have provided a guarantee (together, the “Guarantees”) in favor of the Company; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions with respect to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“2011 Indenture” means that certain indenture, dated as of July 21, 2004, by and between the Company, as Issuer, and Deutsche Bank Trust Company Americas, as Trustee, as supplemented by those certain Second and Fourth Supplemental Indentures thereto, by and between the Company, as Issuer, and Deutsche Bank Trust Company Americas, as Trustee, governing the terms of the 2011 Notes.

“2014 Indenture” means that certain indenture, dated as of July 21, 2004, by and between the Company, as Issuer, and Deutsche Bank Trust Company Americas, as Trustee, as supplemented by those certain Third and Fourth Supplemental Indentures thereto, by and between the Company, as Issuer, and Deutsche Bank Trust Company Americas, as Trustee, governing the terms of the 2014 Notes.

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains a standstill ending contemporaneous with the termination of the standstill in the Confidentiality Agreement, dated May 18, 2006, by and between the Company and Blackstone Management Partners V L.L.C., a no-solicitation covenant for the same period and other provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Action” means any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Authority, arbitrator or mediator.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York or Austin, Texas.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company and/or its Subsidiaries.

“Company Termination Fee” means $300,000,000 in cash, except (i) in the event that this Agreement is terminated by the Company pursuant to Section 8.1(e)(iii) prior to September 26, 2006 in order to enter into a definitive agreement with respect to a Company Takeover Proposal, or (ii) in the event that this Agreement is terminated by Parent pursuant to Section 8.1(f)(ii)(A) or Section 8.1(f)(ii)(B) in a circumstance in which the event giving rise to the right of termination occurs prior to September 26, 2006, in which cases contemplated by the preceding clauses (i) and (ii) the Company Termination Fee shall mean $150,000,000 in cash.

“Confidentiality Agreement” means the following confidentiality agreements: (i) the agreement dated May 18, 2006 by and between the Company and Blackstone Management Partners V L.L.C., (ii) the agreement dated August 12, 2006 by and between the Company and Credit Suisse Securities (USA) LLC, (iii) the agreement dated August 30, 2006 by and between the Company and Permira Advisers LLC, (iv) the agreement dated August 30, 2006 by and between the Company and Tarrant Partners, L.P. and Newbridge Capital, LLC (together, Texas Pacific Group), (v) the agreement dated August 31, 2006 by and between the Company and AIG Direct Investments, LLC, (vi) the agreement dated August 31, 2006 by and between the Company and Carlyle Investment Management, LLC, (vii) the agreement dated August 31, 2006 by and between the Company and Citigroup Global Markets Inc., (viii) the agreement dated August 31, 2006 by and between the Company and GIC Special Investments Pte Ltd., and (ix) the agreement dated September 3, 2006 by and between the Company and Caisse de depot et placement du Quebec.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Credit Agreement” means the Credit Agreement entered into as of March 7, 2006 among Freescale Semiconductor, Inc., each lender from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and Letter of Credit Issuer.

“Equity Interest” means (a) with respect to a corporation, any and all classes or series of shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all classes or series of units, interests or other partnership/limited liability company interests and (c) with respect to any other Person, any other security representing any ownership interest or participation in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time consistently applied.

“Governmental Authority” means any federal, state, provincial, local or foreign government, any governmental, regulatory or administrative authority, agency or commission, or any court, tribunal or other judicial body (including any political or other subdivision, department or branch of any of the foregoing).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all intellectual property rights existing anywhere in the world, including (i) all inventions, patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof (“Patents”), (ii) all trademarks, service marks, logos, slogans, design marks, trade names, corporate names, domain names, trade dress, and other similar designations of origin, and all translations and derivations thereof, together with all goodwill symbolized thereby, and all applications, registrations and renewals of any of the foregoing (“Trademarks”), (iii) all copyrights and copyrightable works and all applications, registrations and renewals of any of the foregoing (“Copyrights”), (iv) all mask works and mask sets, and all applications and registrations of any of the foregoing (“Mask Works”), (v) all trade secrets and confidential or proprietary information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (“Trade Secrets”), (vi) all computer software (including object code, source code, data, databases and related documentation), and (vii) all other proprietary rights, including all rights of privacy and rights to personal information.

“Knowledge” means with respect to the Company, the actual knowledge of the Persons set forth in Section 1.1 of the Company Disclosure Letter.

“Law” means any statute, law, ordinance, regulation, rule, code, principle of common law or equity or other requirement of law of a Governmental Authority or any Governmental Order.

“License” means any permit, order, decree, consent, approval, license, registration, qualification, finding of suitability or other authorization.

“Liens” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Marketing Period” shall mean the first period of 25 consecutive Business Days after the date hereof throughout which (A) Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 6.9(a) and (B) the conditions set forth in Section 7.1 shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 7.2(a) or 7.2(b) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 25 consecutive Business Day period; provided, that if the Marketing Period has not ended on or prior to December 19, 2006, the Marketing Period shall commence no earlier than January 2, 2007; and provided, further, that the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of the Marketing Period, KPMG LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Required Financial Information unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements for the applicable periods by KPMG LLP or another independent registered accounting firm reasonably acceptable to Parent; and provided, further, that if the financial statements included in the Required Financial Information that is available to Parent on the first day of any such 25 Business Day period would not be sufficiently current on any day during such 25 Business Day period to permit (i) a registration statement using such financial statements to be declared effective by the SEC on the last day of the 25 Business Day period or (ii) the Company’s independent registered accounting firm to issue a customary comfort letter to purchasers (in accordance with its normal practices and procedures) on the last day of the 25 Business Day period, then a new 25 Business Day period shall commence upon Parent receiving updated Required Financial Information that would be sufficiently current to permit the actions described in (i) and (ii) on the last day of such 25 Business Day period.

“Material Adverse Effect” means any change, effect, event, circumstance or development (each a “Change”, and collectively, “Changes”), individually or in the aggregate, together with all other Changes, that is or would reasonably be expected to be materially adverse to the business, assets, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided that no Change (by itself or when aggregated with any other Changes) resulting from any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no Change (by itself or when aggregated with any other such Changes) resulting from any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (A) general economic, political or financial market conditions (or changes therein), or any conditions arising out of acts of terrorism or war, weather conditions or other force majeure events, in any such case to the extent that such conditions do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries and geographies in which the Company operates, (B) general conditions in the industries in which the Company or any of its Subsidiaries conduct business (or changes therein), including any conditions arising out of acts of terrorism, or war, weather conditions or other force majeure events, in any such case to the extent that such conditions do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries and geographies in which the Company operates, (C) the announcement of the execution of this Agreement or the pendency or consummation of the Merger, including the loss or departure of officers or other employees of the Company or any of its subsidiaries, or the termination, reduction (or potential reduction) or any other negative development (or potential negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners, (D) compliance with the terms of, or the taking of any action required by, this Agreement, or the failure to take any action prohibited by this Agreement, (E) any actions taken, or failure to take action, or such other Changes, in each case, to which Parent has expressly consented or requested, (F) any changes in Law or in GAAP (or the interpretation thereof), (G) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, (H) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse

Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect, and it being further understood that any such failure may be taken into account in determining whether the facts or occurrences giving rise or contributing to such failure are materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole), or (I) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby.

“Material Subsidiaries” of a Person means each Subsidiary of such Person that is a “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X).

“Option” means each option granted by the Company to purchase shares of Company Common Stock pursuant to any Benefit Plans.

“Parent Termination Fee” means $300,000,000 in cash.

“Permitted Liens” means: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; or (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law (other than Tax Law); (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 or the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2006 or June 30, 2006; (x) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on the Company or the ability of Parent to obtain the Debt Financing and (xi) statutory, common law or contractual liens of landlords.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, Governmental Authority, joint venture, limited liability company or other entity.

“Restricted Stock Unit” means restricted units granted under any Benefit Plan.

“Representatives” means, collectively, any Person’s officers, general or limited partners (if applicable), directors, authorized employees, Affiliates, agents, attorneys or other advisors or representatives.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Notes Indentures” means the 2011 Indenture and the 2014 Indenture, collectively.

“Subsidiaries” of a Person means any and all corporations, partnerships, limited liability companies and other entities, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, owns (i) a right to a majority of the profits of such entity or (ii) securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity or (iii) a general partnership interest, managing member or similar interest entitling such Person to govern the affairs of such entity.

“Tax” or “Taxes” means all federal, state, provincial, local, territorial and foreign income, profits, franchise, license, capital, capital gains, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, goods and services, estimated, stamp, unclaimed or abandoned property, alternative or add-on minimum, environmental, withholding and any other taxes, duties, assessments or governmental tax charges of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” or “Tax Returns” means all returns, declarations, reports, claims for refund or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof filed or to be filed with any Tax Authority in connection with the determination, assessment or collection of Taxes.

ARTICLE II

THE TRANSACTIONS

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue under the name “Freescale Semiconductor, Inc.” as the surviving corporation of the Merger under the DGCL (the “Surviving Corporation”).

Section 2.2 Closing; Effective Time. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, as soon as practicable, but in no event later than the fifth Business Day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, (i) Parent and Merger Sub will not be required to effect the Closing until the earlier to occur of (a) a date during the Marketing Period specified by Parent on at least three Business Days’ notice to the Company and (b) the final day of the Marketing Period and (ii) the Company shall not be required to effect the Closing without at least three Business Days’ notice specified by Parent (or the Closing may take place at such other place or at such other date as Parent and the Company may mutually agree). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. Prior to the Closing, Parent shall prepare and on the Closing Date the Surviving Corporation shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being the “Effective Time”) and the parties hereto shall make all other filings or recordings required under the DGCL in connection with the Merger.

Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation; Bylaws. At the Effective Time, subject to the terms of Section 6.7(a), (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as the Certificate of Incorporation of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Freescale Semiconductor, Inc. and the provision in the Certificate of Incorporation of Merger Sub naming its incorporator shall be omitted and (b) the bylaws of the

Surviving Corporation shall be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable law, except the references to Merger Sub’s name shall be replaced by references to Freescale Semiconductor, Inc.

Section 2.5 Directors and Officers of Surviving Corporation. The directors of Merger Sub and the officers of the Company (other than those who Merger Sub determines shall not remain as officers of the Surviving Corporation), in each case, as of the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK AND EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Corporation.

(b) Each share of Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Company Common Stock”) and each share of Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Company Common Stock”, and together with the Class A Company Common Stock, the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock (“Shares”) to be canceled pursuant to Section 3.1(c) and any Dissenting Shares) shall be converted into the right to receive in cash an amount per Share (subject to any applicable withholding Tax specified in Section 3.5(c) hereof) equal to $40.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, each holder of a certificate theretofore representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificates in accordance with Section 3.5, without interest.

(c) Each Share held in the treasury of the Company, or otherwise owned by Parent or Merger Sub (including any Shares acquired by Parent immediately prior to the Effective Time pursuant to any equity rollover commitments or other agreements with holders of Shares), or owned by any direct or indirect Subsidiary of such Persons, in each case immediately prior to the Effective Time, shall be canceled without any conversion thereof and no consideration shall be paid with respect thereto.

Section 3.2 Treatment of Options and Other Equity Awards.

(a) As of the Effective Time, except as otherwise agreed to by Parent and a holder of an Option or as set forth in Section 3.2(a) of the Company Disclosure Letter, each Option that is issued and outstanding as of the Effective Time, shall by virtue of the Merger and without any action on the part of any Option holder, become fully vested. As of the Effective Time, except as otherwise agreed by Parent and a holder of Options with respect to such holder’s Options, each Option will be canceled and extinguished, and the holder thereof will be entitled to receive an amount in cash equal to the excess (if any) of (i) the product of (A) the number of Shares subject to such Option and (B) the Merger Consideration over (ii) the aggregate exercise price of such Option, without interest and less any required withholding Taxes as specified in Section 3.5(c) hereof. All payments with respect to canceled Options shall be made by the Paying Agent (or such other agent reasonably acceptable to Parent as the Company shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving

Corporation to pay such amounts in accordance with Section 3.5(a). Prior to the Effective Time, as reasonably directed by Parent, the Company shall take any and all actions necessary to effectuate this Section 3.2(a), including, without limitation, adopting any plan amendments and using reasonable best efforts to obtain any required consents; provided, however, that no action taken by the Company shall be required to be irrevocable until immediately prior to the Effective Time.

(b) As of the Effective Time, each stock appreciation right of the Company that is outstanding as of the Effective Time, shall by virtue of the Merger and without any action on the party of the holder, become fully vested. As of the Effective Time, each stock appreciation right will be canceled and extinguished, and the holder thereof will be entitled to receive an amount in cash equal to the excess (if any) of (i) the product of (A) the number of Shares subject to such stock appreciation right and (B) the Merger Consideration over (ii) the aggregate exercise price of such stock appreciation right, without interest and less any required withholding Taxes as specified in Section 3.5(c) hereof. All payments with respect to canceled stock appreciation rights shall be made by the Paying Agent (or such other agent reasonably acceptable to Parent as the Company shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 3.5(a). Prior to the Effective Time, as reasonably directed by Parent, the Company shall take any and all actions necessary to effectuate this Section 3.2(b), including, without limitation, adopting any plan amendments and using reasonable best efforts to obtain any required consents; provided, however, that no action taken by the Company shall be required to be irrevocable until immediately prior to the Effective Time.

(c) As of the Effective Time, except as otherwise agreed to by Parent and a holder of a Restricted Stock Unit or as set forth in Section 3.2(c) of the Company Disclosure Letter, each Restricted Stock Unit that is issued and outstanding as of the Effective Time, shall by virtue of the Merger and without any action on the part of any Restricted Stock Unit holder, become fully vested. Each vested Restricted Stock Unit shall be converted into the right at the Effective Time to receive, as promptly as reasonably practicable following the Effective Time (but no later than the maximum period permitted for such payments to qualify under the short-term deferral exception of Proposed Treasury Regulations Section 1.409A-1(b)(4)), a cash payment with respect thereto equal to the Merger Consideration less any required withholding Taxes as specified in Section 3.5(c) hereof. As of the Effective Time, all Restricted Stock Units shall no longer be outstanding and shall automatically cease to exist, and each Restricted Stock Unit holder shall cease to have any rights with respect thereto, except, with respect to the vested Restricted Stock Units, the right to receive the Merger Consideration less any required withholding Taxes as specified in Section 3.5(c) hereof, without interest. Prior to the Effective Time, as reasonably directed by Parent, the Company shall take any and all actions necessary to effectuate this Section 3.2(c), including, without limitation, providing Restricted Stock Unit holders with notice of their rights with respect to any such Restricted Stock Units as provided herein, adopting any plan amendments and using reasonable best efforts to obtain any required consents; provided, however, that no action taken by the Company shall be required to be irrevocable until immediately prior to the Effective Time.

(d) Prior to the Effective Time, the Company shall take such action as is necessary to cause the ending date of the then current offering period under the Company’s Employee Stock Purchase Plan (the “ESPP”) to be at least thirty (30) days prior to the Effective Time, subject to the terms of such plan (the “Final Purchase Date”). On the Final Purchase Date, the Company shall apply the funds credited as of such date under such ESPP within each participant’s payroll withholding account to the purchase of whole Shares of the Company in accordance with the terms of such ESPP and shall prevent the commencement of any new purchase or offering period.

Section 3.3 Adjustment of Merger Consideration. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, subject to further adjustment in accordance with this sentence.

Section 3.4 Dissenting Shares.

(a) Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration without any interest thereon.

(b) The Company will give Parent (i) prompt notice of any notice received by the Company of intent to demand the fair value of any Shares, withdrawals of such notices and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of dissenters’ rights under Section 262 of the DGCL. The Company will not, except with the prior written consent of Parent, make any payment with respect to any such exercise of dissenters’ rights or offer to settle or settle any such rights.

Section 3.5 Payment and Exchange of Certificates.

(a) Following the date of this Agreement and in any event not less than three (3) Business Days prior to the mailing of the Proxy Statement to the stockholders of the Company, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as Paying Agent in connection with the Merger (the “Paying Agent”). Promptly after the Effective Time, Parent will, or cause the Surviving Corporation to, deposit in trust with, the Paying Agent, the aggregate consideration to which stockholders, holders of Options, holders of stock appreciation rights of the Company or holders of Restricted Stock Units become entitled under this Article III. Until used for that purpose, the funds shall be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available at the SEC or otherwise).

(b) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was a record holder of Company Common Stock immediately prior to the Effective Time, whose shares were converted pursuant to Article III into the right to receive the Merger Consideration, (i) a form of letter of transmittal for use in effecting the surrender of stock certificates which immediately prior to the Effective Time represented Company Common Stock (each, a “Certificate”) in order to receive payment of the Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon actual delivery of the Certificates to the Paying Agent (or effective affidavits of loss in lieu thereof), and shall otherwise be in customary form) and

(ii) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for payment of the Merger Consideration. When the Paying Agent receives a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed and executed letter of transmittal and any other required documents, the Paying Agent shall pay to the holder of the Shares represented by the Certificate (or effective affidavits of loss in lieu thereof), or as otherwise directed in the letter of transmittal, the Merger Consideration with regard to each Share represented by such Certificate, less any required Tax withholdings in accordance with Section 3.5(c) below, and the Certificate shall be canceled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of Certificates. If payment is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that all Taxes have been paid or are not applicable. After the Effective Time, a Certificate shall represent only the right to receive the Merger Consideration in respect of the Shares represented by such Certificate, without any interest thereon.

(c) Parent, the Surviving Corporation and Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares, Options, stock appreciation rights of the Company or Restricted Stock Units pursuant to the Merger or this Agreement such amounts as are required to be withheld under the Code, or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares (or Options, stock appreciation rights or Restricted Stock Units) in respect of which such deduction and withholding was made.

(d) If a Certificate has been lost, stolen or destroyed, the Surviving Corporation will cause the Paying Agent to accept an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed instead of the Certificate; provided, that the Surviving Corporation may require the Person to whom any Merger Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

(e) At any time which is more than six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been deposited with the Paying Agent and have not been disbursed in accordance with this Article III (including, without limitation, interest and other income received by the Paying Agent in respect of the funds made available to it), and after the funds have been delivered to the Surviving Corporation, Persons entitled to payment in accordance with this Article III shall be entitled to look solely to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of the Merger Consideration upon surrender of the Certificates held by them, without any interest thereon; provided, that such Persons shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable Laws. Any portion of the funds deposited with the Paying Agent remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. None of the Surviving Corporation, Parent, Merger Sub or the Paying Agent will be liable to any Person entitled to payment under this Article III for any consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) From and after the Effective Time, the Surviving Corporation shall not record on the stock transfer books of the Company or the Surviving Corporation any transfers of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer, they shall be canceled and treated as having been surrendered for the Merger Consideration in respect of the Shares represented thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter delivered by the Company to Parent on or prior to the execution of this Agreement (the “Company Disclosure Letter”), which in the case of the disclosure applicable to qualifying the representation set forth in Section 4.9(a) shall be set forth only on Section 4.9(a) of the Company Disclosure Letter, and/or (ii) as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2006 and June 30, 2006, each as filed prior to the date of this Agreement (other than disclosures in the “Risk Factors” section of such Form 10-K and any other disclosures included in such filings that are predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.1 Organization. Each of the Company and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and has the requisite corporate or similar power and authority to own its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept exists) as a foreign corporation or other entity in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so organized, qualified, licensed or in good standing or have such power or authority would not have a Material Adverse Effect. Complete and correct copies of the certificate of incorporation and bylaws or other organizational documents of the Company and each of its Material Subsidiaries, in each case as currently in full force and effect, have been made available to Parent and no other organizational documents are applicable to or binding upon the Company or its Material Subsidiaries. The Company is not in violation of the provisions of its governing documents, nor are any of its Material Subsidiaries in violation of the provisions of their respective governing documents in any material respect.

Section 4.2 Authority; Enforceability.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors (upon the unanimous recommendation of the Special Committee), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (except that consummation of the Merger is subject to adoption of this Agreement by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Company Common Stock voting together as a single class (the “Requisite Stockholder Vote”)).

(b) The Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, at a meeting duly held on or prior to the date hereof unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Stockholders Meeting (this clause (iii), the “Board Recommendation”), and (iv) took all necessary steps so that the provisions of Section 203 of the DGCL and any “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-

takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement do not apply to the execution and delivery of this Agreement and the transactions contemplated hereby.

(c) This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The adoption of this Agreement by the Requisite Stockholder Vote is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company or any of its Subsidiaries necessary to adopt this Agreement or approve the transactions contemplated by this Agreement.

Section 4.3 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do and will not (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of the Company or any of its Material Subsidiaries, (b) assuming that all consents, approvals and authorizations contemplated by clauses (a) – (f) of Section 4.4 have been obtained and all filings described in such Section have been made and the receipt of the Requisite Stockholder Vote, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound, or (c) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, or result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit or a change in the rights and obligations under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Material Contract, except, in the case of clauses (b) and (c) of this Section 4.3, for any such conflict, violation, breach, default, loss, right or other occurrence which would not have a Material Adverse Effect.

Section 4.4 Governmental Consents. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated by this Agreement do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Exchange Act, (c) state securities, takeover and “blue sky” laws, (d) the rules and regulations of the New York Stock Exchange (“NYSE”), (e) the DGCL, (f) the applicable requirements of antitrust or other competition laws of other jurisdictions or investment laws relating to foreign ownership, and (g) any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have a Material Adverse Effect.

Section 4.5 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of 1,500,000,000 shares of Class A Company Common Stock, 1,000,000,000 shares of Class B Company Common Stock and 1,000,000,000 shares of Preferred Stock, par value $0.01 per share (“Company Preferred Stock”). As of the close of business on August 31, 2006 (the “Capitalization Date”), (i) 143,374,278 shares of Class A Company Common Stock and 269,978,659 shares of Class B Company Common Stock were issued and outstanding, (ii) 4,224,596 shares of Class A Company Common Stock and no shares of Class B Company Common Stock were held in the treasury of Company or by any of its Subsidiaries, (iii) an aggregate of 26,198,041 shares of Class A Company Common Stock were reserved for issuance upon or otherwise deliverable in connection with the exercise of outstanding Options issued pursuant to the Benefit Plans, (iv) 2,163,247 shares of Class A Company Common Stock were reserved and available for issuance under the ESPP, (v) an aggregate of 12,350,760 Restricted Stock Units were issued and outstanding pursuant to the Benefit Plans and (vi) an aggregate of 37,957 stock appreciation rights were issued and outstanding. As of the date of this Agreement, the Company has outstanding Options to purchase 26,198,041 shares of Class A Company Common Stock with a weighted average exercise price of $14.22. No shares of Company Preferred Stock are outstanding. From the close of business on the Capitalization Date until the date of this Agreement, no Shares have been issued except for Shares issued pursuant to the exercise of Options or the vesting of Restricted Stock Units, in each case outstanding on the Capitalization Date and in accordance with their terms. All outstanding shares of capital stock of the Company and each of its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights. Except as set forth above, there are no outstanding shares, options, warrants, calls, stock appreciation rights, or other rights or commitments or any other agreements of any character relating to dividend rights or to the sale, issuance or voting of, or the granting of rights to acquire, any shares of capital stock or voting securities of the Company or any of its Subsidiaries, or any securities or obligations convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or voting securities of the Company or any of its Subsidiaries.

(b) Except as set forth in Section 4.5(a), (i) there are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock or voting securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries, any shares of capital stock or voting securities of the Company or any of its Subsidiaries and (ii) there is no agreement, contract, commitment or arrangement pursuant to which the Company or any of its Subsidiaries is or may become obligated to repurchase or redeem any shares of capital stock or voting securities of the Company or its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, any shares of capital stock or voting securities of the Company or its Subsidiaries. Other than the Options, Restricted Stock Units and stock appreciation rights, the Company and its Subsidiaries do not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible, exchangeable or exercisable for or into securities having the right to vote) with the stockholders of the Company or any Subsidiary on any matter.

(c) As of the Capitalization Date, (i) each Option has the exercise price and is held by the holder set forth in Section 4.5(c)(i) of the Company Disclosure Letter, (ii) each outstanding Restricted Stock Unit is held by the holder set forth with respect thereto in Section 4.5(c)(ii) of the Company Disclosure Letter and (iii) each outstanding stock appreciation rights has the exercise price and is held by the holder set forth with respect thereto in Section 4.5(c)(iii) of the Company Disclosure Letter. All Options and stock appreciation rights have an exercise price equal to no less than the fair market value of the underlying Shares on the date of grant. From the Capitalization Date to the date of the Agreement, there have been no changes to the information set forth in Section 4.5(c) of the Company Disclosure Letter, except as a result of the exercise of Options or the vesting of Restricted Stock Units following the Capitalization Date and prior to the date hereof.

Section 4.6 Company Subsidiaries. Section 4.6 of the Company Disclosure Letter lists each Subsidiary of the Company and the jurisdiction of organization thereof. All the outstanding Equity Interests of each Subsidiary of the Company are owned, directly or indirectly, by the Company free and clear of any Liens, other than Permitted Liens. There are no stockholder agreements, voting trusts or other agreements or understandings to which any of the Company’s Subsidiaries is a party or by which any of them are bound relating to the voting of any shares of capital stock of the Company’s Subsidiaries. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any Equity Interest in any other Person.

Section 4.7 SEC Reports; Financial Information; Cash Balances.

(a) The Company has filed with the Securities and Exchange Commission (“SEC”) all forms, documents, certifications, registration statements and reports required to be filed or furnished by it with the SEC since July 16, 2004 (as amended to date, the “SEC Reports”). As of their respective dates, or, if amended, as of the date of the last such amendment, the SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. None of the SEC Reports at the time they were filed or, if amended, as of the date of such amendment contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. As of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to any of the SEC Reports.

(b) Each of the consolidated financial statements (including all related notes and schedules) of the Company included (or incorporated by reference) in the SEC Reports fairly presents in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto, which are not expected to be significant) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) To the Knowledge of the Company, no fact, event or circumstance currently exists that would prevent any material amount of the cash, investments or securities (on a net proceeds basis, and subject to fluctuations in value based on market and other circumstances prior to conversion to cash) of the Company or its Subsidiaries that were reflected in the line items “Cash and cash equivalents” or “Short-term investments” or that were debt portfolio investments reflected in the line item “Investments” on the face of the Company’s Condensed Consolidated Balance Sheets included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2006 from being available as cash for use by the Company in the United States, subject in the case of the aggregate amount of cash, investments and securities reflected in the line items “Cash and cash equivalents” or Short-term investments” on such balance sheet owned or held by non-U.S. Subsidiaries, to restrictions under or the effect of applicable Laws.

Section 4.8 No Undisclosed Liabilities. Except (a) as reflected or reserved against on the consolidated balance sheet of the Company (including the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2006, (b) for liabilities or obligations incurred in the ordinary course of business since June 30, 2006, (c) liabilities and obligations arising under this Agreement, (d) liabilities or obligations which have been discharged or paid in full in the ordinary course of business, and (e) liabilities and obligations that would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries.

Section 4.9 Absence of Certain Changes or Events.

(a) Since December 31, 2005, there has not been any Material Adverse Effect.

(b) From December 31, 2005, through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course. From December 31, 2005 through the date hereof, neither the Company nor any of its Subsidiaries has:

(i) issued, delivered, sold, pledged, transferred, conveyed, disposed of or encumbered any Equity Interests of any class or securities convertible into or exchangeable for any such Equity Interests of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests of the Company or any of its Subsidiaries, or any other ownership interest or voting security, of the Company or any of its Subsidiaries (other than (A) the issuance of Shares upon the exercise of Options or in connection with other stock-based Benefits Plans outstanding on the date hereof, in each case in accordance with their present terms, (B) issuances by a wholly owned Subsidiary of the Company of Equity Interests to such Subsidiary’s parent or another wholly owned Subsidiary of the Company and (C) the granting of Options or other stock based awards to acquire Shares granted under stock-based Benefit Plans outstanding on the date hereof in the ordinary course of business in the amounts set forth in Section 4.5(c) of the Company Disclosure Letter);

(ii) declared, set aside, made or paid any dividend or other distribution payable in cash, stock, property or otherwise with respect to any Equity Interests or any options, warrants, convertible securities or other rights to acquire any Equity Interest (except for any dividends or distributions by a Subsidiary wholly owned, directly or indirectly, by the Company);

(iii) (A) reclassified, combined, split, subdivided, redeemed, purchased or otherwise acquired any Equity Interests of the Company or any of its Subsidiaries or any options, warrants, convertible securities or other rights to acquire any Equity Interest of the Company or any of its Subsidiaries (other than (1) the acquisition of Options upon the conversion or exercise thereof, (2) the acquisition of Options or Restricted Stock Units upon the forfeiture thereof in accordance with their terms and (3) the acquisition of Shares upon the vesting of Restricted Stock Units in satisfaction of applicable tax withholding obligations arising in connection therewith) or (B) redeemed, repurchased, prepaid, defeased or otherwise acquired any of the Company’s Floating Rate Senior Notes due 2009, 6.875% Senior Notes due 2011 or 7.125% Senior Notes due 2014;

(iv) (A) granted to any current or former directors, officers, employees or consultants, any increase in compensation or fringe benefits, except for increases in the ordinary course of business with respect to employees who are not directors or officers of the Company, (B) granted to any current or former directors, officers or employees, any right to receive severance or termination pay in excess of $150,000 and not provided for under a Benefit Plan listed on Section 4.14 of the Company Disclosure Letter or (C) entered, amended or modified any Benefit Plans or employment, change of control or severance agreement or arrangement providing for payment in excess of $150,000 with any of its current or former directors, officers, employees or consultants, except ordinary course agreements with non-U.S. persons;

(v) (A) acquired from any Person (by merger, consolidation, acquisition of stock or assets or otherwise), or sold or disposed of (by merger, consolidation, sale of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, any Equity Interests therein, in each case, which are material to the Company and its Subsidiaries, taken as a whole, (B) incurred or guaranteed, or modified in any material respect, any material indebtedness for borrowed money or (C) made any material loans, advances or capital contributions to any other Person (other than a Subsidiary of the Company);

(vi) made any changes in accounting policies or procedures other than in the ordinary course of business and other than as required by GAAP or a Governmental Authority;

(vii) made or revoked any material tax election, or changed any material tax accounting principles, except as required by applicable Law; or

(viii) agreed to take any of the actions described in Sections 4.9(b)(i) through 4.9(b)(vii).

Section 4.10 Contracts.

(a) The Company has made available to Parent true, correct and complete copies of, all contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party as of the date hereof or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound as of the date hereof which:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) contains covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation) to compete in any material line of business of the Company or any of its Subsidiaries, except for any such contract that may be canceled without any penalty or other liability to the Company or any of its Subsidiaries upon notice of 60 days or less;

(iii) with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole;

(iv) involve any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate or foreign currency protection contract, other than any such contracts entered into in the ordinary course of business;

(v) relate to (A) indebtedness for borrowed money and having an outstanding principal amount in excess of $50,000,000 or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $50,000,000;

(vi) was entered into after December 31, 2005, involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $50,000,000 (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory);

(vii) by its terms calls for aggregate payments by the Company and its Subsidiaries or aggregate payments to the Company and its Subsidiaries under such contract of more than $25,000,000 over the remaining term of such contract;

(viii) with respect to any acquisition by the Company or its Subsidiaries pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that could result in payments in excess of $25,000,000;

(ix) involve any directors, executive officers or 5% stockholders of the Company that cannot be canceled by the Company within 30 days’ notice without liability, penalty or premium;

(x) involve any labor union or other employee organization, including any works council or foreign trade union or trade association;

(xi) obligate the Company or any of its Subsidiaries to provide indemnification or a guarantee, other than obligations incurred in the ordinary course of business or involve amounts in excess of $25,000,000; or

(xii) is an IP License.

Each contract of the type described in clauses (i) through (xii) is referred to herein as a “Material Contract”.

(b) Except as would not have a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company and any Subsidiary of the Company which is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the Knowledge of the Company, by any other party, except which would not have a Material Adverse Effect.

Section 4.11 Title to Properties. Except as would not have a Material Adverse Effect:

(a) Each of the Company and its Subsidiaries has good and valid fee simple title to its owned real properties or good and valid leasehold interests in all of its leased real properties except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business. All such properties, other than properties in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens and defects of title other than Permitted Liens.

(b) Each of the Company and its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each real property lease material to the business of the Company and its Subsidiaries taken as a whole has been made available to Parent. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all leases of real property that are material to the business of the Company and its Subsidiaries taken as a whole and there are no existing defaults by the Company beyond any applicable grace periods under such leases.

Section 4.12 Compliance with Law and Reporting Requirements.

(a) Neither the Company nor any of its Subsidiaries is in violation of, or has violated, any Law, or has received any written notice of any violation of Law, in each case, except for any violation or possible violation that would not have a Material Adverse Effect. The Company and each of its Subsidiaries has and is in compliance with all Licenses from Governmental Authorities required to conduct their respective businesses as now being conducted and all such Licenses are valid and in full force and effect, except for any such License the absence of, the non-compliance with, or the failure to be valid or in full force and effect, would not have a Material Adverse Effect.

(b) (i) Since July 16, 2004, subject to any applicable grace periods, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and (B) the applicable listing and corporate governance rules and regulations of the NYSE.

(ii) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as required under Rule 13a–15 of the Exchange Act.

(iii) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(iv) As of the date hereof, to the Knowledge of the Company, the Company has not identified any material weaknesses in internal controls. To the Knowledge of the Company, the Company is not aware of any facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c) None of the Company’s Subsidiaries is, or has at any time since July 16, 2004 been, subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act.

Section 4.13 Litigation. There are no Actions pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, except as would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties is or are a party or subject to or in default under any Governmental Order except as would not have a Material Adverse Effect. To the Knowledge of the Company, there are no formal or informal SEC inquiries or investigations, other governmental inquiries or investigations or material internal investigations or material whistle blower complaints pending, or to the Knowledge of the Company, threatened, or otherwise involving the Company or any of its Subsidiaries, including, without limitation, regarding any accounting practices of the Company or any malfeasance by any executive officer of the Company.

Section 4.14 Employee Compensation and Benefit Plans; ERISA.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth a correct and complete list of all material (i) employee benefit plans, programs, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, employment or consulting agreements, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries contributed or is obligated to contribute thereunder, or with respect to which the Company or any of its Subsidiaries has or may have any liability (contingent or otherwise), in each case, for or to any current or former employees, directors, officers or consultants of the Company or any of its Subsidiaries located primarily in the United States and/or their dependents (collectively, the “Benefit Plans”), and (ii) benefit plans that are comparable to the Benefit Plans and that are maintained pursuant to the Laws of a country other than the United States (collectively, the “Foreign Plans”). For purposes of this Agreement, the term “plan,” when used with respect to Foreign Plans, shall mean a “scheme” or other employee benefit program or arrangement in accordance with specific country usage. Except for purposes of Section 4.14(c), the terms “Benefit Plan” and “Foreign Plan” specifically do not include benefit plans of Motorola, Inc. to which the Company maintained or contributed pursuant to the employee matters agreement, dated June 18, 2004 between the Company and Motorola, Inc.

(b) Each Benefit Plan intended to be subject to Code Section 401(a) and each trust established in connection with any Benefit Plan which is intended to be tax exempt under Code Section 501(a) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination letter from the Internal Revenue Service, and, to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification of any such plan. Except as would not have a Material Adverse Effect: (i) all the Benefit Plans and the related trusts comply with and have been administered in compliance with, (A) the provisions of ERISA, (B) all provisions of the Code, (C) all other applicable Laws, and (D) their terms and the terms of any collective bargaining or collective labor agreements; and, in each case, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority questioning or challenging such compliance; (ii) there are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans other than claims for benefits which are payable in the ordinary course; (iii) to the Knowledge of the Company there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan; (iv) no litigation has been commenced with respect to any Benefit Plan (other than routine claims for benefits in the ordinary course) and, to the Knowledge of the Company, no such litigation is threatened (other than routine claims for benefits in the ordinary course); and (v) there are no governmental audits or investigations pending or, to the Knowledge of the Company, threatened in connection with any Benefit Plan.

(c) Neither the Company nor any ERISA Affiliate of the Company (i) sponsors or contributes to a Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)); (ii) has an “obligation to contribute” (as defined in ERISA Section 4212) to a Benefit Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)); (iii) has any material liability, contingent or otherwise, under Title IV of ERISA with respect to a Benefit Plan, either directly or through any ERISA Affiliate; or (iv) except as listed in Section 4.14(c) of the Company Disclosure Letter, sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by law). For purposes of this Section 4.14, “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed to be a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code. None of the Benefit Plans listed in Section 4.14(c) of the Company Disclosure Letter restrict the ability of the Company to amend or terminate such Benefit Plan.

(d) Except as would not have a Material Adverse Effect, (i) each Foreign Plan and related trust, if any, complies with and has been administered in compliance with (A) the Laws of the applicable foreign country and (B) their terms and the terms of any collective bargaining, collective labor or works council agreements and, in each case, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority questioning or challenging such compliance, (ii) each Foreign Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Authority, has been so registered or approved, (iii) all contributions to each Foreign Plan required to be made by the Company or its Subsidiaries through the Closing Date have been or shall be made or, if applicable, shall be accrued in accordance with country-specific accounting practices, (iv) there are no unresolved claims or disputes under the terms of, or in connection with, the Foreign Plans other than claims for benefits which are payable in the ordinary course, (v) no litigation has been commenced (other than routine claims for benefits in the ordinary course) with respect to any Foreign Plan and, to the Knowledge of the Company, no such litigation is threatened (other than routine claims for benefits in the ordinary course), and (vi) there are no governmental audits or investigations pending or, to the Knowledge of the Company, threatened in connection with any Foreign Plan. Section 4.14(d) of the Company Disclosure Letter designates each Foreign Plan that is a defined benefit pension plan.

(e) Except as may be required by applicable Law or as contemplated under this Agreement, neither the Company nor any of its Subsidiaries has any plan or commitment to create any additional Benefit Plans or Foreign Plans or to amend or modify any existing Benefit Plan or Foreign Plan in such a manner as to materially increase the cost of such Benefit Plan or Foreign Plan to the Company or any of its Subsidiaries.

(f) Except as provided in this Agreement or as required under applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event): (i) result in any material payment (including any bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness or golden parachute payment) becoming due to any current or former employee under any Benefit Plan or Foreign Plan; (ii) increase in any material respect any benefit otherwise payable under any Benefit Plan or Foreign Plan; (iii) result in the acceleration in any material respect of the time of payment or vesting of any such benefits under any Benefit Plan or Foreign Plan; (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Benefit Plan or Foreign Plan; or (v) limit, in any way, the Surviving Corporation’s ability to amend or terminate any Benefit Plan or Foreign Plan. No payment or benefit which has been, will or may be made by the Company or any of its Subsidiaries with respect to any current or former employee in connection with the execution and delivery of this Agreement or the consummation of the transaction contemplated by this Agreement could result in a material amount of “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code or material nondeductibility under Section 162(m) of the Code.

(g) Except as would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has classified any individual as an “independent contractor” or similar status who, according to a Benefit Plan or Foreign Plan or applicable Law, should have been classified as an employee or of similar status. Except as would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability by reason of any individual who provides or provided services to the Company or any of its Subsidiaries, in any capacity, being improperly excluded from participating in any Benefit Plan or Foreign Plan.

(h) Correct and complete copies have been delivered or made available, or will be delivered or made available prior to the Effective Time, to Parent by the Company of all written Benefit Plans and Foreign Plans (including all amendments and attachments thereto), and to the extent requested by Parent, all related trust documents; all material insurance contracts or other funding arrangements to the degree applicable; the two most recent annual information filings (Form 5500) and annual financial reports for those Benefit Plans and Foreign Plans (where required); the most recent determination letter from the Internal Revenue Service (where required); and the most recent summary plan descriptions; if any, for the Benefit Plans or Foreign Plans (including, for any Benefit Plan or Foreign Plan that is not embodied in a document, a written description of the Benefit Plan or Foreign Plan).

Section 4.15 Labor Matters.

(a) Except as set forth in Section 4.15 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or any labor union contract or trade union agreement or work rules, nor, to the Knowledge of the Company, are there any employees of the Company or any of its Subsidiaries represented by a works council or a labor organization, or activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries. Except as would not have a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened, labor strike, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, walkout, slowdown or lockout has occurred within the past five years.

(b) Except as would not have a Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with all applicable local, state, federal and foreign Laws relating to employment, including, without limitation, Laws relating to discrimination, hours of work and the payment of wages or overtime wages, classification of employees and independent contractors, health and safety, layoffs and plant closings and collective bargaining and (ii) there are no complaints or lawsuits, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct related to the employment relationship between the employee or former employee and the Company.

(c) Except as would not have a Material Adverse Effect, the Company and each of its Subsidiaries have withheld all amounts required by law to be withheld from the wages, salaries, and other payments to employees; and are not, to the Knowledge of the Company, liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business, consistent with past practice).

(d) Since July 16, 2004 and except as in compliance with the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and the Illinois WARN Act (i) neither the Company nor any of its Subsidiaries in the United States has effectuated a “plant closing” (as defined in the WARN Act or any similar state or local law or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company and/or any of its Subsidiaries, and (ii) there has not occurred a “mass layoff” (as defined in the WARN Act or any similar state or local law or regulation) affecting any site of employment or facility of the Company or any of its Subsidiaries in the United States.

(e) To the Knowledge of the Company, except as would not result in a Material Adverse Effect, no employees of the Company or any of its Subsidiaries are in violation of any term of any employment contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business conducted by the Company or any Subsidiary or to the use of trade secrets or proprietary information of others.

(f) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any material breach or other material violation of any collective bargaining agreement, trade union agreement, works council agreement or regulations or any other labor-related agreement to which the Company or any of its Subsidiaries is a party.

Section 4.16 Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Letter identifies a correct and complete list, as of the date hereof, of all United States and foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications, and (iv) Mask Work registrations and applications, in each case which are Company Intellectual Property (the “Registered Intellectual Property”). Such list includes with respect to each such item of Registered Intellectual Property (A) a correct and complete list of the jurisdictions in which such item of Registered Intellectual Property has been registered or filed, (B) the applicable registration, application, or serial number, and (C) the record owner or owners.

(b) Section 4.16(b) of the Company Disclosure Letter identifies a correct and complete list of all contracts or other agreements to which the Company or any of its Subsidiaries is a party and bound (i) pursuant to which the Company or any of its Subsidiaries have been granted any right or license to any Intellectual Property of a third Person which Intellectual Property is material to the business of the Company or any of its Subsidiaries, but excluding licenses to Intellectual Property that (A) are generally commercially available on commercially reasonable terms, (B) principally concern Intellectual Property other than Patents or Mask Works that are generally commercially available, or (C) licenses to software used to support the general operations of the business of Company (“In-Licenses”), (ii) pursuant to which the Company or any of its Subsidiaries have granted to a third Person a right or license to material Company Intellectual Property or any other material Intellectual Property exclusively held by the Company or any of its Subsidiaries, other than contracts or agreements entered into by the Company or its Subsidiaries in the ordinary course of business (“Out-Licenses”), and (iii) with Motorola, involving the licensing or transfer of Intellectual Property (such agreements together with the Out-Licenses and the In-Licenses, the “IP Licenses”).

(c) To the Knowledge of the Company, no material Registered Intellectual Property is invalid or not currently in compliance with all legal requirements (including payment of fees and filing of documents), and the Company and its Subsidiaries have maintained and enforced (or failed to maintain or enforce) all Registered Intellectual Property in accordance with their reasonable business judgment.

(d) To the Knowledge of the Company, (i) the Company and/or its Subsidiaries is the owner of all right, title and interest in and to all material Registered Intellectual Property and (ii) all material Company Intellectual Property, is free and clear of any and all Liens, other than Permitted Liens. No Action has been threatened in writing or asserted against the Company or any of its Subsidiaries in the past two (2) years challenging the Company’s ownership of any material Company Intellectual Property.

(e) To the Knowledge of the Company, except for such infringements or violations that would not have a Material Adverse Effect on the Company, the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate, or otherwise violate any third Person’s Intellectual Property. To the Knowledge of the Company, (i) except for any Action which would not have a materially negative impact on a material business, of the Company or any of its Subsidiaries, there has been no Action threatened in writing or asserted in the past two (2) years against the Company or any of its Subsidiaries alleging that conduct of the businesses of the Company and its Subsidiaries as currently conducted infringes, misappropriates, or otherwise violates any third Person’s Intellectual Property, and (ii) except for such Actions, that if decided adversely to the Company would not have a Material Adverse Effect on the Company, there is no substantial basis for any such Action.

(f) No Action has been threatened in writing or asserted against any Person by the Company or any of its Subsidiaries in the past two (2) years for material infringement, misappropriation or other violation of any material Company Intellectual Property.

(g) The Company and each of its Subsidiaries has taken commercially reasonable steps to protect the confidentiality of all those material Trade Secrets included in the Company Intellectual Property that the Company has made a reasonable business judgment to protect, including requiring all Persons having access to material Trade Secrets to execute written non-disclosure agreements, and to the Knowledge of the Company, except pursuant to written non-disclosure agreements, there has not been any disclosure by the Company or any of its Subsidiaries of any such material Trade Secrets.

(h) The consummation of the transactions contemplated in this Agreement will not (with or without notice or the lapse of time or both) (i) result in the loss or material impairment of, or give rise to any right of any third Person to terminate or materially restrict, (ii) require payment of any material additional amounts or the consent of any Governmental Authority or third Person in respect of, or (iii) result in the grant or transfer to any other Person of, in each case, the Company’s or any of its Subsidiaries’ rights in or to any material Intellectual Property owned, used or held by the Company.

(i) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has made any formal submission to, or is subject to any contract or other agreement with any standards making body, special interest group, or other Person, that would obligate the Company or any of its Subsidiaries to grant licenses to, or otherwise impair the Company’s or any of its Subsidiaries’ control over, the Company Intellectual Property for less than a reasonable royalty, except as would not have a Material Adverse Effect.

Section 4.17 Environmental Laws.

(a) For purposes of this Agreement, the following terms have the following meanings:

(i) “Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential and material liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Seller, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(ii) “Environmental Laws” means all Laws relating to pollution, the environment or the protection of human health and safety from Hazardous Materials including without limitation, laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

(iii) “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, or defined as such by, or regulated as such under, any Environmental Law.

(iv) “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

(b) Except as would not have a Material Adverse Effect, the Company and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof).

(c) Except as would not have a Material Adverse Effect, there is no Environmental Claim pending or threatened against the Company, its Subsidiaries or, to the Knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(d) Except as would not have a Material Adverse Effect, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release, threatened Release or presence of any Hazardous Material which would be reasonably likely to form the basis of an Environmental Claim against the Company, its Subsidiaries, or to the Knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(e) The Company has delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring possessed or initiated by the Company pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or its Subsidiaries, or regarding compliance with applicable Environmental Laws.

Section 4.18 Taxes.

(a) Each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects.

(b) Each of the Company and its Subsidiaries has timely paid all material Taxes required to be paid by it (whether or not shown due on any Tax Return).

(c) Except as would not have a Material Adverse Effect, each of the Company and its Subsidiaries has made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes of the Company and its Subsidiaries.

(d) Each of the Company and its Subsidiaries has complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper tax authorities all amounts required to be withheld and paid over by it.

(e) Neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened audit, proceeding, examination or litigation or similar claim that has been commenced or is presently pending with respect to any material Taxes or material Tax Return of the Company or any of its Subsidiaries for which the Company has not made adequate provisions (in accordance with GAAP) in its financial statements.

(f) No written claim has been made by any tax authority in a jurisdiction where any of the Company or its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(g) No material deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any material amount of Taxes are pending.

(h) There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any material Taxes is currently in force.

(i) Neither the Company nor any of its Subsidiaries (A) is a party to any agreement providing for the allocation, sharing or indemnification of any material amount of Taxes imposed on or with respect to any individual or other person, (B) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (other than the group the common parent of which is the Company) or (C) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor.

(j) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(k) There are no material Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, other than Permitted Liens.

(l) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (B) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), entered into on or prior to the Closing Date, or (C) any ruling received from the Internal Revenue Service.

(m) The Company has previously delivered or made available to Parent or Merger Sub complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda, and similar documents issued by any tax authority relating to the United States Federal, state, local or foreign Taxes due from or with respect to the Company and its Subsidiaries and (ii) any closing agreements entered into by any of the Company and its Subsidiaries with any tax authority, in each case existing on the date hereof.

(n) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement.

Section 4.19 Disclosure Documents. The proxy statement (the “Proxy Statement”) relating to the Merger and the other transactions contemplated hereby to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company, as well as any other documents required to be filed by the Company with the SEC in connection with the Merger and the other transactions contemplated thereby (collectively, the “Other Filings”), will not, at the time it is filed with the SEC, or, in the case of the Proxy Statement, at the time it is first mailed to the stockholders of the Company or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement and all Other Filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Proxy Statement or any Other Filings based on information supplied, or required to be supplied, by Parent, Merger Sub or any of their respective directors, officers, employees, Affiliates, agents or other representatives specifically for inclusion or incorporation by reference therein.

Section 4.20 Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or any of its Subsidiaries that are customary and adequate in all material respects for companies of similar size in the industry and locales in which the Company and its Subsidiaries operate. Section 4.20 of the Company Disclosure Letter sets forth a true, correct and complete list of all material insurance policies issued in favor of the Company or any of the Subsidiaries, or pursuant to which the Company or any of the Subsidiaries is a named insured or otherwise a beneficiary. With respect to each such insurance policy listed in Section 4.20 of the Company Disclosure Letter, except as would not have a Material Adverse Effect, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

Section 4.21 Brokers. Except for Goldman, Sachs & Co., no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. The Company has provided to Parent prior to the date of this Agreement a true and complete copy of its engagement letter with Goldman, Sachs & Co. and there are no amounts payable to Goldman, Sachs & Co. in connection with this Agreement and the transactions contemplated by this Agreement other than as set forth in such engagement letter.

Section 4.22 Fairness Opinion. The Board of Directors of the Company has received an opinion from Goldman, Sachs & Co. dated as of the date of this Agreement and addressed to the Board of Directors of the Company to the effect that, as of the date thereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of Shares (other than the Shares held by Affiliates of the Company who have an understanding, arrangement or other agreements with Parent or the Surviving Corporation or any of their Affiliates, including any Shares acquired by Parent immediately prior to the Effective Time pursuant to any equity rollover commitments or other agreements with holders of Shares, as to which Goldman, Sachs & Co. expresses no opinion from a financial point of view), in the aggregate, is fair to the stockholders of the Company from a financial point of view. An executed copy of the opinion has been delivered to Parent for informational purposes only.

Section 4.23 Foreign Corrupt Practices Act. To the Knowledge of the Company, neither the Company, nor any of its Subsidiaries, nor any of their Affiliates or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, Federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance in any material respect with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

Section 4.24 Rights Agreement. The Company has amended, and the Company and the Board of Directors have taken all necessary action to amend the Preferred Share Purchase Rights Agreement, dated July 7, 2004 and amended on September 23, 2005 (as amended, the “Rights Agreement”), between the Company and Mellon Investor Services LLC, to (a) render it inapplicable to this Agreement and the transactions contemplated hereby, (b) render the Rights (as defined in the Rights Agreement) issued pursuant to the Rights Agreement inapplicable to the execution and delivery of this Agreement and consummation of the Merger and ensure that none of the execution and delivery of this Agreement or the consummation of the Merger will result in (i) the Rights becoming exercisable, (ii) cause Parent or any of its Affiliates or Associates (each as defined in the Rights Agreement) to become an Acquiring Person (as defined in the Rights Agreement) or (iii) give rise to a Distribution Date (as defined in the Rights Agreement). The Company has made available to Parent a complete and correct copy of such amendment.

Section 4.25 Customers. Section 4.25 of the Company Disclosure Letter sets forth a true and complete list of the top 20 customers of the Company, based upon revenue generated in fiscal year 2005, for the Company and its Subsidiaries (the “Material Customers”). As of the date hereof, the Company is not involved in any material dispute with a Material Customer.

Section 4.26 Affiliate Transactions. Except for this Agreement and the Merger, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and the Company’s Affiliates (other than Company Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.27 Product Liability and Recalls. Except as would not have a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened recall or investigation of any product sold by the Company or any of its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 5.1 Organization. Each of Parent and Merger Sub are duly organized, validly existing and in good standing under the laws of the state of its organization.

Section 5.2 Authority; Enforceability. Each of Parent and Merger Sub has the corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of Parent and Merger Sub, as applicable, enforceable against each of them in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 5.3 Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub does not and will not (a) conflict with or violate the certificate of formation, certificate of incorporation or by-laws (or equivalent organizational documents), as applicable, of Parent or Merger Sub, (b) assuming that all consents, approvals and authorizations contemplated by Section 5.4 have been obtained and all filings described in such Section have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties are bound or (c) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (b) and (c), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.4 Governmental Consents. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Exchange Act, (c) state securities, takeover and “blue sky” laws, (d) the rules and regulations of the NYSE, (e) the DGCL, (f) the applicable requirements of antitrust or other competition laws of other jurisdictions or investment laws relating to foreign ownership and (g) any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.5 Financing.

(a) Parent and Merger Sub have delivered to the Company a true and complete copy of an executed commitment letter dated September 15, 2006, and the provisions related to “market flex” in the executed fee letter dated September 15, 2006, in each case from Credit Suisse, Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. (as the same may be amended and replaced in accordance with Section 6.9(b), collectively, the “Debt Commitment Letters”), pursuant to which the lender parties thereto have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”). Parent and Merger Sub have delivered to the Company true and complete copies of executed commitment letters (collectively, the “Equity Commitment Letters” and together with the Debt Commitment Letters, the “Financing Commitments”) from Blackstone Capital Partners V L.P., TPG Partners V, L.P., Carlyle Partners IV, L.P. and Permira IV L.P.2, Permira Investments Limited, P4 Co-Investment l.p. (the “Investors”) pursuant to which the Investors have committed, subject to the terms therein, to invest the cash amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”).

(b) As of the date hereof, (i) none of the Financing Commitments has been amended or modified, and (ii) the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Each of the Debt Commitment Letters, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto for so long as it remains in full force and effect. Each of the Equity Commitment Letters, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. Subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Commitments, together with the available cash of the Company, will be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith, including payment of all amounts under Article III of this Agreement. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Financing Commitments. As of the date of this Agreement, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Financing Commitments. Parent has fully paid any and all commitment fees that have been incurred and are due and payable in connection with the Financing Commitments, and Parent will pay when due all other commitment fees arising under the Commitment Letters as and when they become payable.

(c) As of the date hereof, Parent and Merger Sub have no Contracts, arrangements or understandings with any Person concerning the contributions to be made to Parent or Merger Sub in connection with the transactions contemplated by this Agreement other than as set forth in the Financing Commitments and those that would not adversely affect Parent’s rights and obligations under this Agreement, nor any Contracts or non-binding arrangements or understandings with any Person concerning the ownership and operation of Parent, Merger Sub or the Surviving Corporation other than those that would not adversely affect Parent’s rights and obligations under this Agreement.

Section 5.6 Disclosure Documents. None of the information supplied by Parent, Merger Sub or any of their directors, officers, employees, Affiliates, agents or other representatives expressly for inclusion in the Proxy Statement will, on the date the Proxy Statement is first sent to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied by Parent, Merger Sub or any of their directors, officers, employees, Affiliates, agents or other representatives expressly for inclusion in any of the Other Filings will, on the date any such Other Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.7 Brokers. Except for The Blackstone Group L.P., Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 5.8 Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 5.9 Ownership of Company Capital Stock. Neither Parent nor Merger Sub (nor any of their respective Affiliates) is, nor at any time during the last three (3) years have any of them been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

Section 5.10 Litigation. As of the date of the Agreement, there is no Action pending, or to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub, and neither of Parent or Merger Sub are subject to any outstanding Governmental Order, which, in either case would (i) prevent or materially delay the consummation of the Merger or (ii) otherwise prevent or materially delay the performance by Parent or Merger Sub of any of their material obligations under this Agreement.

Section 5.11 Solvency; Operation of the Company After the Effective Time. As of the Effective Time, assuming satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, and after giving effect to all of the transactions contemplated by this Agreement, including without limitation the Financing, any alternative financing and the payment of the aggregate Merger Consideration, consummation of the Notes Tender Offers, if any (and any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments), and payment of all related fees and expenses, the Surviving Corporation will be Solvent.

For the purposes of this Section 5.12 the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, (i) ”not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Conduct of Business Prior to the Closing. The Company covenants and agrees that, during the period from the date hereof until the Closing Date, except as contemplated by this Agreement or as set forth in

Section 6.1 of the Company Disclosure Letter, or unless Parent shall otherwise consent in writing (which consent will not be unreasonably withheld), the Company will conduct (and will cause each of its Subsidiaries to conduct) its operations according to its ordinary and usual course of business, consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers and key employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or any of its Subsidiaries. Between the date of this Agreement and the Closing Date, except as otherwise expressly contemplated by this Agreement or as set forth in Section 6.1 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries shall without the prior written consent of Parent (which consent will not be unreasonably withheld):

(a) amend or otherwise change the Company’s certificate of incorporation or by-laws (or other comparable governing documents of the Company’s Subsidiaries);

(b) issue, deliver, sell, pledge, transfer, convey, dispose of or encumber any Equity Interests of any class or securities convertible into or exchangeable for any such Equity Interests of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any Equity Interests of the Company or any of its Subsidiaries, or any other ownership interest or voting security, of the Company or any of its Subsidiaries, other than (i) pursuant to the Freescale Semiconductor, Inc. 401(k) Profit Sharing Plan or the issuance of Shares upon the exercise of Options and Restricted Stock Units, and payment with respect to stock appreciation rights outstanding on the date hereof or in accordance with the ESPP to the extent set forth in Section 3.2(d) of the Company Disclosure Letter, in each case in accordance with their present terms, (ii) issuances by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary’s parent or another wholly owned Subsidiary of the Company), or (iii) equity grants made to members of the Board of Directors in the ordinary course of business under the Company’s director compensation plans in effect on the date hereof;

(c) declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of its Equity Interests or any options, warrants, convertible securities or other rights of any kind to acquire or receive any Equity Interest (except for any dividend or distribution by a wholly owned Subsidiary to the Company or any other wholly owned Subsidiary);

(d) (i) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any Equity Interests of the Company or any of its Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire or receive any Equity Interest of the Company or any of its Subsidiaries (other than (A) the acquisition of Options upon the exercise thereof, (B) the acquisition of Options or Restricted Stock Units upon the forfeiture thereof in accordance with their terms and (C) the acquisition of Shares upon the vesting of Restricted Stock Units in satisfaction of applicable tax withholding obligations arising in connection therewith) or engage in any internal reorganization or restructuring of the ownership structure of any of its Subsidiaries or the businesses or divisions of the Company and or any of its Subsidiaries or (ii) except as contemplated by this Agreement, redeem, repurchase, prepay, defease or otherwise acquire any indebtedness for borrowed money of the Company or any of its Subsidiaries other than (A) in the ordinary course of business or (B) for intercompany indebtedness;

(e) acquire from any Person (by merger, consolidation, acquisition of stock or assets or otherwise) or sell or dispose of (by merger, consolidation, sale of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, or any Equity Interests therein, other than purchases and sales of any corporation, partnership or other business organization or division thereof, or any Equity Interest therein, for an amount not in excess of $25,000,000;

(f) incur, modify, guarantee, assume or otherwise become responsible for any indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments in, any other Person, in each case, other than (A) any letter of credit or performance or bid bond entered into in the ordinary course of business and for an amount not in excess of $25,000,000 in any single transaction or series of related transactions or $50,000,000 in the aggregate, and, in addition, (B) indebtedness for borrowed money in connection with the contemplated borrowings in Japan described on Section 6.1(f) of the Company Disclosure Letter for an amount not in excess of 8.8 billion Japanese Yen in the aggregate (C) subject to the provisions of Section 6.1(o), loans, advances and investments in the ordinary course of business and consistent with the board approved investment policy as may be in effect on the date hereof, (D) pursuant to or in connection with existing credit facilities, existing letters of credit and other existing financing arrangements, and any replacement or refinancing thereof not in excess of the existing facility or financing arrangement replaced or refinanced, in each case, in the ordinary course of business, and (E) subject to the provisions of Section 6.1(o), intercompany indebtedness, or with respect to such intercompany indebtedness, and loans, advances, capital contributions and investments with or into the Company or its Subsidiaries, in each case, in the ordinary course of business;

(g) enter into, make any proposal for, renew, extend or amend or modify in any material respect, terminate, cancel, waive, release or assign any right or claim under, any contract or agreement which is or, if applicable, would be, a Material Contract, other than in the ordinary course of business, in a manner consistent with past practice and on terms not materially adverse to the Company and its Subsidiaries taken as a whole and except as required under the terms of a Material Contract;

(h) accelerate the delivery or sale of products or the incurrence of capital expenditures, or offer discounts on sale of products or premiums on purchase of raw materials, except in the ordinary and usual course of business, consistent with past practice;

(i) except (i) as contemplated by this Agreement, (ii) to the extent required under any Benefit Plan as in effect on the date hereof, or (iii) as required by applicable Law, (A) increase the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (except in the ordinary course of business with respect to employees who are not directors or officers), (B) terminate or make any material amendment or modification to any existing Benefit Plan or Foreign Plan, (C) take any action to fund the payment of compensation or benefits under any Benefit Plan or Foreign Plan, (D) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan or Foreign Plan, (E) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan or Foreign Plan or change the manner in which contributions to any Benefit Plan or Foreign Plan are made or the basis on which such contributions are determined, (F) adopt or enter into any new employee benefit or compensation plan, arrangement or employment contract or make any material amendment or modification to any employment contract, other than employment agreements entered into with non-U.S. persons as required by or customary under applicable Law, or (G) permit any current or former director, officer or employee of the Company or any of its Subsidiaries who is not already a party to or a participant in a Benefit Plan or Foreign Plan providing compensation, benefits, or accelerated vesting or payment upon or following (either alone or together with any other event) a “change in control,” “change of control,” reorganization, separation or similar transaction involving the Company or any of its Subsidiaries to become a party to or a participant in any such Benefit Plan or Foreign Plan;

(j) enter into any transaction, agreement, arrangement or understanding between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any other Affiliate of the Company (other than its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;

(k) settle or dismiss any Action threatened against, relating to or involving the Company and any of its Subsidiaries in connection with any business, asset or property of the Company and any of its Subsidiaries, other than in the ordinary course of business but not, in any individual case, in excess of $3,000,000 and $15,000,000 in the aggregate, or in a manner that would prohibit or materially restrict in any material respect the operation of the Company;

(l) (i) make or revoke any material Tax election or change any method of tax accounting, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement or request any ruling relating to any material Tax or (vi) surrender any right to claim a material Tax refund;

(m) make any changes in accounting policies or procedures other than in the ordinary course of business and other than as required by GAAP or a Governmental Authority;

(n) except to the extent necessary to take any actions that the Company is otherwise permitted to take pursuant to Section 6.5 (and in such case only in accordance with the terms of Section 6.5), waive any of its rights under, or release any other party from, amend, or fail to enforce its rights under, any standstill provision of any agreement;

(o) fail to manage and retain cash and cash equivalents and investments in marketable securities in a manner consistent with past practice and in their current jurisdictions; provided that from and after commencement of the Marketing Period, the Company shall use reasonable bests efforts to, and shall use reasonable best efforts to cause its Subsidiaries to manage cash and cash equivalents and investments in marketable securities to maximize the amount of cash available for use in connection with the Merger at the Effective Time (it being agreed and understood, however, that nothing herein shall require the Company or its Subsidiaries to (A) incur any significant costs or expenses other than, from and after the date the Company and Parent reasonably agree that the Closing is likely to occur within five Business Days, brokerage fees, breakage fees, losses based on market values or breakage costs, or (B) with respect to any such items owned or held by non-U.S. Subsidiaries, contravene any applicable Laws or incur any significant cost or liability or liability exposure (including under applicable Taxes)); or

(p) agree to take any of the actions described in Sections 6.1(a) through 6.1(o).

Notwithstanding the foregoing, to the extent that any of the restrictions set forth in this Section 6.1 conflict with or impose restrictions that are inconsistent with the obligations or covenants of the Company and its Subsidiaries, as applicable, set forth in Section 4.11 of any Senior Notes Indenture or Section 7.07 of the Credit Agreement, such restrictions shall be inoperable and shall not apply; provided, that all such restrictions shall apply to the maximum extent possible without conflicting with such obligations or covenants. Prior to taking any taking any action that would be prohibited by the provisions of this Section 6.1 but for the effect of this paragraph, the Company will consult with Parent with respect to any such conflicts.

Nothing set forth in this Section 6.1 shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the business and operations of the Company and its Subsidiaries.

Section 6.2 Stockholders Meeting; Board Recommendation. As promptly as practicable after the SEC indicates that it has no further comments on the Proxy Statement, the Company, acting through its Board of Directors, and in accordance with applicable Law, shall (i) duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the “Stockholders Meeting”) and (ii) subject to Section 6.5(d), include in the Proxy Statement and any Other Filings, if applicable, the Board Recommendation. Except in accordance with Section 6.5(d), none of the Board of Directors of the Company, the Special Committee, nor any committee thereof shall (x) withdraw (or modify or qualify in a manner adverse to Parent in any material respect), or publicly propose to withdraw the Board Recommendation, or (y) fail to include the Board Recommendation in the Proxy Statement, or (z) knowingly take any other action or knowingly make any other public statement that is knowingly inconsistent in any material respect with such Board Recommendation (any action described in this clause (x), (y) or (z) being referred to as a “Recommendation Withdrawal”) (it being understood and hereby agreed that action taken by the Company, the Board of Directors or the Special Committee in connection with the notice specified in clause (A) of Section 6.5(d) will not be deemed to be or constitute a Recommendation Withdrawal). Notwithstanding any Recommendation Withdrawal, unless this Agreement is terminated pursuant to, and in accordance with, Section 8.1, this Agreement shall be submitted to the stockholders of the Company at the Stockholders Meeting for the purpose of adopting this Agreement.

Section 6.3 Proxy Statement; Other Filings.

(a) As promptly as reasonably practicable following the date of this Agreement (i) the Company shall prepare and file with the SEC the Proxy Statement, (ii) the Company and Parent shall, and shall cause their respective Affiliates to, prepare and file with the SEC and all Other Filings; provided, that the parties acknowledge that the Company’s goal is to file the Proxy Statement within 15 Business Days after the date of this Agreement and that if it does not file the Proxy Statement within such period, its senior executives shall discuss the reasons for the failure to meet such goal with the senior executives of Parent. As promptly as reasonably practicable after the SEC indicates that it has no further comments on the Proxy Statement and the Other Filings, the Company shall mail the Proxy Statement to its stockholders. The Company and Parent will cooperate with each other in the preparation of the Proxy Statement and the Other Filings. Prior to filing or mailing the Proxy Statement or, to the extent applicable, filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the party responsible for filing or mailing such document shall provide the other party a reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party. The Company shall include the Board Recommendation in the Proxy Statement and, to the extent applicable, the Other Filings, and the Board of Directors shall use its reasonable best efforts to solicit the adoption of the agreement of merger (as such term is used in Section 251 of the DGCL) by the stockholders of the Company, unless the Board of Directors or the Special Committee has effected a Recommendation Withdrawal pursuant to, and in accordance with, the terms of Section 6.5(d).

(b) If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, as applicable, so that the Proxy Statement and the Other Filings, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company shall file with the SEC (and, if required by applicable Law or the SEC, shall disseminate to the stockholders of the Company) an appropriate amendment thereof or supplement thereto describing such information to the Company’s stockholders.

(c) The Company and Parent shall use their reasonable best efforts, after consultation with the other party, to resolve all SEC comments with respect to the Proxy Statement or the Other Filings as reasonably promptly as practicable after receipt thereof. Each of the Company and Parent shall as soon as reasonably practicable notify the other party of the receipt of any comments from or other correspondence with the SEC staff with respect to the Proxy Statement or the Other Filings and any request by the SEC for any amendment to the Proxy Statement or the Other Filings or for additional information (and promptly deliver a copy of such comments, correspondence or request to the other party).

Section 6.4 Access to Information.

(a) During the period from the execution of this Agreement through the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company (i) shall, and shall cause each of its Subsidiaries to, subject to reasonable restrictions imposed from time to time upon advice of counsel respecting the provision of privileged communications or any applicable confidentiality agreement with any Person (provided that the Company shall use its reasonable best efforts to obtain waivers under such agreements or implement requisite procedures to enable the provision of reasonable access without violating such agreement), afford representatives of Parent and its financing sources reasonable access during normal business hours to officers, employees, agents, and representatives of the Company and its Subsidiaries and to all properties of the Company and its Subsidiaries, and will furnish, within a reasonable time, to Parent all information (including extracts and copies of books, records, contracts and other documents, including a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws) concerning the operations and business of the Company or any of its Subsidiaries, as Parent may reasonably request and (ii) shall, with respect to fiscal months ending after the date of this Agreement, furnish to Parent promptly, unaudited monthly consolidated balance sheets of the Company and its Subsidiaries for each fiscal month then ended and related consolidated statements of earnings and cash flows (which the Company will use reasonable best efforts to furnish within fifteen days after the end of each fiscal month) as well as an operating plan for each fiscal month. In conducting any inspection of any properties of the Company and its Subsidiaries, Parent and its representatives shall not (i) interfere with the business of the Company or any of its Subsidiaries conducted at such property, or (ii) damage any property or any portion thereof.

(b) All information obtained pursuant to this Section 6.4 shall continue to be governed by the Confidentiality Agreements.

(c) No investigation pursuant to this Section 6.4 or otherwise shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.5 Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EST) on November 3, 2006 (the “No-Shop Period Start Date”), the Company and its Representatives may (acting under the direction of the Special Committee) directly or indirectly: (i) initiate, solicit or encourage the submission of Company Takeover Proposals (as hereinafter defined) from one or more Persons, including by way of providing access to non-public information pursuant to the prior execution of an Acceptable Confidentiality Agreement with any such Person; provided, that the Company shall promptly provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any such Person or its Representatives which was not previously provided to Parent; and (ii) participate in discussions or negotiations regarding, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal.

(b) Subject to Sections 6.5(c) and 6.5(d), from the No-Shop Period Start Date until the earlier of the Effective Time or the date this Agreement is terminated pursuant to Article VIII, none of the Company, the Company’s Subsidiaries nor any of their respective Representatives will (i) initiate, solicit or knowingly encourage (it being understood that providing non-public information in the ordinary course of business will not, in and of itself, constitute encouragement hereunder) the submission of any inquiries, proposals or offers or knowingly make any other efforts or attempts that constitute, or would reasonably be expected to lead to, any Company Takeover Proposal, or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend, a Company Takeover Proposal, or (iii) enter into any merger agreement, letter of intent or other agreement providing for or relating to a Company Takeover Proposal, (iv) enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, or (v) propose or agree to do any of the foregoing (provided that this clause (v) will not affect the Company’s right to negotiate with a Person in respect of a Company Takeover Proposal or Superior Proposal in compliance with this Section 6.5(b) or Section 6.5(c)). Subject to Section 6.5(c), on the No-Shop Period Start Date, the Company shall immediately cease and cause to be terminated any activities that would otherwise be a violation of this Section 6.5(b) conducted theretofore by the Company or its Representatives with respect to any Company Takeover Proposal; provided, however, that notwithstanding the foregoing, the Company may continue discussions or negotiations with any Person that has made a Company Takeover Proposal on or prior to the No-Shop Period Start Date or with whom the Company is having ongoing discussions or negotiations as of the No-Shop Period Start Date regarding a possible Company Takeover Proposal if in each case the Company’s Board of Directors determines in good faith that such Person could be reasonably expected to make a Company Takeover Proposal that after further discussions or negotiations could reasonably result in a Superior Proposal. With respect to parties with whom discussions or negotiations have been terminated on or prior to the No-Shop Period Start Date, the Company shall use its reasonable best efforts to require such parties to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any confidential information previously furnished by the Company.

(c) Without limiting the provisions of Section 6.5(a), and notwithstanding anything to the contrary contained in Section 6.5(b), if at any time following the date of this Agreement and prior to obtaining the Requisite Stockholder Vote, (i) the Company receives a bona fide written Company Takeover Proposal from any third party with which the Company was in contact after the date of this Agreement and prior to the No-Shop Period Start Date, or an unsolicited bona fide written Company Takeover Proposal from any other third party and (ii) the Board of Directors (acting through the Special Committee) determines in good faith, after consultation with its independent financial advisor (it being understood that the independence of any financial advisor for any purpose hereunder will be determined in the good faith judgment of the Special Committee) and outside counsel, that (A) such Company Takeover Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal, and (B) the failure to provide non-public information concerning the Company or enter into discussions or negotiations with such third party would reasonably be expected to be a breach of the fiduciary duties of the Board of Directors to its stockholders under applicable Law, then the Company may (x) furnish information with respect to the Company and its subsidiaries to the person making such Company Takeover Proposal (subject to the execution of an Acceptable Confidentiality Agreement) and (y) participate in discussions or negotiations with the person making such Company Takeover Proposal regarding such Company Takeover Proposal; provided the Company will promptly provide to Parent any non-public information that is provided to a third party concerning the Company or its Subsidiaries not previously provided to Parent. The Company shall promptly (and in any event within one Business Day) notify Parent in the event it receives a Company Takeover Proposal, including the material terms and conditions thereof, and shall keep Parent reasonably apprised as to the status and any material developments, discussions and negotiations concerning the same. Without limiting the foregoing, the Company will promptly (within one Business Day) notify Parent orally and in writing if it determines to begin providing information or to engage in negotiations concerning a Company Takeover Proposal.

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Stockholder Vote, (i) if the Company receives a bona fide written Company Takeover Proposal which the Board of Directors (acting through the Special Committee if such committee still exists) determines in good faith (after consultation with its independent financial advisor and outside counsel) that such Company Takeover Proposal is a Superior Proposal (after giving effect, in the case of any determination made on or after September 26, 2006, to all of the adjustments which may be definitively offered by Parent pursuant to clause (B) below) and determines in good faith (after consultation with its outside counsel) that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties to its stockholders under applicable Law, the Board of Directors (acting through the Special Committee if such committee still exists) may (x) effect a Recommendation Withdrawal, and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, or (ii) the Board of Directors (acting through the Special Committee if such committee still exists) may effect a Recommendation Withdrawal if the Board of Directors (acting through the Special Committee if such committee still exists) determines in good faith (after consultation with its outside counsel) that failure to take such action would reasonably be expected to be a breach of its fiduciary duties to its stockholders under applicable Law; provided, however, that on and after September 26, 2006, with respect to the circumstances in clause (i) only, the Board of Directors may not effect a Recommendation Withdrawal (pursuant to clause x) or terminate the Agreement (pursuant to clause y), in each case unless:

(A) the Company shall have provided prior written notice to Parent at least five calendar days in advance (the “Notice Period”), of its intention to effect a Recommendation Withdrawal or terminate this Agreement in response to such Superior Proposal, which notice shall specify the terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal; and

(B) prior to effecting such Recommendation Withdrawal or terminating the Agreement, the Company shall, and shall cause its financial advisors and outside counsel to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Takeover Proposal ceases to constitute (in the judgment of the Board of Directors or the Special Committee) a Superior Proposal.

In the event of any material revisions to the Superior Proposal on or after September 26, 2006, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.5(d) with respect to such new written notice. Notwithstanding anything to the contrary herein, the Company shall not be entitled to enter into any agreement (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal unless this Agreement has been or is concurrently terminated by its terms pursuant to Section 8.1 and the Company has concurrently paid to Parent the Company Termination Fee payable pursuant to Section 8.3.

(e) The Company agrees that any violations of the restrictions set forth in Section 6.5(b) by any Representative of the Company or any of its Subsidiaries, shall be deemed to be a breach of Section 6.5(b) by the Company.

(f) The Company shall not take any action to (i) amend the Rights Agreement or redeem the Rights (as defined in the Rights Agreement), or (ii) exempt any Person from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provisions) or otherwise cause such restrictions not to apply; in each case, unless such actions are taken simultaneously with a termination of this Agreement in accordance with its terms.

(g) Nothing contained in this Section 6.5 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors, after consultation with and receipt of advice from its outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law; provided however, any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Recommendation Withdrawal unless the Board of Directors of the Company (acting through the Special Committee if such committee still exists) expressly publicly reaffirms the Board Recommendation at least two Business Days prior to the Stockholders Meeting.

(h) For purposes of this Agreement, the following terms have the meanings assigned below:

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or its Affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class or series of securities of the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of any class or series of capital stock of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole);

“Superior Proposal” means a bona fide Company Takeover Proposal (except that references to 15% will be deemed to be references to “more than 50%”) made in writing and not solicited by the Company in violation of Section 6.5 that is on terms that the Board of Directors of the Company (acting through the Special Committee) determines in good faith (after receiving advice from its independent financial advisor), taking into account, among other things, all legal, financial (including the effect of any termination fee payable), timing, likelihood of completion (taking into account all approvals and consents required from Governmental Authorities, third parties and stockholders), any financing conditions or contingencies, and other aspects of the Company Takeover Proposal and the third party making the Company Takeover Proposal, is more favorable to the Company’s stockholders than the transactions contemplated by this Agreement, as amended from time to time.

Section 6.6 Further Action; Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, each of the Company, Parent and Merger Sub shall make any required submissions under the HSR Act which the Company or Parent determines should be made, in each case, with respect to the Merger and the transactions contemplated hereby and to make other required filings pursuant to other Antitrust Laws with respect to the transactions contemplated by this Agreement, in all cases, as promptly as reasonably practicable after the date of this Agreement. Each party acknowledges that its goal is to file any required submissions under the HSR Act within 15 Business Days after the date of this Agreement and to file other required filings pursuant to other Antitrust Laws within 45 calendar days after the date of this Agreement and that if a party is not prepared to file any such submission or filing within such period, its senior executives shall discuss the reasons for the failure to meet such goal with the senior executives from the other party. Each of the Company, Parent and Merger Sub shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or other Laws with respect to which a filing has been made and use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable consistent with this Section 6.6 to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Antitrust Laws as soon as practicable, and Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to contracts or instruments material to the Company’s or its Subsidiaries’ business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.

(b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the date hereof, the parties hereto agree to cooperate and use their reasonable best efforts to defend vigorously against it and respond thereto.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Authority) with respect to the Merger, (i) without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), none of the Company or any of its Subsidiaries shall pay or commit to pay to such person whose approval or consent is being solicited any material amount of cash or other consideration, make any material commitment or incur any material liability or other material obligation due to such person and (ii) except with respect to the Financing Commitments, neither Parent nor Merger Sub shall be required to pay or commit to pay to such person whose approval or consent is being solicited any material amount of cash or other consideration, make any material commitment or to incur any material liability or other material obligation; provided, however, that Parent and Merger Sub shall give the Company the opportunity to make such payments.

(d) Nothing in this Agreement shall obligate Parent, Merger Sub or any of their respective Affiliates to agree (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a material portion of their respective businesses, assets or properties or a material portion of the business, assets or properties of the Company or any of its Subsidiaries or (ii) to limit in any material respect the ability of such entities (A) to conduct their respective businesses or own such material assets or properties or to conduct the businesses or own the material properties or assets of the Company and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries.

Section 6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of at least six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation (including provisions relating to expense advancement) that are at least as favorable as the indemnification and exculpation provisions (including provisions relating to expense advancement) contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by applicable Law.

(b) In addition to and not in limitation of the terms of Section 6.7(a), from and after the Effective Time, the Surviving Corporation shall to the greatest extent permitted by Law (including to the greatest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors) indemnify and hold harmless (and advance funds for the fees and expenses of) (i) the present and former officers, directors and employees thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative regulatory or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time, including, without limitation, the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement and (ii) such persons as are covered under the Company’s directors’ and officers’ insurance policy in effect on the date hereof against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director, member of a board of managers, or in a functionally equivalent role or other fiduciary capacity, in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

(c) Prior to the Effective Time, the Company shall purchase, and, following the Effective Time, the Surviving Corporation shall maintain, a fully pre-paid six-year tail policy to the current policy of directors’ and officers’ liability insurance maintained on the date hereof by the Company (the “Current Policy”) which tail policy shall cover a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policy shall contain the same coverage and amount as, and contain terms and conditions that are equivalent to the coverage currently provided by the Current Policy.

(d) This Section 6.7 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume and honor the obligations set forth in this Section 6.7. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under any such policies.

Section 6.8 Public Announcements. The Company and Parent agree that no public release or announcement concerning the transactions contemplated by this Agreement shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 6.8 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 6.5.

Section 6.9 Financing.

(a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees, consultants and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide to Parent all cooperation reasonably requested by Parent in connection with the arrangement of the Financing, including, without limitation, (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and similar documents required in connection with the Financing; provided, however, that any private placement memoranda or prospectuses in relation to high yield debt or equity securities need not be issued by the Company or any of its Subsidiaries; provided, further that, any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor; (iii) using reasonable best efforts to cause its independent accountants to provide assistance and cooperation to Parent, including but not limited to participating in a reasonable number of drafting sessions and accounting due diligence sessions, providing consent to Parent to use their audit reports relating to the Company and providing any necessary “comfort letters”, (iv) executing and delivering definitive financing documents, including pledge and security documents or other certificates, legal opinions or documents as may be reasonably requested by Parent (including certificates of the chief financial officer of the Company or any Subsidiary with respect to solvency matters) and otherwise reasonably facilitating the pledging of collateral; provided that no obligation of the Company or any of its Subsidiaries under any such agreement, document or pledge shall be effective until the Effective Time; (v) providing access to people and information as set forth in Section 6.4; (vi) using reasonable best efforts to obtain surveys and title insurance reasonably requested by Parent, (vii) as promptly as practicable, use reasonable best efforts to furnish to Parent and its Financing sources with all financial and other pertinent information regarding the Company reasonably requested by Parent including all financial statements and data of the type required by Regulation S-X and Regulation S-K, including audits thereof to the extent so required (which audits shall be unqualified), and the other accounting rules and regulations of the SEC, that is of the type and form customarily included in private placement memoranda relating to private placements under Rule 144A of the Securities Act at the time during the Company’s fiscal year such offerings will be made (the “Required Financial Information”), (viii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; provided that no right of any lender, nor obligation of the Company or any of its Subsidiaries, thereunder shall be effective until the Effective Time; (ix) entering into one or more credit or other agreements on terms reasonably satisfactory to Parent in connection with the Financing immediately prior to the Effective Time; provided that, the Company shall not be required to enter into any purchase agreement for any high-yield debt financing; provided further that no obligation of the Company or any of its Subsidiaries under such credit or other agreement shall be effective until the Effective Time; and (x) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Financing and the direct borrowing or incurrence of all of the proceeds of the Financing, including any high yield debt financing, by the Surviving Corporation immediately following the Effective Time; provided, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries; provided further that neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Financing prior to the Effective Time. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries), except to the extent that such losses, damages, claims, costs or expenses, directly or indirectly, resulted from or arose out of the willful misconduct of the Company or any of its Subsidiaries. The Company hereby consents to the use of its and its Subsidiaries’ logos as may be reasonably necessary in connection with the Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of it Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks.

(b) Subject to the provisions of Section 6.9(d), Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letters, including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letters, negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions reflected in the Debt Commitment Letters or on other terms no less favorable, in the aggregate, to Parent, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in such definitive agreements that are within their control, (iii) consummate the Debt Financing at or prior to Closing and (iv) enforce its rights under the Debt Commitment Letters. In furtherance of the provisions of this Section 6.9(b), one or more Debt Commitment Letters may be amended or superseded to replace or add one or more lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letters as of the date hereof, or otherwise in manner not less beneficial to Parent (as determined in the reasonable judgment of Parent) (the “New Debt Financing Commitments”), provided that the New Debt Financing Commitments shall not (i) expand or adversely amend the conditions to the Debt Financing set forth in the Debt Commitment Letters, in any material respect; (ii) reasonably be expected to delay or prevent the Closing; or (iii) reduce the aggregate amount of Debt Financing (unless, in the case of this clause (iii), replaced with an amount of new equity financing on terms no less favorable to Parent than the terms set forth in the Equity Commitment Letters). Upon and from and after each such event, the term “Debt Financing” as used herein shall be deemed to mean the Debt Financing contemplated by the Debt Commitment Letters that are not so superseded at the time in question and the New Debt Financing Commitments to the extent then in effect. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters for any reason, Parent shall use its reasonable best efforts to obtain alternative financing from alternative sources (“Alternative Financing”) on terms that are not less favorable, in the aggregate, to Parent then as contemplated by the Debt Commitment Letters as promptly as practicable following the occurrence of such event, but in any event no later than the last day of the Marketing Period. In furtherance and not in limitation of the generality of the foregoing, in the event that (x) all or any portion of the Debt Financing structured as high yield financing has not been consummated, (y) all closing conditions contained in Sections 7.1, 7.2(a) and 7.2(b) shall have been satisfied or waived and (z) the bridge facilities contemplated by the Debt

Financing Commitments (or alternative bridge financing obtained in accordance with this Section 6.9(b)) are available on the terms and conditions described in the Debt Financing Commitments (or replacements thereof as contemplated by this Section 6.9(b)), then Parent shall cause the proceeds of such bridge financing to be used to replace such high yield financing no later than the last day of the Marketing Period. Parent shall keep the Company reasonably apprised as to the status of, and any material developments relating to, the Financing.

(c) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing, including using reasonable best efforts to (i) maintain in effect the Equity Commitment Letters, (ii) satisfy on a timely basis all conditions applicable to Parent in such Equity Commitment Letters that are within its control, if any, (iii) consummate the Equity Financing at or prior to Closing and (iv) enforce its rights under the Equity Commitment Letters.

(d) In furtherance of the provisions of Section 6.9(c), Parent and Merger Sub may enter into arrangements and agreements relating to the financing to add other equity providers, so long as in respect of any such arrangements and agreements, the following conditions are met: (i) the aggregate amount of the Equity Financing is not reduced; (ii) the arrangements and agreements, in the aggregate, would not be reasonably likely to delay or prevent the Closing; (iii) the arrangements and agreements would not diminish or release the obligations of the Investors to Parent or Merger Sub under the Equity Commitment Letters, adversely affect the rights of Parent or Merger Sub to enforce their rights against the Investors under the Equity Commitment Letters, or otherwise constitute a waiver or reduction of Parent’s or Merger Sub’s rights under the Equity Commitment Letters.

Section 6.10 Actions with Respect to Existing Debt.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, the Company shall, upon receiving any written request by Parent to do so, use its reasonable best efforts to promptly commence a tender offer (the “Notes Tender Offer”) for all of the outstanding $350,000,000 aggregate principal amount at maturity of its 6.875% Senior Notes due 2011 (the “2011 Notes”) and all of the outstanding $500,000,000 aggregate principal amount at maturity of its 7.125% Senior Notes due 2014 (the “2014 Notes” and, together with the 2011 Notes, the “Senior Notes”); provided, however, that if Parent so elects in its sole discretion, in lieu of or in addition to the Notes Tender Offer, the Company shall use its reasonable best efforts to facilitate a covenant defeasance pursuant to Section 8.03 of the Senior Notes Indentures or a discharge pursuant to Section 10.01 of the Senior Notes Indentures upon the prior or simultaneous occurrence of the Closing and the consummation of the Financing, in either case as reasonably requested by Parent in writing; provided that Parent or the Surviving Corporation funds any such defeasance or discharge. As part of any Notes Tender Offer, the Company shall use its reasonable best efforts to solicit the consent of the holders of each series of the Senior Notes to amend, eliminate or waive certain sections (as mutually agreed by Parent and the Company) of the applicable Senior Notes Indenture (the “Notes Consents”). The aggregate consideration payable to each holder of Senior Notes pursuant to the Notes Tender Offer shall be an amount in cash established and funded by Parent. The Notes Tender Offer shall be made pursuant to an Offer to Purchase and Consent Solicitation Statement prepared by the Company in connection with the Notes Tender Offer in form and substance reasonably satisfactory to Parent and the Company; provided that any such Notes Tender Offer shall be subject to the conditions set forth in Section 6.10(b) (as amended from time to time, the “Notes Offer to Purchase”).

(b) The Company’s and the Surviving Corporation’s obligation to accept for payment and pay for the Senior Notes tendered pursuant to the Notes Tender Offer or make any payment for the Notes Consents shall be subject to conditions (as mutually agreed by Parent and the Company), including that (i) the Merger shall have occurred (or Parent and the Company shall be satisfied that it will occur substantially concurrently with such acceptance and payment), (ii) the Financing has been obtained and (iii) such other conditions as are customary for transactions similar to the Notes Tender Offer. Subject to the terms and conditions of the Notes Tender Offer, substantially concurrently with the Closing, Parent agrees to cause the

Surviving Corporation to accept for payment and thereafter to promptly pay for all Senior Notes (and related Notes Consents) validly tendered and not withdrawn. The Company shall waive any of the conditions to the Notes Tender Offer as may be reasonably requested by Parent (other than the conditions that the Notes Tender Offer is conditioned on the Merger and the Financing as provided in clauses (i) and (ii) above), so long as such waivers would not cause the Notes Tender Offer to violate the Exchange Act, the Trust Indenture Act of 1939, as amended (the “TIA”), or any other applicable Law, and shall not, without the prior written consent of Parent, waive any condition to the Notes Tender Offer or make any change, amendment or modification to the terms and conditions of the Notes Tender Offer (including any extension thereof) other than as agreed between Parent and the Company or as required in the reasonable judgment of the Company to comply with applicable Law.

(c) Upon the request of Parent pursuant to Section 6.10(a), the Company shall prepare, as promptly as practicable, the Notes Offer to Purchase, together with any required related letters of transmittal and similar ancillary agreements (such documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Notes Tender Offer Documents”), relating to the Notes Tender Offer and shall use its reasonable best efforts to cause to be disseminated to the record holders of the Senior Notes, and to the extent known by the Company, the beneficial owners of the Senior Notes (collectively, the “Noteholders”) the Notes Tender Offer Documents; provided, however, that prior to the dissemination thereof, the Company shall provide copies thereof to Parent not less than 5 Business Days in advance of any such dissemination (or such shorter period of time as is reasonably practicable in light of when Parent requests that the Company commence the Notes Tender Offer) and shall consult with Parent with respect to the Notes Tender Offer Documents and shall include in such Notes Tender Offer Documents all comments reasonably proposed by Parent and reasonably acceptable to the Company. Upon request, Parent shall provide the Company with any information for inclusion in the Notes Tender Offer Documents which may be required under applicable Law and reasonably requested by the Company. If at any time prior to the acceptance of Senior Notes pursuant to the Notes Tender Offer any event should occur that is required by applicable Law to be set forth in an amendment of, or a supplement to, the Notes Tender Offer Documents, the Company shall use reasonable best efforts to prepare and disseminate such amendment or supplement; provided, however, that prior to such dissemination, the Company shall provide copies thereof to Parent not less than two Business Days (or such shorter period of time as is reasonably necessary in light of the circumstances) in advance of any such dissemination and shall consult with Parent with respect to such amendment or supplement and shall include in such amendment or supplement all comments reasonably proposed by Parent. The Company shall comply with the requirements of Rule 14e-1 promulgated under the Exchange Act, the TIA, and any other applicable Law in connection with the Notes Tender Offer.

(d) Promptly following the expiration of the consent solicitation, assuming the requisite consents from Noteholders (including from Persons holding proxies from the Noteholders) have been received, the Company shall use reasonable best efforts to cause appropriate supplemental indentures (the “Supplemental Indentures”) to become effective providing for the amendments of the Senior Notes Indentures contemplated in the Notes Tender Offer Documents; provided, however, that notwithstanding the fact that the Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not become operative unless and until all conditions to the Notes Tender Offer have been satisfied or waived by the Company in accordance with the terms hereof and thereof and the Surviving Corporation accepts all Senior Notes (and related Notes Consents) validly tendered for purchase and payment pursuant to the Notes Tender Offer, whereupon such proposed amendments shall become operative. The form and substance of the Supplemental Indentures shall be reasonably satisfactory to Parent and the Company.

Section 6.11 Notification.

(a) During the period commencing upon the execution and delivery of this Agreement by all of the parties hereto and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.1, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Section 7.1 or Section 7.2 on the Closing Date impossible or reasonably unlikely.

Each such notification shall include a certification of an officer of the Company that such notification is being delivered in accordance with this Section 6.11(a). No such notification shall be given any effect for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7.1 or Section 7.2 has been satisfied. Delivery of notification pursuant to this Section 6.11(a) shall not limit or otherwise affect the remedies available to Parent or Merger Sub hereunder.

(b) During the period commencing upon the execution and delivery of this Agreement by all of the parties hereto and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.1, Parent and Merger Sub shall promptly notify the Company in writing of any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Section 7.1 or Section 7.3 on the Closing Date impossible or reasonably unlikely. Each such notification shall include a certification of an officer of Parent and Merger Sub that such notification is being delivered in accordance with this Section 6.11(b). No such notification shall be given any effect for purposes of (i) determining the accuracy of any of the representations and warranties made by Parent and Merger Sub in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7.1 or Section 7.3 has been satisfied. Delivery of notification pursuant to this Section 6.11(b) shall not limit or otherwise affect the remedies available to the Company hereunder.

Section 6.12 Employment and Benefits Matters.

(a) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Benefit Plans, as applicable, will occur at or prior to the Effective Time, as applicable.

(b) For a period of one year following the Effective Time, the Surviving Corporation shall either (i) maintain for the benefit of the current or former employee of the Company or its Subsidiaries (each, a “Company Employee”), immediately prior to the Effective Time, the Benefit Plans and Foreign Plans (other than equity based benefits, individual employment agreements and any plans, programs or arrangements providing benefits or payments upon a change in control) at the benefit levels in effect on the date of this Agreement taking into account modifications in plans or arrangements contemplated prior to the Effective Time (which contemplated modifications are set forth on Section 6.12(b) of the Company Disclosure Letter) and provide compensation and benefits to each Company Employee under the Benefit Plans or Foreign Plans or any other employee benefit plans or other compensation arrangements of the Surviving Corporation or any of its Subsidiaries or (ii) provide compensation and benefits (other than equity based benefits, individual employment agreements and any plans, programs or arrangements providing benefits or payments upon a change in control) to each Company Employee that, taken as a whole, have a value that is not less favorable in the aggregate than the benefits (other than equity based benefits, individual employment agreements and any plans, programs or arrangements providing benefits or payments upon a change in control) provided to such Company Employee immediately prior to the Effective Time (“Comparable Plans”) taking into account modifications to such benefits contemplated prior to the Effective Time (which contemplated modifications are set forth on Section 6.12(b) of the Company Disclosure Letter).

(c) To the extent that a Benefit Plan or Comparable Plan is made available to any Company Employee on or following the Effective Time, the Surviving Corporation shall cause to be granted to such Company Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate and vesting, but not for benefit accrual. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Benefit Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Benefit Plan in which such Company Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Company Employee, the Surviving Corporation shall cause all waiting periods, pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, and the Surviving Corporation shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Company Employee for any reason or (ii) subject to the limitations and requirements specifically set forth in this Section 6.12, require Parent or the Surviving Corporation to continue any Benefit Plan or Foreign Benefit Plan or prevent the amendment, modification or termination thereof after the Effective Time.

Section 6.13 Section 16(b). The Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14 Takeover Statutes. The parties shall use their respective reasonable best efforts (i) to take all action necessary so that no Takeover Law is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any such Takeover Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law on the Merger and the other transactions contemplated by this Agreement.

Section 6.15 Approved Enterprise Plans. Prior to Closing, the Company shall use its reasonable best efforts to obtain a written approval from the Israeli Investment Center to the effect that the transactions contemplated by this Agreement would not affect any Tax incentive or exemption to which the Company, any of its Subsidiaries or any of its shareholders are entitled.

Section 6.16 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and the Financing Commitments.

ARTICLE VII

CONDITIONS PRECEDENT TO MERGER

Section 7.1 Mutual Conditions to Closing. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing, of each of the following conditions:

(a) This Agreement shall have been adopted by the stockholders of the Company by the Requisite Stockholder Vote in accordance with the Company’s certificate of incorporation and the DGCL;

(b) (i) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (ii) all consents, approvals and authorizations of Governmental Authorities set forth on Schedule 7.1 shall have been obtained; and

(c) No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction which prohibits, restrains or renders illegal the consummation of the Merger shall be in effect.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be further subject to the satisfaction or waiver at or prior to the Closing, of each of the following conditions:

(a) (i) The representations and warranties of the Company set forth in Sections 4.2, 4.5(a), 4.21 and 4.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date) and (ii) the other representations and warranties of the Company set forth in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except, in the case of this clause (ii), as contemplated by this Agreement or where the failure of any such representation or warranty to be so true and correct would not have a Material Adverse Effect (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date, except as contemplated by this Agreement or where the failure of any such representation or warranty to be so true and correct would not have a Material Adverse Effect);

(b) The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c) Parent shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated under this Agreement shall be further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except as contemplated by this Agreement or where the failure of such representations and warranties to be so true would not prevent Parent and Merger Sub from consummating the Merger and performing its obligations under this Agreement (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date, except as contemplated by this Agreement or where the failure of such representations and warranties to be so true and correct would not prevent Parent and Merger Sub from consummating the Merger and performing its obligations under this Agreement);

(b) Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them under this Agreement at or prior to the Closing Date; and

(c) The Company shall have received a certificate of an executive officer of Parent and Merger Sub, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned (notwithstanding approval thereof by the Requisite Stockholder Vote) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree or ruling shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree or ruling;

(c) by either the Company or Parent, if the Merger shall not have been consummated on or before May 15, 2007 (the “Outside Date”); provided, however, that if the Marketing Period has not ended on or prior to May 15, 2007, then the Outside Date shall be extended to the earlier of (x) June 30, 2007 and (y) the end of the Marketing Period (and in such event, the term “Outside Date” shall mean the earlier of such extended dates); and provided further, that if the failure of the Merger to be consummated by the Outside Date is the result of any action taken by a party hereto, or the failure of a party hereto to take any action, and such action or failure to take action was a breach of such party’s obligations under this Agreement, then such party shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c);

(d) by either the Company or Parent, if the Requisite Stockholder Vote shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(e) by the Company:

(i) if a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 7.3(a) or (b) not to be satisfied, and such breach is incapable of being cured by the Outside Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1, 7.2(a) or 7.2(b) not to be satisfied;

(ii) if (A) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and (B) on or prior to the last day of the Marketing Period, none of Parent, Merger Sub nor the Surviving Corporation shall have received the proceeds of the Debt Financing; or

(iii) prior to obtaining the Requisite Stockholder Vote, in accordance with, and subject to the terms and conditions of, Section 6.5(d).

(f) by Parent:

(i) if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 7.2(a) or (b) not to be satisfied, and such breach is incapable of being cured by the Outside Date; provided, however, that neither Parent nor Merger Sub is then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1, 7.3(a) or 7.3(b) not to be satisfied; or

(ii) if the Board of Directors of the Company or any committee thereof (A) shall have effected a Recommendation Withdrawal, (B) shall have recommended to the stockholders of the Company a Company Takeover Proposal other than the Merger, or (C) shall have failed to call the Stockholders Meeting in breach of its obligations under this Agreement to do so.

Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of any party hereto or their respective Subsidiaries or Affiliates, except Sections 6.4(b), 6.8, this Section 8.2, Section 8.3 and Article IX, will survive such termination; provided, however, that nothing herein shall relieve the Company, Parent or Merger Sub from liabilities for damages incurred or suffered by Parent, Merger Sub or the Company, as the case may be, as a result of any willful breach of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement; provided, further, that in no event, whether or not this Agreement shall have been terminated, shall the Company be entitled to monetary damages in excess of $300,000,000 in the aggregate, inclusive of the Parent Termination Fee, if applicable, for all losses and damages arising from or in connection with breaches of this Agreement by Parent, Merger Sub or their respective Representatives and Affiliates, or arising from any other claim or cause of action under this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event shall any Related Party (as defined in the Equity Commitment Letters) have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby except as specifically provided in the Guarantees.

Section 8.3 Fees and Expenses.

(a) Except as provided in this Section 8.3, all fees and expenses incurred in connection with the Merger and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(e)(iii) or by Parent pursuant to Section 8.1(f)(ii), then the Company shall pay the Company Termination Fee as directed in writing by Parent, at the time of termination in the case of a termination pursuant to Section 8.1(e)(iii) or promptly (but in any event within two Business Days) following termination of this Agreement in the case of a termination pursuant to Section 8.1(f)(ii).

(c) In the event that this Agreement is terminated by:

(i) Parent or the Company pursuant to Section 8.1(c), provided (x) the transaction contemplated by this Agreement has not been consummated by the Outside Date other than as a result of actions taken by Parent, or Parent’s failure to take action, and such action or failure to take action was a breach of Parent ‘s obligations under this Agreement, and (y) at any time prior to the termination a Company Takeover Proposal has been publicly announced or publicly made known and not withdrawn, and (z) if within twelve months after such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Company Takeover Proposal (whether or not the same as that originally announced or made known), then, on the date of, and as a condition to, such execution or consummation, the Company shall pay the Company Termination Fee as directed in writing to Parent;

(ii) by Parent or the Company pursuant to Section 8.1(d) (or, after the Stockholder Meeting has been held and a vote on the adoption of this Agreement has been taken and there has been a failure by the Company to obtain the Requisite Stockholder Vote, and this Agreement thereby becomes terminable for this reason, the Company terminates this Agreement for another reason), provided (x) prior to the Stockholders Meeting a Company Takeover Proposal has been publicly announced or publicly made known and not withdrawn, and (y) if within twelve months after such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Company Takeover Proposal (whether or not the same as that originally announced or made known), then, on the date of such execution or consummation, the Company shall pay the Company Termination Fee as directed in writing to Parent, less the amount of any Parent Expenses previously paid to Parent pursuant to Section 8.3(d) by the Company; or

(iii) by Parent pursuant to Section 8.1(f)(i), provided (x) prior to the breach giving rise to the right of termination, a Company Takeover Proposal has been publicly announced or publicly made known and not withdrawn, and (y) if within twelve months after such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Company Takeover Proposal (whether or not the same as that originally announced or made known), then, on the date of, and as a condition to, such execution or consummation, the Company shall pay the Company Termination Fee as directed in writing to Parent.

For purposes of this Section 8.3(c), the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 6.5(h), except that all references to 15% therein shall be deemed to be references to “more than 50%”.

(d) In the event that this Agreement is terminated by Parent, on the one hand, or the Company, on the other hand, pursuant to Section 8.1(d) under circumstances in which the Company Termination Fee is not then payable pursuant to this Section 8.3, then the Company shall pay promptly (but in any event within two Business Days) following receipt of an invoice therefor all of Parent’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Parent Expenses”) as directed by Parent in writing, which amount shall not be greater than $50 million; provided, however, that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 8.3(c)(ii) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.3(d); and provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.3(d) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.3(c) except to the extent indicated in Section 8.3(c)(ii).

(e) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(e)(ii), then Parent shall pay the Company the Parent Termination Fee promptly (but in any event within two Business Days) following such termination by the Company.

(f) Any amount that becomes payable pursuant to Section 8.3(b), 8.3(c), 8.3(d) or 8.3(e) shall be paid by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment. The parties hereto agree and understand that in no event shall the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, respectively, on more than one occasion. The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty. If the Company fails to pay as directed in writing by Parent any amounts due to Parent or Merger Sub pursuant to this Section 8.3 or Parent fails to pay the Company any amounts due to the Company pursuant to this Section 8.3 within the time periods specified in this Section 8.3, the Company or Parent, as applicable, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent or the Company, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(g) Notwithstanding anything to the contrary in this Agreement, (i) if in the circumstances in which Parent becomes obligated to pay the Parent Termination Fee, Parent is not otherwise in breach of this Agreement such that (but for Parent’s failure to satisfy their obligations under Section 2.2) the conditions set forth in Section 7.3(a) and 7.3(b) would otherwise be satisfied (any such event, a “Non-Breach Financing Failure”), then the Company’s termination of this Agreement pursuant to Section 8.1(e)(ii) and receipt of payment of the Parent Termination Fee pursuant to Section 8.3(e) or the guarantee thereof pursuant to the Guarantees shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub, the Guarantors and any of their respective former, current or future directors, officers, employees, agents, partners, managers, members, Affiliates, stockholders, assignees or representatives of any of the foregoing (each a “Specified Person”) for any loss or damage suffered as a result of the failure of the Merger to be consummated, and upon payment of the Parent Termination Fee in accordance with Section 8.3(e), none of Parent, Merger Sub, the Guarantors or any of their respective Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, and (ii) in no event, whether or not this Agreement shall have been terminated, shall the Company be entitled to monetary damages in excess of $300,000,000 in the aggregate, inclusive of the Parent Termination Fee, if applicable, for all losses and damages arising from or in connection with breaches of this Agreement by Parent, Merger Sub or their respective Representatives and Affiliates, or arising from any other claim or cause of action under this Agreement.

Section 8.4 Procedure for Termination. A termination of this Agreement pursuant to Section 8.1 shall, in order to be effective, require in the case of each of Parent and Merger Sub, action by its board of directors or, to the extent permitted by Law, the duly authorized designee of its board of directors, and in the case of the Company, to the extent permitted by Law, action by the Special Committee if such committee still exists or its Board of Directors if the Special Committee no longer exists. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part at or after the Effective Time and then only to such extent and (ii) this Article IX.

Section 9.2 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.2 prior to 5:00 p.m. (New York time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

(a)	If to the Company:

Freescale Semiconductor, Inc.

6501 William Cannon Drive West

Austin, Texas 78735

Telecopy: (512) 895-3892

Attention: John Torres, General Counsel

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Telecopy: (650) 493-6811

Attention: Larry W. Sonsini

John A. Fore

Martin W. Korman

Michael S. Ringler

if to Parent or Merger Sub, to:

Firestone Holdings LLC

c/o Blackstone Management Partners V L.L.C.

345 Park Avenue

New York, New York 10154

Telecopy: (212) 583-5842

Attention: Paul C. Schorr IV

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Telecopy: (212) 735-2000

Attention: Peter A. Atkins

Mark C. Smith

Allison R. Schneirov

Section 9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 9.4 Entire Agreement. This Agreement, the Company Disclosure Letter, the Confidentiality Agreements and the Guarantees constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

Section 9.5 Assignment. This Agreement may not be assigned by any party or by operation of law or otherwise without the prior written consent of each of the other parties (which consent may be granted or withheld in the sole discretion of such other party), except that the Agreement may be assigned (in whole but not in part) to an Affiliate of a party hereto; provided that the party making such assignment shall not be released from its obligations hereunder. Any attempted assignment in violation of this Section 9.5 shall be void.

Section 9.6 Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors (in the case of the Company, acting through the Special Committee if such committee still exists) at any time prior to the Closing Date, whether before or after approval of the transactions contemplated by this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which under applicable Law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.7 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained for the benefit of such party contained herein; provided that for so long as the Special Committee exists, the Company may not take any such action unless previously authorized by the Special Committee. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 9.8 No Third Party Beneficiaries. Except for Section 6.7 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons), this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 9.10 Remedies.

(a) The Company agrees that to the extent it has incurred losses or damages in connection with this Agreement (i) the maximum aggregate liability of Parent and Merger Sub for such losses or damages shall be limited to $300,000,000, inclusive of the Parent Termination Fee, if applicable, (ii) the maximum liability of each Guarantor, directly or indirectly, shall be limited to the express obligation of such Guarantor under its Guarantee, and (iii) in no event shall the Company seek to recover any money damages in excess of such amount from Parent, Merger Sub, the Guarantors or their respective Representatives and Affiliates in connection therewith; provided, however, the foregoing shall not diminish the Company’s rights to specifically enforce the terms of the Equity Commitment Letters in connection with the Company’s exercise of its rights under Section 9.10(b) hereof to specifically enforce this Agreement.

(b) The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof. Accordingly, prior to the termination of this Agreement pursuant to Section 8.1, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. Notwithstanding the first sentence of this Section 9.10(b), however, the parties acknowledge that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement only to prevent breaches of or enforce compliance with those covenants of Parent or Merger Sub that require Parent or Merger Sub to (x) use its reasonable best efforts to obtain the Financing, including without limitation, the covenants set forth in Section 6.6 (Further Action; Reasonable Best Efforts) and Section 6.9 (Financing) and (y) consummate the Merger, if in the case of this clause (y), the financing provided for in the Financing Commitments (and, if Alternative Financing is being used, pursuant to the Alternative Financing) is available to be drawn down by Parent pursuant to the terms of the applicable agreements but is not so drawn down solely as a result of Parent refusing to do so in breach of this Agreement. For the avoidance of doubt, whether or not the Company is entitled to seek injunctions or specific performance pursuant to the provisions of the preceding sentence or otherwise, in no event will the Company be entitled to monetary damages in excess of $300,000,000 in the aggregate, inclusive of the Parent Termination Fee, if applicable, for losses or damages arising from or in connection with breaches of this Agreement by Parent, Merger Sub or their respective Representatives and Affiliates, or arising from any other claim or cause of action under this Agreement.

Section 9.11 Jurisdiction.

(a) In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.13 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FREESCALE SEMICONDUCTOR, INC.

By:	/S/ MICHEL MAYER
Name: Michel Mayer
Title: Chairman and Chief Executive Officer

FIRESTONE ACQUISITION CORPORATION

By:	/S/ PAUL C. SCHORR, IV
Name: Paul C. Schorr, IV
Title: President

FIRESTONE HOLDINGS LLC

By:	Blackstone Management Associates V
L.L.C., its sole member

By:	/S/ PAUL C. SCHORR, IV
Name: Paul C. Schorr, IV
Title: Member

Annex B

PERSONAL AND CONFIDENTIAL

September 15, 2006

Board of Directors

Freescale Semiconductor, Inc.

6501 William Cannon Drive West

Austin, Texas 78735

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Class A common stock and Class B common stock, each par value $0.01 per share (collectively, the “Shares”), of Freescale Semiconductor, Inc. (the “Company”), other than the Shares held by affiliates of the Company who have an understanding, arrangement or other agreements with Parent (defined below) or the Surviving Corporation (defined below) or any of their affiliates, including any Shares acquired by Parent immediately prior to the effective time of the Merger (defined below) pursuant to any equity rollover commitments or other agreements with holders of Shares, of the Merger Consideration (as defined below) to be received by such holders, in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of September 15, 2006 (the “Agreement”), by and among Firestone Holdings LLC (“Parent”), Firestone Acquisition Corporation, a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which the Company will be the surviving corporation (the “Surviving Corporation”), and each issued and outstanding Share (other than any Shares held in the treasury of the Company or otherwise owned by Parent or Merger Sub, including any Shares acquired by Parent immediately prior to the effective time of the Merger pursuant to any equity rollover commitments or other agreements with holders of Shares and any Dissenting Shares (as defined therein)) will be converted into the right to receive $40.00 in cash (the “Merger Consideration”). We further understand that each of the investors (each an “Investor” and collectively, the “Investors”) listed on Schedule A to the equity commitment letter dated as of the date of the Merger Agreement, have committed to purchase a portion of the equity of Parent immediately prior to the time Parent, Merger Sub and the Company become obligated under the Merger Agreement to effect the closing of the Merger, for an aggregate purchase price equal to the dollar commitment set forth next to the names of each of the Investors.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as lead underwriter with respect to the public offering of 121,621,622 shares of Class A common stock of the Company in July 2004 and as lead

Board of Directors

Freescale Semiconductor, Inc.

September 15, 2006

Page Two

manager with respect to triple-tranche offering of its Floating Rate Senior Notes due 2009, 6.875% Senior Notes due 2011 and 7.125% Senior Notes due 2014 (aggregate amount $1,250,000,000) at the time of the public offering in July 2004.

We have provided and are currently providing certain investment banking services to The Blackstone Group (“Blackstone”), the parent company of Parent and an Investor, and its affiliates and portfolio companies, including having acted as lead managing underwriter with respect to the public offering of 24,137,931 shares of common stock of TRW Automotive Inc., a portfolio company of Blackstone, in February 2004; as financial advisor to an affiliate of Blackstone in connection with the acquisition of Celanese AG in April 2004; as lead managing underwriter with respect to the public offering of 51,111,111 shares of common stock of Nalco Holding Company, a portfolio company of Blackstone (“Nalco”) in November 2004; as co-managing underwriter with respect to the public offering of 50,000,000 shares of Series A common stock of Celanese Corp., a portfolio of Blackstone, in January 2005; as joint lead managing underwriter with respect to the public offering of 13,684,100 shares of common stock of New Skies Satellites NV, a portfolio company of Blackstone (“New Skies”), in May 2005; as joint lead managing underwriter with respect to the public offering of 33,350,000 shares of common stock of Nalco in August 2005; and as financial advisor to New Skies in connection with its sale in December 2005.

We have provided and are currently providing certain investment banking services to The Carlyle Group (“Carlyle”), the parent company of an Investor, and its affiliates and portfolio companies, including having acted as financial advisor to Carlyle in connection with its acquisition of majority stake in Fiat Aviazione SpA in October 2003; as financial advisor to Carlyle in connection with its sale of Horizon Lines LLC, a Carlyle portfolio company, in July 2004; as joint lead manager with respect to debt offering by Fiat Avio S.p.A., a portfolio company of Carlyle, of its Floating Rate Pay-in-Kind Notes due 2015 (aggregate principal amount €350,000,000) in February 2005; and as financial advisor to Carlyle in connection with its acquisition of Com Hem in February 2006 and its acquisition of MultiPlan, Inc. in April 2006.

We have provided and are currently providing certain investment banking services to Permira Advisers LLC (“Permira”), the parent company of certain of the Investors, and its affiliates and portfolio companies, including having acted as joint lead selling agent with respect to an offering by Cognis Deutschland GmbH & Co. KG (“Cognis”), a portfolio company of Permira, of its 9.50% Senior Notes due 2014 and its Floating Rate Second Lien Notes due 2013 (aggregate principal amount €745,000,000) in May 2004; as joint lead selling agent with respect to an offering by Cognis of its Floating Rate Senior Payment-in-Kind Notes due 2015 (aggregate principal amount €530,000,000) in January 2005; as financial advisor to Permira in connection with its acquisition of Jet Aviation International, Inc. in October 2005; and as joint lead manager with respect to follow-on offering of 15,700,000 shares of Avnet, Inc., a portfolio company of Permira, in February 2006.

We have provided and are currently providing certain investment banking services to Texas Pacific Group (“TPG”), the parent company of an Investor, and its affiliates and portfolio companies, including having acted as financial advisor to Hotwire Inc., a former portfolio company of TPG, in connection with its sale to IAC/Interactive Corp. in July 2004; as lender in connection with a bank loan (aggregate principal amount $2,000,000,000) for Texas Genco Holdings Inc., a former portfolio company of TPG, in December 2004; and as underwriter in connection with a public offering of certain debt securities (aggregate principal amount $3,800,000,000) of Spirit Group Ltd., a former portfolio company of TPG, in December 2004.

We also may provide investment banking services to the Company, Parent, Blackstone, Carlyle, Permira and TPG and their affiliates and portfolio companies in the future. In connection with the above-described investment banking services, we have received, and may receive, compensation.

Board of Directors

Freescale Semiconductor, Inc.

September 15, 2006

Page Three

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Parent, Blackstone, Carlyle, Permira and TPG and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company, Parent, Blackstone, Carlyle, Permira and TPG and their respective affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Affiliates of Goldman, Sachs & Co. have co-invested with Blackstone, Carlyle, Permira and TPG and their respective affiliates from time to time and such affiliates of Goldman, Sachs & Co. have invested and may invest in the future in limited partnership units of affiliates of Blackstone, Carlyle, Permira and TPG.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the two fiscal years ended December 31, 2004 and December 31, 2005; certain interim reports to its stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain prior transactions in the semiconductor industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction. We are aware that the Company has received a proposal from another consortium to acquire the Company for a stated range of aggregate consideration equal to or higher than the Merger Consideration payable pursuant to the Agreement. Our opinion does not address the relative merits of the transaction contemplated pursuant to the Agreement as compared to that or any other alternative transaction that might be available to the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We are expressing no opinion with respect to the allocation of the Merger Consideration among the holders of the various types of Shares in the Merger. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Board of Directors

Freescale Semiconductor, Inc.

September 15, 2006

Page Four

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Shares (other than the Shares held by affiliates of the Company who have an understanding, arrangement or other agreements with Parent or the Surviving Corporation or any of their affiliates, including any Shares acquired by Parent immediately prior to the effective time of the Merger pursuant to any equity rollover commitments or other agreements with holders of Shares) pursuant to the Agreement is fair from a financial point of view to such holders of Shares, in the aggregate.

Very truly yours,

/S/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

ADMISSION TICKET Special Meeting of Stockholders Freescale Semiconductor, Inc. ADMIT ONE	ADMISSION TICKET Special Meeting of Stockholders Freescale Semiconductor, Inc. ADMIT ONE

You should present this admission ticket in order to gain admittance to the November 13, 2006 special meeting.

This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECIAL MEETING OF STOCKHOLDERS

The stockholder(s) hereby appoint(s) John Torres and Mark Mouritsen, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock that the stockholder(s) is/are entitled to vote at the special meeting to be held at 8:30 a.m., local time, on November 13, 2006, at Freescale’s executive offices located at 6501 William Cannon Drive West, Austin, Texas 78735, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT, AND FOR THE ADJOURNMENT PROPOSAL, IF NECESSARY OR APPROPRIATE.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Comments: ___________________________________________________________________________________________

______________________________________________________________________________________________________

______________________________________________________________________________________________________

(If you noted any comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735-9544

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Freescale Semiconductor, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Freescale Semiconductor, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	FRSEM1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FREESCALE SEMICONDUCTOR, INC.

	For	Against	Abstain
Vote on Proposals

1.      To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 15, 2006, by and among Freescale Semiconductor, Inc., Firestone Holdings LLC, a Delaware limited liability company, and Firestone Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Firestone Holdings LLC.

	☐	☐	☐

2.      To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

	☐	☐	☐

Mark box at right if comments have been noted on the reverse side of this card.			☐

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date